Exhibit 99.1

The Items included in this Exhibit 99.1 supersede the corresponding Items included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed by Diversey Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 18, 2010, as previously amended by Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2009 filed by the Company on April 1, 2010 (as amended, the “2009 Form 10-K”). This Exhibit 99.1 should be read in conjunction with the Company’s 2009 Form 10-K, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2010 and other documents filed by the Company with the SEC after March 18, 2010.

The information contained in this Exhibit 99.1 does not update the information in the Company’s 2009 Form 10-K to speak as of any date after March 18, 2010, the date the Company’s 2009 Form 10-K was originally filed with the SEC.

PART I

ITEM 1.	BUSINESS

General

We operate our business through our sole subsidiary, Diversey, and its subsidiaries. We are an environmentally responsible, leading global marketer and manufacturer of cleaning, hygiene, operational efficiency, appearance enhancing products, and equipment and related services for the institutional and industrial cleaning and sanitation market, which we operate under the names “Diversey,” “JohnsonDiversey” and “Johnson Wax Professional.”

Through Diversey and its subsidiaries, we sell our products in more than 175 countries through our direct sales force, wholesalers and third-party distributors. Our sales are balanced geographically, with our principal markets being Europe and North America with a strong presence in Japan and an increasing presence in the emerging markets of Asia Pacific and Latin America. For the year ended December 31, 2009, we had net sales of $3.1 billion, of which 53.7% were from Europe and 28.6% were from the Americas. For a discussion of financial results by segment and by geographical location, see Note 27 to our consolidated financial statements.

We file annual reports on Form 10–K, quarterly reports on Form 10–Q, current reports on Form 8–K and other information with the SEC pursuant to covenants contained in the indenture governing DI’s senior notes. The public can obtain copies of these materials by visiting the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, or by accessing the SEC’s website at http://www.sec.gov. In addition, as soon as reasonably practicable after these materials are filed with or furnished to the SEC, we make copies available to the public free of charge on or through our website at http://www.diversey.com. The information on our website is not incorporated into, and is not part of, this annual report on Form 10-K.

History and Recent Transactions

In anticipation of the acquisition of the DiverseyLever business, our Company was incorporated in the State of Delaware in November 2001 under the name Johnson Professional Holdings, Inc. Following the acquisition, we changed our name from Johnson Professional Holdings to “JohnsonDiversey Holdings, Inc.” Holdings owns all of the outstanding stock of Diversey, except for one share which is owned by S.C. Johnson & Son, Inc. (“SCJ”), a leading provider of innovative consumer home cleaning, maintenance and storage products founded by Samuel Curtis Johnson in 1886.

Diversey is a privately held business that was incorporated in Delaware in February 1997, under the name S.C. Johnson Commercial Markets, Inc. From February 1997 until November 1999, Diversey was a wholly-owned subsidiary of SCJ, a leading provider of innovative consumer home cleaning, maintenance and storage products founded by Samuel Curtis Johnson in 1886. In November 1999, Diversey was separated from SCJ in a tax-free spin-off. In connection with the spin-off, Commercial Markets Holdco, Inc., a Delaware corporation that is majority-owned by descendants of Samuel Curtis Johnson (“CMH”), obtained substantially all of the shares of our common stock from SCJ and, in November 2001, contributed those shares to Johnson Professional Holdings, Inc., a wholly-owned subsidiary of CMH.

In May 2002, Diversey acquired the DiverseyLever business, an institutional and industrial cleaning and sanitation business, from Conopco, Inc. (“Conopco”), a wholly-owned subsidiary of Unilever N.V. (“Unilever”). Following the acquisition, we changed our name to “JohnsonDiversey Holdings, Inc.” In connection with the acquisition, Unilever acquired a one-third interest in Holdings, and CMH retained the remaining two-thirds interest. At the closing of the acquisition, Diversey entered into a master sales agency agreement (“Prior Agency Agreement”) with Unilever whereby it was appointed Unilever’s exclusive agent to sell Unilever’s consumer branded products, a business Diversey did not acquire, to institutional and industrial customers. In October 2007, the Prior Agency Agreement with Unilever, which expired in December 2007, was replaced by the “Umbrella Agreement”, which includes: (1) a new sales agency agreement (“New Agency Agreement”) with terms similar to the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (2) a master sub-license agreement, (“License Agreement”) under which Unilever has agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. The entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017.

In June 2006, Diversey completed the sale of one of former business segments (the “Polymer Business”), to BASF Aktiengesellschaft (“BASF”).

On October 7, 2009, we and Diversey entered into a series of agreements to recapitalize our companies. The transactions contemplated by these agreements (the “Transactions”) are summarized below. Pursuant to the terms of these agreements, the Transactions consisted of the following:

•

the recapitalization of our capital stock pursuant to the Investment and Recapitalization Agreement (the “Investment Agreement”) by and among us, CDR Jaguar Investor Company, LLC (“CD&R Investor”), which is owned by a private investment fund managed by Clayton, Dubilier & Rice, LLC (“CD&R”), CMH and SNW Co., Inc. (“SNW”), which is an affiliate of SCJ, pursuant to which:

(1)	the certificate of incorporation of our Company was amended and restated at the closing of the Transactions to, among other things, reclassify the common stock of our Company such that (a) the outstanding class A common stock of Holdings was reclassified as new class A common stock, which have voting rights, and (b) the outstanding class B common stock of Holdings was reclassified as new class B common stock, which do not have voting rights except to the extent required by Delaware law;

(2)	new class A common stock of our Company representing approximately 45.9% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant (described below)) was issued to CD&R Investor and its affiliate, CD&R F&F Jaguar Investor, LLC (together, the “CD&R Investor Parties”), in exchange for approximately $477 million in cash;

(3)	pursuant to our Company’s amended and restated certificate of incorporation, the shares of outstanding class A common stock held by CMH was reclassified, without any action on the part of CMH, as new class A common stock representing approximately 49.1% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant); and

(4)	new class A common stock representing approximately 1.0% of the outstanding common stock of our Company (immediately after giving effect to the Transactions and assuming the exercise of the Warrant) was issued to SNW in exchange for approximately $9.9 million in cash;

•

the repurchase of all of the common equity ownership interests in our Company then held by Marga B.V. (“Marga”), which is an affiliate of Unilever, and its affiliates pursuant to the Redemption Agreement (the “Redemption Agreement”) by and among us, Diversey, CMH, Unilever, Marga and Conopco, in exchange for:

(1)	cash equal to $390.5 million and the settlement of certain amounts owing by Unilever and its affiliates to us and our affiliates, including Diversey,, and owing to Unilever and its affiliates by us and our affiliates, including Diversey and CMH; and

(2)	a warrant (the “Warrant”) issued by us to an affiliate of Unilever to purchase shares of our new class A common stock representing 4.0% of the outstanding common stock (immediately after giving effect to the Transactions and assuming the exercise of the Warrant);

•	the termination of the then-existing stockholders’ agreement among us, CMH and Marga and all obligations thereunder, other than confidentiality obligations;

•

the termination of the purchase agreement, dated as of November 20, 2001, as amended (the “Acquisition Agreement”), among us, Diversey and Conopco, dated as of November 20, 2001, as amended, pursuant to which Diversey acquired the DiverseyLever business, and all obligations thereunder, other than certain tax and environmental indemnification rights and obligations;

•	the entry into a new stockholders agreement (the “Stockholders Agreement”) among CMH, us, the CD&R Investor Parties and SNW;

•

the entry into a registration rights agreement (the “Holdings Registration Rights Agreement”) among CMH, us, the CD&R Investor Parties, SNW, an affiliate of Unilever and the other parties from time to time party thereto;

•

following the closing of the Transactions, the entry into new compensation arrangements with the officers and senior management team of our Company and Diversey that will provide for, among other things, the purchase or award of our new class B common stock and options to purchase new class B common stock representing in the aggregate up to approximately 12.0% of our outstanding common stock at the closing of the Transactions;

•

the amendment and restatement of certain commercial agreements between SCJ and Diversey, including a license to use certain SCJ brand names and technology and a lease with SCJ for our Waxdale manufacturing facility in Sturtevant, Wisconsin, and the amendment of certain commercial agreements between Unilever and Diversey; and

•	the refinancing of certain of our and Diversey’s then-outstanding debt obligations, including:

(1)	the repurchase or redemption by Diversey of both series of its then-outstanding 9.625% senior subordinated notes due 2012 and by Holdings of its outstanding 10.67% senior discount notes due 2013;

(2)	the repayment of all outstanding obligations under Diversey’s then-existing senior secured credit facilities;

(3)	the entry into new $1.25 billion senior secured credit facilities as fully described in Note 12 to the consolidated financial statements of the Company accompanying this annual report on Form 10-K;

(4)	the issuance and sale by Diversey of a new series of $400 million of 8.25% senior notes due 2019; and

(5)	the issuance and sale by Holdings of a new series of $250 million of 10.50% senior notes due 2020.

The closing of the Transactions occurred on November 24, 2009. On March 1, 2010, as contemplated by the Transactions, the Company changed its name from “JohnsonDiversey Holdings, Inc.” to “Diversey Holdings, Inc,” and Diversey changed its name from “JohnsonDiversey, Inc.” to “Diversey, Inc.”

At the closing of the Transactions, the equity ownership of our Company, assuming the exercise of the Warrant, was as follows: CMH, 49.1%, CD&R, 45.9%, SNW, 1%, and Unilever, 4%. Both SNW and CMH are majority-owned and controlled, either directly or indirectly, by descendants of Samuel Curtis Johnson. In connection with the Transactions, SNW granted an irrevocable proxy to CMH to vote its common stock of our Company, which, subject to certain limitations, increased CMH’s voting ownership in our Company from approximately 49.1% to approximately 50.1% and decreased SNW’s voting ownership in our Company from approximately 1.0% to 0.0%.

As of March 5, 2010, there were 99,764,706 shares of our class A common stock outstanding.

Business Overview

We are a leading global provider of commercial cleaning, sanitation and hygiene products, services and solutions for food safety and service, food and beverage plant operations, floor care, housekeeping and room care, laundry and hand care. In addition, we offer a wide range of value-added services, including food safety and application training and consulting, and auditing of hygiene and water management. We serve institutional and industrial end-users such as food service providers, lodging establishments, food and beverage processing plants, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities in more than 175 countries worldwide.

We believe that our company is differentiated by our dosing, dispensing and concentrating formulas, as well as a global footprint that reaches a diverse customer base. Working in a highly fragmented industry, we have a balance of direct selling capabilities as well as a global and regional distribution network that we believe reaches thousands of end-use customers. We have invested in research that helps us understand our markets, which we believe positions us as an innovator and strong collaborative partner while also deepening our customer relationships and driving growth.

The global sustainability movement is expected to be a long-term driver of growth in our industry, as customers seek products and expertise that reduce their environmental profile while also providing clean, hygienic facilities that reduce the risk of human and food-borne infection. Consistent with this movement, our purpose, which reflects our long-held values, is to protect lives, preserve the earth and transform our industry.

Management estimates that the global market for institutional and industrial cleaning, sanitation and hygiene products and related solutions is approximately $40 billion, of which we had an approximate 8% share based on 2009 net sales. We have geographically diversified sales and we believe that we hold the #1 or #2 market position in each of the three key geographic regions that we serve. For the year ended December 31, 2009, we had net sales of $3.1 billion and EBITDA of $312.2 million. See footnote (4) under “Item 6. Selected Financial Data” for a definition of EBITDA, as well as a reconciliation of EBITDA to the most comparable U.S. Generally Accepted Accounting Principles (“GAAP”) measure.

Our principal executive offices are located at 8310 16th Street, Sturtevant, Wisconsin 53177-0902. Our telephone number is (262) 631-4001.

Operating Segments

Our operating segments are defined according to geographic regions and were previously organized in five regions: Europe/Middle East/Africa (“Europe”), North America, Latin America, Asia Pacific and Japan. In June 2008, the Company announced plans to organize its operating structure to better position the Company to address consolidation and globalization trends among its customers and to enable the Company to more effectively deploy resources. These plans included a change in the organization of the Company’s operating segments from five to three regions. Effective January 2010, the Company completed its reorganization to the new three region model (see Note 2 to the unaudited consolidated interim financial statements as of April 2, 2010). Our new three region model is composed of the following:

Europe. Our European segment had $1.670 billion of net sales in the year ended December 31, 2009, representing approximately 53.7% of our total net sales during that period. Our European segment consists of operating units across Western Europe, Central and Eastern Europe, Africa and the Middle East. The largest operations comprising this segment are primarily in Western Europe and include the United Kingdom, Italy, France, the Netherlands, Germany, Turkey, Spain and Switzerland.

Americas. Our Americas segment had $888.5 million of net sales in the year ended December 31, 2009, representing approximately 28.6% of our total net sales during that period. Our Americas segment consists of operating units across North America, South America, Central America, and the Caribbean, with United States, Canada, and Brazil being our largest operation.

Greater Asia Pacific. Our Greater Asia Pacific segment had $542.2 million of net sales in the year ended December 31, 2009, representing approximately 17.4% of our total net sales during that period. This segment consists of operating units across North Asia, South Asia, Japan, Australia and New Zealand, with Japan, China and Australia being our largest operations in the region.

Products and Services

As the nature of our business is generally similar across our geographic regions, the following description of our business and competitive environment is intended to be representative of all our regions unless specifically stated otherwise.

We offer a wide range of products and services designed primarily for use in five application categories: food service, food and beverage processing, floor care, restroom/other housekeeping and laundry. Many of our products are consumable and require periodic replacement, which generates recurring revenue and helps provide stability in our business.

Our enduring commitment to sustainable business practices motivates us to find ways to help our customers make their own businesses more sustainable and profitable. Our extensive suite of products, services and solutions improves our customers’ operational efficiency as well as their cleaning, sanitizing and hygiene results, which we believe assists them in protecting their brands. We also help our customers achieve the increasingly prevalent goals of reducing waste and energy and water consumption, and are able to provide documented analysis of the cost and resource savings they can achieve by implementing our solutions.

Food Service. Food service products remove soil and eliminate microbiological contamination from food contact surfaces. Our food service products include chemicals for washing dishes, glassware, flatware, utensils and kitchen equipment; dish machines; pre-rinse units; dish tables and racks; food handling and storage products; and safe floor systems and tools. We also manufacture and supply kitchen cleaning products, such as general purpose cleaners, lime scale removers, bactericides/disinfectants, detergents, oven and grill cleaners, general surface degreasers, floor cleaners and food surface disinfectants. In addition, we provide well-documented methods for various cleaning and hygiene programs.

Food and Beverage Processing. We offer detergents, cleaners, sanitizers and lubricants, as well as cleaning systems, electronic dispensers and chemical injectors for the application of chemical products and improvement of operational efficiency. We also offer gel and foam products for manual open plant cleaning, acid and alkaline cleaners and membrane cleaning products. In addition, we provide consulting services in the areas of food safety, water and energy use reduction and quality management.

Floor Care. We manufacture a broad range of floor care products and systems, including finishes, buffable waxes, cleaners, degreasers, polishes, sealers and strippers for all types of flooring surfaces, including vinyl, terrazzo, granite, concrete, marble, linoleum and wood. We also provide a full range of carpet cleaners, such as extraction cleaners and shampoos; carpet powders; treatments, such as pre-sprays and deodorizers; and a full line of carpet spotters. Our range of products also includes carpet cleaning and floor care machines, as well as utensils and tools, which support the floor cleaning and maintenance process.

Restroom/Other Housekeeping. We offer a fully integrated line of products and dispensing systems for hard surface cleaning, disinfecting and sanitizing, hand washing and air deodorizing and freshening. Our restroom care and other housekeeping products include bowl and hard surface cleaners, hand soaps, sanitizers, air care products, general purpose cleaners, disinfectants and specialty cleaning products.

Laundry. We offer detergents, stain removers, fabric conditioners, softeners and bleaches in liquid, powder and concentrated forms to clean items such as bed linen, clothing and table linen. Our range of products covers requirements of fabric washing from domestic-sized machines in small hotels to continuous batch washers at on-premise laundries. We also offer customized washing programs for different levels and types of soils, a comprehensive range of dispensing equipment and a selection of process control and management information systems.

End-Users and Customers

We offer our products directly or through third-party distributors to end-users in seven sectors—food service, lodging, retail, health care, building managers/service contractors, food and beverage and other. During fiscal year 2009, no single customer represented more than 4 % of our global consolidated net sales.

Food Service. End-users include fast food and full-service restaurants as well as contract caterers.

Lodging. We serve many of the largest hotel chains in the world as well as local independent properties and regional chains.

Retail. Retail end-users include supermarkets, drug stores, discounters, hypermarkets and wholesale clubs.

Health Care. These customers include both public and private hospitals, long-term care facilities and other facilities where medical services are performed.

Building Managers/Service Contractors. These end-users include building owners/managers as well as building service contractors. Contractors clean, maintain and manage office buildings, retail stores, health care facilities, production facilities and educational institutions.

Food and Beverage. Food and beverage end-users include dairy plants, dairy farms, breweries, soft-drink and juice bottling plants and other food processors.

Other. End-users in this sector include cash and carry establishments, education and government institutions, industrial plants and laundries. Cash and carry customers are stores in which professional end-users purchase products for their own use.

We sell our products and systems in domestic and international markets through company-trained sales and service personnel, who also advise and assist customers in the proper and efficient use of products and systems in order to meet a full range of cleaning, sanitation and hygiene needs. We sell our products in more than 175 countries either directly to end-users or through a network of distributors, wholesalers and third-party intermediaries. We employ a direct sales force to market and sell our products. We contract with local third-party distributors on an exclusive and non-exclusive basis. We estimate that direct sales to end-users by our sales force typically account for more than half of our net sales.

In all customer sectors, the supply of cleaning, hygiene, operational efficiency and appearance enhancing products involves more than the physical distribution of detergents. Customers may contract for the provision of a complete hygiene system, which includes products as well as safety and application training, hygiene consulting, hygiene auditing and after-sales services. We employ specialized sales people who are trained to provide these specific services and, through our tailored cleaning solutions approach, we are able to better address the specific needs of these customers.

Raw Materials

Suppliers provide raw materials, packaging components, equipment, accessories and contract manufactured goods. The key raw materials we use in our business are caustic soda, solvents, waxes, phosphates, surfactants, polymers and resins, chelates and fragrances. Packaging components include bag-in-the-box containers, bottles, corrugated boxes, drums, pails, totes, aerosol cans, caps, triggers and valves. Equipment and accessories include dilution control, ware washing and laundry equipment, floor care machines, air care dispensers, floor care applicators, mops, microfiber, buckets, carts and other items used in the maintenance of a facility.

We believe that the vast majority of our raw materials required for the manufacture of our products and all components related to our equipment and accessories are available from multiple sources and are available in amounts sufficient to meet our manufacturing requirements. Due to by-product/co-product chemical relationships to the automotive and housing markets, several materials will continue to be difficult to source. Although we purchase some raw materials under long-term supply arrangements with third parties, these arrangements follow market forces and are in line with our overall global sourcing strategy, which seeks to balance cost of acquisition and availability of supply.

Competition

Management estimates that the global market for institutional and industrial cleaning, sanitation and hygiene products and related services had industry-wide sales of approximately $40 billion in 2009. The market is highly diversified across geographic regions, products and services, end markets and customers. We believe the industry has demonstrated stable growth trends over time due to its broad end-market diversification, the consumable and recurring nature of its products and services and base demand driven by governmental and regulatory requirements and consumer expectations for cleanliness. More recently, market growth has been driven by a number of factors, including increasing food safety regulation and heightened public awareness of health, hygiene and infection risk. Highly publicized food contamination incidents and global health threats, such as the H1N1 virus, serve to accelerate this awareness, which we expect to continue to drive demand in both developing and developed markets.

Our business has two primary types of competitors: a single global competitor and numerous smaller competitors with generally more limited geographic, end-market or product scope. Our primary global competitor is Ecolab, Inc., which is the largest supplier in the global market for institutional and industrial cleaning, sanitation and hygiene products and related services, mainly as a result of its significant presence in the U.S. health and hospitality market. Outside the United States, we have either equal or greater market share in most regions. We believe that the numerous smaller competitors in our industry account for more than 75% of the global market. We face significant competition from numerous national, regional and local companies within some or all of our product lines in each sector that we serve. Other competitors in the market include 3M, The Procter & Gamble Company and The Clorox Company, which sell into the institutional sector from their bases in consumer products, and Kimberly-Clark Corporation, which has expanded from paper accessories into personal care and washroom products.

We believe that we compete largely on the basis of our premium product offerings and application expertise, innovative product and dispensing equipment offerings, value-added solution delivery and strong customer service and support. We seek to differentiate our company from our competitors in our strategic sectors by becoming the preferred partner to our customers, and providing innovative, industry-leading products to make their facilities safer and healthier for the workers who clean them and the people who occupy them. We believe the quality, ease of use and environmental profile of our products are unique competitive strengths. In addition, we have long-standing, profitable relationships with many of our top customers. Our global reach and sales and service capabilities also give us a strong competitive advantage over smaller, regional and local players in the industry.

Foreign Operations

We conduct business operations through our subsidiaries in Europe, the Americas and Greater Asia Pacific. Approximately 83.1 % of our net sales for the year ended December 31, 2009 were generated outside the United States. Because our business has significant manufacturing operations, sales offices and research and development activities in foreign locations, fluctuations in currency exchange rates may have a significant impact on our consolidated financial statements.

In addition, our foreign operations are potentially subject to a number of unique risks and limitations, including: exchange control regulations, wage and price controls, employment regulations, regulatory approvals, foreign investment laws, import and trade restrictions and governmental instability. See “Item 1A. Risk Factors—We are subject to risks related to our operations outside of North America” and “Item 1A. Risk Factors—Fluctuations in exchange rates may materially adversely affect our business, financial condition, results of operations and cash flows.”

Intellectual Property

We strategically manage our portfolio of patents, trade secrets, copyrights, trademarks and other intellectual property. Specifically, we rely upon trade secrets to protect the formulation of many of our chemical products, as well as our manufacturing processes. We own or have licenses under patents and registered trademarks which are used in connection with our business. Some of these patents or licenses cover significant product formulations and processes used to manufacture our products. The trademarks of all major products in each business are registered. Certain intellectual property is also protected, where appropriate, by confidentiality agreements or other agreements with suppliers, employees and other third parties. In part, our success can be attributed to the existence and continued protection of these trademarks, patents, trade secrets, and licenses.

We believe that the Johnson housemark and the Diversey trademark are important to our business. Under a brand license agreement (“BLA”), we are granted a license to sell certain SCJ products, and to use the trade name “Johnson Wax Professional” and the name “Johnson” in combination with our owned trade name “Diversey” in our business. The term of the BLA ends May 2, 2017. Thereafter, the BLA can be renewed, with SCJ’s consent, for successive one-year terms. Our license to use the housemark “JohnsonDiversey” will expire on the earlier of our transition to the “Diversey” name in the relevant region or August 2, 2012, and our license to use the housemark “Johnson Wax Professional” will expire on May 2, 2010. See “Item 13. Certain Relationships and Related Transactions, and Director Independence—Relationships with SCJ—License Agreements” in this annual report on Form 10-K. We own the Diversey trademark as used in our business. Other than the Johnson and Diversey marks, we do not believe that our overall business is materially dependent on any individual trade name, trademark or patent.

In connection with the DiverseyLever acquisition in May 2002, Diversey entered into several license agreements with Unilever, under which Unilever granted Diversey a license of specified trademarks, patents, design rights, copyrights and know-how used in the DiverseyLever business that were retained by Unilever, and Diversey granted a license to Unilever to use specified intellectual property rights and patents and registered designs that were transferred to Diversey in the acquisition. The licenses granted under these agreements generally terminate with the expiration of the particular patent or design right or upon termination by the licensee in the case of copyrights or know-how, unless terminated earlier. See “Item 13. Certain Relationships and Related Transactions, and Director Independence—Relationships with Unilever—Intellectual Property Agreements” on this annual report on Form 10-K.

Research and Development

Innovative technologies and manufacturing expertise are important to our business. Through our research, we aim to develop new, more innovative and competitive products, applications, services and processes while providing technical assistance to customers helping them improve their operations. In particular, our ability to compete effectively is materially dependent on the integration of proprietary technologies with our knowledge of the applications served. We conduct most of our research and development activities at our research facilities located in Sturtevant, Wisconsin, Santa Cruz, California, Utrecht, the Netherlands, Mannheim, Germany, Muenchwilen, Switzerland and Sao Paulo, Brazil. We also have regional development and application support in our Greater Asia Pacific region, including Japan, and other locations in Europe. In addition, Diversey entered into a technology disclosure and license agreement with SCJ, under which each party may disclose to the other new technologies that it develops internally, acquires or licenses from third parties.

Substantially all of our principal products have been sourced and/or developed by our research and development and engineering personnel. Research and development expenses were $63.3 million, $67.1 million and $65.5 million, respectively, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007.

Employees

All of our employees are also employees of Diversey. As of March 5, 2010, we had approximately 10,400 employees, of which about 1,350 were located in the United States.

None of our employees in the United States is covered by a collective bargaining agreement. In Europe, a significant portion of our employees are represented by labor unions and are covered by collective bargaining agreements. Collective bargaining agreements are generally renewable on an annual basis. In several European countries, local co-determination legislation or practice requires employees of companies that are over a specified size, or that operate in more than one European country, to be represented by a works council. Works councils typically meet between two and four times a year to discuss management plans or decisions that impact employment levels or conditions within Diversey, including closures of facilities. Certain employees in Australia, Canada, Japan, Latin America, New Zealand and South Africa also belong to labor unions and are covered by collective bargaining agreements. Local employment legislation may impose significant requirements in these and other jurisdictions, including consultation requirements in connection with the closing of the Transactions.

We believe that we have a satisfactory working relationship with organized labor and employee works councils around the world, and have not had any major work stoppages since incorporation in 1997.

Environmental Regulation

Our operations are regulated under a number of federal, state, local and foreign environmental, health and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air, soil and water as well as the use, handling, storage and disposal of these materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), as well as analogous state, local and foreign laws. Compliance with these environmental laws is a major consideration for us because we use hazardous materials in some of our manufacturing processes. In addition, because we are a generator of hazardous wastes, we, along with any other person who disposes or arranges for the disposal of our wastes, may be subject to financial exposure for costs associated with an investigation and any remediation of sites at which we have disposed or arranged for the disposal of hazardous wastes if those sites become contaminated, even if we fully complied with applicable environmental laws at the time of disposal. Furthermore, process wastewater from our manufacturing operations is discharged to various types of wastewater management systems. We may incur significant costs relating to contamination that may have been, or is currently being, caused by this practice. We are also subject to numerous federal, state, local and foreign laws that regulate the manufacture, storage, distribution and labeling of many of our products, including some of our disinfecting, sanitizing and antimicrobial products. Some of these laws require us to have operating permits for our production facilities, warehouse facilities and operations, and we may not have some of these permits or some of the permits we have may not be current. In the event of a violation of these laws, we may be liable for damages and the costs of remedial actions and may also be subject to revocation, non-renewal or modification of our operating and discharge permits, and revocation of product registrations. Any revocation, non-renewal or modification may require us to cease or limit the manufacture and sale of products at one or more of our facilities and may have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, legislation or regulations restricting emissions of greenhouse gases and our need to comply with such legislation or regulations could affect our business, financial condition, results of operation or cash flows. Environmental laws may also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with any violation, which also may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Environmental regulations most significant to us are summarized below:

Toxic Substances

We are subject to various federal, state, local and foreign laws and regulations governing the production, transport and import of industrial chemicals. Notably, the Toxic Substances Control Act gives the U.S. Environmental Protection Agency (“EPA”), the authority to track, test and/or ban chemicals that may pose an environmental or human-health hazard. We are required to comply with certification, testing, labeling and transportation requirements associated with regulated chemicals. To date, compliance with these laws and regulations has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Pesticide Regulation

Some of our facilities are subject to various federal, state, local and foreign laws and regulations governing the manufacture and/or use of pesticides. We manufacture and sell certain disinfecting and sanitizing products that kill micro-organisms, such as bacteria, viruses and fungi. These products are considered “pesticides” or “antimicrobial pesticides” and, in the United States, are governed primarily by the Federal Insecticide, Fungicide and Rodenticide Act, as amended by the Food Quality Protection Act of 1996. To register these products, we must meet various efficacy, toxicity and labeling requirements and must pay initial and ongoing registration fees. In addition, some states or foreign jurisdictions may impose taxes on sales of pesticides. Although the cost of maintaining and delays associated with pesticide registration have increased in recent years, compliance with the various laws and regulations governing the manufacture and sale of pesticides has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Ingredient Regulation

Numerous federal, state, local and foreign laws and regulations relate to the sale of products containing ingredients that may impact human health and the environment. Specifically, the State of California has enacted Proposition 65, which requires us to disclose specified listed ingredient chemicals on the labels of our products. To date, compliance with these laws and regulations has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Other Environmental Regulation

Many of our facilities are subject to various federal, state, local or foreign laws and regulations governing the discharge, transportation, use, handling, storage and disposal of hazardous substances. In the United States, these statutes include the Clean Air Act, the Clean Water Act and the Resource Conservation and Recovery Act. We are also subject to the Superfund Amendments and Reauthorization Act of 1986, including the Emergency Planning and Community Right-to-Know Act, which imposes reporting requirements when toxic substances are released into the environment. In Europe, we are subject to portions of the compliance obligations under the EU European Community Directive “Registration, Evaluation, Authorization, and Restriction of Chemicals” (EU Directive No. 2006/1907). The directive imposes several requirements related to the identification and management of risks related to chemical substances manufactured or marketed in Europe. Our compliance obligations are mostly associated with the use of chemicals versus manufacture. Each year we make various capital investments and expenditures necessary to comply with applicable laws and regulations and satisfy our environmental stewardship principles. To date, these investments and expenditures have not had a material adverse effect on our business, financial condition, results of operations or cash flows.

Environmental Remediation and Proceedings

We may be jointly and severally liable under CERCLA or its state, local or foreign equivalent for the costs of environmental contamination on or from our properties and at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous wastes. Generally, CERCLA imposes joint and several liability on each potentially responsible party (“PRP”), that actually contributed hazardous waste to a site. Customarily, PRPs will work with the EPA to agree on and implement a plan for site investigation and remediation. Based on our experience with these environmental proceedings, our estimate of the contribution to be made by other PRPs with the financial ability to pay their shares, and our third party indemnification rights at certain sites (including indemnities provided by Unilever and SCJ), we believe that our share of the costs at these sites will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to the liabilities imposed by CERCLA or its state, local or foreign equivalent, we may be liable for costs of investigation and remediation of environmental contamination on or from our current or former properties or at off-site locations under numerous other federal, state, local and foreign laws. Our operations involve the handling, transportation and use of numerous hazardous substances. We are aware that there is or may be soil or groundwater contamination at some of our facilities resulting from past or current operations and practices. Based on available information and our indemnification rights, explained below, we believe that the costs to investigate and remediate known contamination at these sites will not have a material adverse effect on our business, financial condition, results of operations or cash flows. In many of the foreign jurisdictions in which we operate, however, the laws that govern our operations are still undeveloped or evolving.

Many of the environmental laws and regulations discussed above apply to properties and operations of the DiverseyLever business that we acquired from Conopco, a wholly-owned subsidiary of Unilever, in May 2002. Under the Acquisition Agreement, Unilever made certain representations and warranties to us with respect to the DiverseyLever business and agreed to indemnify us for damages in respect of breaches of its warranties and for specified types of environmental liabilities if the aggregate amounts of damages meet various dollar thresholds. Unilever will not be liable for any damages resulting from environmental matters, (1) in the case of known environmental matters or breaches, that are less than $250,000 in the aggregate, and (2) in the case of unknown environmental matters or breaches, that are less than $50,000 individually and $2 million in the aggregate. In the case of clause (1) above, we will bear the first $250,000 in damages. In the case of clause (2) above, once the $2 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will Unilever be liable for any damages arising out of or resulting from environmental claims that exceed $250.million in the aggregate.

Pursuant to the Redemption Agreement, all indemnity obligations under the Acquisition Agreement, other than environmental and tax matters, were terminated upon closing of the Transactions. The environmental and tax indemnity obligations thereunder of each of us and Unilever will continue to survive in accordance with the terms of the Acquisition Agreement for the DiverseyLever business. Thus, environmental claims made by us against Unilever prior to May 3, 2008 will continue to survive. On the other hand, Unilever has not made an environmental claim against us and our environmental indemnity obligations to Unilever under such agreement expired on May 3, 2008. Unilever has not made any tax indemnity claims against us under such agreement.

We have tendered various environmental indemnification claims to Unilever in connection with former DiverseyLever locations. Unilever has not indicated its agreement with our requests for indemnification. We may file additional requests for reimbursement in the future in connection with pending indemnification claims. However, there can be no assurance that we will be able to recover any amounts relating to these indemnification claims from Unilever.

Given the nature of our business, we believe that it is possible that, in the future, we will be subject to more stringent environmental laws or regulations that may result in new or additional restrictions imposed on our manufacturing, processing and distribution activities, which may result in possible violations, substantial fines, penalties, damages or other significant costs. The potential cost to us relating to environmental matters, including the cost of complying with the foregoing legislation and remediation of contamination, is uncertain due to such factors as the unknown magnitude and type of possible pollution and clean-up costs, the complexity and evolving nature of laws and regulations, including those outside the United States, and the timing, variable costs and effectiveness of alternative clean-up methods. We have accrued our best estimate of probable future costs relating to such known sites, but we cannot estimate at this time the costs associated with any contamination that may be discovered as a result of future investigations, and we cannot provide assurance that those costs or the costs of any required remediation will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Environmental Permits and Licensing

In the ordinary course of our business, we are continually subject to environmental inspections and monitoring by governmental enforcement authorities. In addition, our production facilities, warehouse facilities and operations require operating permits that are subject to renewal, modification and, in specified circumstances, revocation. While we believe that we are currently in material compliance with existing permit and licensing requirements, we may not be in compliance with permit or licensing requirements at some of our facilities. Based on available information and our indemnification rights, we believe that costs associated with our permit and licensing obligations will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Product Registration and Compliance

Various federal, state, local and foreign laws and regulations regulate some of our products and require us to register our products and to comply with specified requirements. In the United States, we must register our sanitizing and disinfecting products with the EPA. When we register these products, we must also submit to the EPA information regarding the chemistry, toxicology and antimicrobial efficacy for the agency’s review. Data must be consistent with the desired claims stated on the product label. In addition, each state where these products are sold requires registration and payment of a fee.

We are also subject to various federal, state, local and foreign laws and regulations that regulate products manufactured and sold by us for controlling microbial growth on humans, animals and processed foods. In the United States, these requirements are generally administered by the U.S. Food and Drug Administration, (“FDA”). The FDA regulates the manufacture and sale of food, drugs and cosmetics, which includes antibacterial soaps and products used in food preparation establishments. The FDA requires companies to register antibacterial hand care products and imposes specific criteria that the products must meet in order to be marketed for these regulated uses. Before we are able to advertise our product as an antibacterial soap or food-related product, we must generate, and maintain in our possession, information about the product that is consistent with the appropriate FDA monograph. FDA monographs dictate the necessary requirements for various product types such as antimicrobial hand soaps. In addition, the FDA regulates the labeling of these products. If the FDA determines that any of our products do not meet its standards for an antibacterial product, we will not be able to market the product as an antibacterial product. Some of our business operations are subject to similar restrictions and obligations under an order of the U.S. Federal Trade Commission which was issued in 1999 and will remain in effect until at least 2019.

Similar product registration regulations and compliance programs exist in many other countries where we operate.

To date, the cost of complying with product registration and compliance has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

ITEM 2.	PROPERTIES

We have a total of 29 manufacturing facilities in 22 countries, including Brazil, Canada, China, France, Germany, India, Italy, Japan, the Netherlands, Spain, Switzerland, Turkey, the United Kingdom and the United States. One of our principal manufacturing facilities is located at Waxdale in Sturtevant, Wisconsin, which facility we lease from SCJ. In connection with the Transactions, our lease of the Waxdale manufacturing facility was amended. As amended, the lease will expire in 2013, and we do not expect that the lease will be renewed after expiration. See “Item 13. Certain Relationships and Related Transactions, and Director Independence—Relationships with SCJ—Leases.” Our worldwide and Americas headquarters are located in Sturtevant, Wisconsin. We believe our facilities are in good condition and are adequate to meet the existing production needs of our businesses.

The following table summarizes our principal plants and other physical properties that are important to our business. Unless indicated otherwise, all owned properties listed below are subject to mortgages.

Location	Approximate Square Feet Occupied				Principal Activity	Primary Segment Used In (3)
	Owned		Leased
United States

Madera, California			90,000		Manufacturing and warehouse	Americas
Santa Cruz, California			75,000		Manufacturing and research and development	Americas
Mt. Pleasant, Wisconsin	50,000				General and administrative office	Americas
Sturtevant, Wisconsin			180,000	(2)	Manufacturing	Americas
Sturtevant, Wisconsin			550,000		Warehousing logistics	Americas
Sturtevant, Wisconsin	278,000				International headquarters, data center, and research and development	Corporate
Watertown, Wisconsin	125,000				Manufacturing	Americas
Watertown, Wisconsin			150,000		Warehousing logistics	Americas

International

Villa Bosch, Argentina	77,000				Manufacturing	Americas
Socorro, Brazil	123,000	(1)	97,000		Manufacturing	Americas
London, Ontario, Canada	193,000				Manufacturing	Americas
Guangdong, China	75,000				Manufacturing	Greater Asia Pacific
Villefranche-sur-Soane, France	181,000	(1)			Manufacturing	Europe
Kirchheimbolanden, Germany	302,000		86,000		Manufacturing	Europe
Nalagarh, India	19,000				Manufacturing	Greater Asia Pacific
Bagnolo, Italy	594,000	(1)			Manufacturing	Europe
Shizuoka-Ken, Kakegawa, Japan	115,000				Manufacturing	Greater Asia Pacific
Enschede, The Netherlands	289,000				Manufacturing	Europe
Utrecht, The Netherlands	44,000		68,000		Office and research and development	Europe
Valdemoro, Spain			45,000		Manufacturing	Europe
Munchwilen, Switzerland	112,000				Manufacturing and research and development	Europe
Gebze, Turkey			50,000		Manufacturing	Europe
Cotes Park, United Kingdom	583,000				Manufacturing and warehouse	Europe

(1)	Property not mortgaged.
(2)	Leased from SCJ.
(3)	In general, our manufacturing facilities primarily serve the segment listed in the table above. However, certain facilities manufacture products for export to other segments, which use or sell the product.

PART II

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting our consolidated operating results, financial condition and liquidity for the three-year period ended December 31, 2009. This discussion should be read in conjunction with our consolidated financial statements and notes to the consolidated financial statements included in this annual report on Form 10-K as well as the sections entitled “Forward-Looking Statements” located before Part I and “Risk Factors” located in Item 1A. of this annual report on Form 10-K.

Executive Overview

We operate our business through Diversey and its subsidiaries We are a leading global provider of commercial cleaning, sanitation and hygiene products, services and solutions for food safety and service, food and beverage plant operations, floor care, housekeeping and room care, laundry and hand care. In addition, we offer a wide range of value-added services, including food safety and application training and consulting, and auditing of hygiene and water management. We serve institutional and industrial end-users such as food service providers, lodging establishments, food and beverage processing plants, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities in more than 175 countries worldwide.

Except where noted, the management discussion and analysis below, excluding the consolidated statements of cash flows, reflects the results of continuing operations, which excludes the results of DuBois Chemicals (“DuBois”) as discussed in Note 6 to the consolidated financial statements.

In June 2008, the Company announced plans to organize its operating structure to better position the Company to address consolidation and globalization trends among its customers and to enable the Company to more effectively deploy resources. These plans included a change in the organization of the Company’s operating segments from five to three regions. Effective January 2010, the Company completed its reorganization to the new three region model, having implemented the following:

•	Three regional presidents have been appointed to lead the operations of the three segments;

•	The three regional presidents report to the Company’s Chief Executive Officer (“CEO”), who is its chief operating decision maker;

•	Financial information is prepared separately and regularly for each of the three regions; and

•	The CEO regularly reviews the results of operations, manages the allocation of resources and assesses the performance of each of these regions.

The Company’s operations were previously organized in five regions: Europe/Middle East/Africa (“Europe”), North America, Latin America, Asia Pacific and Japan. The new three region model is composed of the following:

•	The existing Europe region

•	A new Americas region combining the former North and Latin American regions; and

•	A new Greater Asia Pacific region combining the former Asia Pacific and Japan regions.

Accordingly, the following management discussion and analysis reflects restated segment information in conformity with the new three region model.

In the fiscal year ended December 31, 2009, net sales decreased by $205.0 million compared to the prior year. As indicated in the following table, after excluding the impact of foreign currency exchange rates, acquisitions and divestitures, sales agency fee income (“SAF”), and sales from our Master Sub-License Agreement (the “License Agreement”), our net sales decreased by 0.2% for the fiscal year ended December 31, 2009, compared to the prior year. Beginning in fiscal year 2008, the License Agreement replaced the Prior Agency Agreement in most countries.

	Fiscal Year Ended
(dollars in millions)	December 31, 2009	December 31, 2008
Net sales	$3,110.9	$3,315.9

Variance due to:
Foreign currency exchange	—	(164.1)
Acquisitions and divestitures	—	(9.9)
Sales agency fee income	(27.2)	(35.0)
License Agreement revenue	(133.4)	(151.3)

	(160.6)	(360.3)

	$2,950.3	$2,955.6

The fiscal year 2009 global economic environment was challenging to many companies and had a significant impact on our operations. In addition, there were two fewer selling days in fiscal 2009 compared to fiscal 2008. The table above shows that our organic sales in 2009 compared to the prior year decreased by 0.2%. The marginal decrease in sales was due to generally lower volume than last year. We believe the contraction in sales is generally consistent with the global economic slowdown. The decrease in sales would have been higher had we not been able to effectively implement the pricing initiatives that we started in the last quarter of 2008. Our delivery of value to our customers allowed us to effectively execute this strategy. We also aggressively pursued new customers and introduced innovation as part of our product delivery. As a result of these initiatives, we were able to achieve modest sales increases in some segments of our business, and mitigate the effects of the economic recession. We believe that our disciplined and effective approach to implementing price increases across all segments of our business was the primary factor to our maintaining sales levels in 2009.

As indicated in the following table, our gross profit percentage improved significantly for the year ended December 31, 2009 compared to the year ended December 31, 2008. Excluding the impact of SAF, our gross profit percentage improved 140 basis points for the year ended December 31, 2009 compared to the year ended December 31, 2008.

Margin on Net Sales as Reported Fiscal Year Ended		Margin on Net Sales Adjusted for SAF Fiscal Year Ended
December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
41.2%	40.0%	40.7%	39.3%

The 140 basis point improvement was largely the result of increased prices and a favorable reduction in certain raw material costs, including phosphorous materials, caustic soda, and chelates. Additional cost reductions were achieved through various cost savings initiatives attained through our global sourcing activities, as we resolved to control the effects of rising raw material prices. In conjunction with these initiatives, we further improved gross margins by rationalizing the number of product offerings and eliminating low margin products. In addition, we implemented internal processes to more effectively monitor customer profitability.

The economic recession has adversely affected a number of end-users of our products and services, such as hotels, restaurants, food and beverage processors and others that are sensitive to business travel and leisure. These end-users reduced their purchase volume of cleaning, hygiene, operational efficiency and appearance enhancing products in 2009. However, we did not experience a material loss in customers. As a consequence of the economic pressures, we may have difficulty maintaining some of the price increases we implemented. A further deterioration in economic conditions could exacerbate the disruptions in the credit markets, and our customers may face difficulties gaining timely access to sufficient credit, which could impair their ability to make timely payments to us.

We implemented materials sourcing savings programs and continued cost containment measures during 2009. Although we believe we have instituted appropriate strategies to attain profitability and achieve growth, we cannot fully mitigate the effects of the global recession on our operations. While we attempt to continuously manage our costs, including our personnel costs, in relation to our sales volumes, our efforts may not be successful and the timing of these efforts and associated costs may adversely affect our results. We will continue to monitor economic conditions closely and pursue cost saving opportunities as well as growth opportunities through strategic investments and innovations.

We recapitalized our Company through the debt and equity investment transactions that closed on November 24, 2009. The terms of our new debt provide us with more liquidity and position us well for growth and stability. In the current economic climate, we will continue to prioritize our receivable collections and working capital management initiatives.

As of December 31, 2009, we were in compliance with the financial covenants under the credit agreement for our new senior secured credit facilities. The global economy has been greatly affected by the ongoing credit crisis and recessionary environment with many lenders and institutional investors ceasing to provide or limiting credit to even the most credit-worthy borrowers. We believe that we are positioned to deal with the continuing economic downturn; however, we are not able to predict how severe the downturn may become, how long it will last and how it will affect our business or our customers’ businesses going forward.

In November 2005, in response to structural changes in raw material markets that gave rise to significant increases in our input costs, we announced the November 2005 Plan to implement an operational restructuring of our company. We believe that our restructuring program positioned us to confront these challenges more effectively.

During fiscal year 2009, we made significant progress with the operational restructuring of our company in accordance with the November 2005 Plan. In particular, key activities during the year included the following:

•	continued plans to transition to new organizational models in our regions;

•	finalized the transition of certain general ledger accounting functions in Western Europe to a third-party provider;

•	completed the implementation of a global human resource information system in over 60 countries;

•	continued the redesign of the Japanese sales and marketing functions, supported by Enterprise Resources Planning system upgrades; and

•	continued progress on various supply chain optimization projects to improve capacity utilization and efficiency.

In connection with the aforementioned and other activities under the November 2005 Plan, we recorded restructuring charges which consisted primarily of severance costs, of approximately $32.9 million and $57.3 million for fiscal years 2009 and 2008, respectively. In addition, we recorded period costs of $32.8 million and $42.8 million related to the November 2005 Plan for fiscal years 2009 and 2008, respectively. For the fiscal year ended December 31, 2009, the period costs mainly related to projects at the corporate center as well as the Greater Asia Pacific and Americas regions. These period costs consisted of the following:

•	$19.6 million for personnel-related costs of employees and consultative resources connected to restructuring initiatives;

•	$7.1 million related to value chain and cost savings projects; and

•	$6.1 million related to facilities, asset impairment charges and various other costs.

We expect to complete our November 2005 restructuring program during the first half of 2010, with the associated reserves expected to be substantially paid out by the end of the 2010 fiscal year, mostly through our restricted cash balance. The primary restructuring focus for the 2010 fiscal year will be organizing various functions for efficiency and growth. We believe that this reorganization will better position us to address consolidation and globalization trends among our customers while enabling us to more effectively deploy resources to the most compelling market and customer growth opportunities. We also believe this reorganization will boost our efforts to more rapidly deploy innovation globally.

Critical Accounting Policies

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates under different assumptions or conditions. The following are the accounting policies that we believe are most critical to our financial condition and results of operations and that involve management’s judgment and/or evaluation of inherent uncertain factors:

Revenue Recognition. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or ownership has transferred to the customer, the sales price is fixed or determinable, and collection is probable. We record an estimated reduction to revenue for customer discount programs and incentive offerings, including allowances and other volume-based incentives. If market conditions were to decline, we may take actions to increase customer incentive offerings, possibly resulting in a reduction of gross profit margins in the period during which the incentive is offered. Revenues are reflected in the consolidated statement of operations net of taxes collected from customers and remitted to governmental authorities.

In arriving at net sales, we estimate the amounts of sales deductions likely to be earned by customers in conjunction with incentive programs such as volume rebates and other discounts. Such estimates are based on written agreements and historical trends and are reviewed periodically for possible revision based on changes in facts and circumstances.

Estimating Reserves and Allowances. We estimate inventory reserves based on periodic reviews of our inventory balances to identify slow-moving or obsolete items and to value inventories at the lower of cost or net realizable value. This determination is based on a number of factors, including new product introductions, changes in customer demand patterns, product life cycle, and historic usage trends.

We estimate the allowance for doubtful accounts by analyzing accounts receivable balances by age, applying historical trend rates, analyzing market conditions and specifically reserving for identified customer balances, based on known facts, which are deemed probable as uncollectible. For larger accounts greater than 90 days past due, an allowance for doubtful accounts is recorded based on the customer’s ability and likelihood to pay and based on management’s review of the facts and circumstances. For other customers, we recognize an allowance based on the length of time the receivable is past due and on historical experience. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” for further discussion on credit risk as it relates to the current global economic slowdown.

We accrue for losses associated with litigation and environmental claims based on management's best estimate of future costs when such losses are probable and reasonably able to be estimated. We record those costs based on what management believes is the most probable amount of the liability within the ranges or, where no amount within the range is a better estimate of the potential liability, at the minimum amount within the range. The accruals are adjusted as further information becomes available or circumstances change.

Pension and Post-Retirement Benefits. We sponsor separately funded pension and post-retirement plans in various countries, including the United States. Several statistical and judgmental factors, which attempt to anticipate future events, are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets, rate of future compensation increases and healthcare cost trends, as determined by us and our actuaries. In addition, our actuarial consultants also use subjective factors, such as withdrawal and mortality rates, to estimate these factors. We use actuarial assumptions that may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, longer or shorter life spans of participants and changes in actual costs of healthcare. Actual results may significantly affect the amount of pension and other post-retirement benefit expenses recorded by us.

Goodwill and Non-Amortizing Intangibles. Goodwill and non-amortizing intangible assets are reviewed for impairment on an annual basis and between annual tests when significant events or changes in business circumstances indicate that their carrying values may not be recoverable. Goodwill is evaluated for impairment at the reporting unit level. We use a two-step process to test goodwill for impairment. First, the reporting unit’s fair value is compared to its carrying value. Fair value is estimated using a combination of a discounted cash flow approach and a market approach. If a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the second step of the impairment test would be performed. The second step of the goodwill impairment test is to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge would be recorded for the difference if the carrying value exceeds the implied fair value of the goodwill. We test the carrying value of other intangible assets with indefinite lives by comparing the fair value of the intangible assets to the carrying value. Fair value is estimated using a relief of royalty approach, a discounted cash flow methodology.

We conduct our annual impairment reviews at the beginning of the fourth quarter with the assistance of a third-party valuation firm. We typically complete this analysis as of the first day of our fiscal fourth quarter. Goodwill balances are typically recorded at the reporting unit level; however, where applicable, balances may be allocated to reporting units in proportion to the goodwill balances recorded at the reporting unit level. We performed our impairment reviews for fiscal years 2009, 2008 and 2007, and found no impairment of goodwill and recorded impairment charges of $0 million, $0 million and $0.2 million, respectively, for non-amortizing intangibles, which are included in selling, general and administrative expenses in the consolidated statements of operations. None of the charges related to restructuring activities. Moreover, management currently expects to evaluate goodwill impairment indicators on a regular basis and will conduct interim impairment reviews in the event circumstances indicate such a review is appropriate. As a key and quantifiable value driver, we have chosen interim EBITDA as its primary benchmark measure for interim impairment reviews. We track consolidated actual performance against this benchmark to assess whether or not a step-one evaluation may be necessary. There can be no assurance that future goodwill and non-amortizing intangible asset impairment tests will not result in a charge to earnings.

Long-Lived Assets and Amortizing Intangibles. We periodically conduct impairment reviews on long-lived assets, including amortizable intangible assets, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. We also periodically reassess the estimated remaining useful lives of our amortizing intangible assets and our other long-lived assets. Changes to estimated useful lives would affect the amount of depreciation and amortization expense recorded in our consolidated financial statements.

We recorded impairment charges on certain long-lived assets of $1.2 million, $6.3 million and $12.8 million during fiscal years 2009, 2008 and 2007, respectively, in connection with the November 2005 Plan.

New Accounting Pronouncements

For information with respect to new accounting pronouncements and the impact of these pronouncements on our consolidated financial statements, see Note 2 to the consolidated financial statements in Item 8 of this annual report on Form 10-K.

Fiscal Year Ended December 31, 2009, Compared to Fiscal Year Ended December 31, 2008

Net Sales:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Net product and service sales	$3,083.7	$3,280.9	$(197.2)	-6.0%
Sales agency fee income	27.2	35.0	(7.8)	-22.4%

	$3,110.9	$3,315.9	$(205.0)	-6.2%

•

The comparability of net sales reported in the two periods is significantly affected by the impact of foreign exchange rate movements. In addition, there were two fewer selling days in fiscal 2009 compared to fiscal 2008. As measured against prior year’s results, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $159.8 million reduction in net product and service sales in 2009.

•

Excluding the negative impact of foreign currency exchange rates, acquisitions, SAF income, and License Agreement revenue, net sales decreased by 0.2% year-over-year. This is primarily due to the current global recession, reflecting a general softness in demand for our products and services. The potentially adverse effects of the recession were mitigated in large part by the successful pricing strategies that were initiated in the last quarter of 2008. Although we experienced a general decline in sales volume, our Europe and Americas regions reported sales growth. The following is a review of the sales performance for each of our segments:

–	In Europe, net sales increased by 0.1% in 2009 compared to the prior year. This increase was achieved despite the economic recession, primarily from successfully implementing price increases and customer acquisitions across the region. Sales volume also increased in certain emerging markets, such as in Central and Eastern Europe, but was offset by volume declines in Western Europe, particularly in floor care equipment and cleaning tools and engineering sales, a result of customers deferring their capital investments. We expect that the weakened economic environment and related tightening of credit markets will continue to challenge sales growth; however, we plan to accelerate innovation in product and service solutions and continue to target new customers and markets to offset this downward pressure.

–	In the Americas, net sales increased by 0.5% in 2009 compared to the prior year. Growth came from emerging markets in the region, primarily through the implementation of price increases, offset by volume decreases in the lodging and retail sectors. The effects of the recession resulted in sales volume shortfalls from existing customers, but were offset by strong growth from new customers. In the United States and Canada, sales volume decreased due to reduced demand in the institutional distribution network and to our decision to exit certain underperforming food and beverage sector accounts. We plan to stabilize and increase our market position by enhancing our value propositions and delivering innovative solutions to our customers. A more open distribution strategy is expected to generate growth opportunities in the health care, building managers/service contractors and retail sectors. We expect continued regional growth in all of our business sectors, through select price increases, customer acquisitions and delivery of improved product and service solutions.

–	In Greater Asia Pacific, net sales decreased by 5.7% in 2009 compared to the prior year. This is primarily due to the economic recession and choices we made to discontinue low margin businesses and underperforming accounts in both direct and indirect channels in Japan, one of our major markets in this segment. Lower traffic in the lodging sector also caused a decrease in volume. We experienced continuing volume improvements in developing markets such as India, and stable growth in Australia. Aside from the negative conditions in the Japanese economy which will continue to put pressure on our plans to stabilize and grow our market position, we expect favorable growth in our business, particularly in the lodging sector, as we continue to drive market share in the region by capitalizing on key account acquisitions, and expected improvements in lodging occupancy rates in 2010.

•

Sales agency fee and License Agreement. In connection with the DiverseyLever acquisition in 2002, we entered into the Prior Agency Agreement with Unilever, whereby we act as an exclusive sales agent in the sale of Unilever’s consumer branded products to various institutional and industrial end-users. At the time of the DiverseyLever acquisition, we assigned an intangible value to the Prior Agency Agreement of $13.0 million.

An agency fee was paid by Unilever to us in exchange for our sales agency services. An additional fee was payable by Unilever to us in the event that conditions for full or partial termination of the Prior Agency Agreement were met. We elected, and Unilever agreed, to partially terminate the Prior Agency Agreement in several territories resulting in payment by Unilever to us of additional fees. In association with the partial terminations, we recognized sales agency fee income of $0.6 million and $0.7 million during the years ended December 31, 2009 and December 31, 2008, respectively.

In October 2007, we and Unilever entered into the Umbrella Agreement to replace the Prior Agency Agreement, which includes (i) the New Agency Agreement, with terms similar to those of the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (ii) the License Agreement, under which Unilever has agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer branded cleaning products. Many of the entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017.

The amounts of sales agency fees and License Agreement revenues earned under these agreements are reported in the preceding tables.

Gross Profit:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage

Gross Profit	$1,281.9	$1,325.8	$(43.9)	-3.3%

Gross profit as a percentage of net sales:	41.2%	40.0%

Gross profit as a percentage of net sales adjusted for sales agency fee income:	40.7%	39.3%

•

The comparability of gross profit between the two periods is significantly affected by the impact of foreign exchange rate movements. As measured against the same period in the prior year, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $69.1 million reduction in gross profit in 2009.

•

Our gross profit percentage (based on net sales as reported) improved by 120 basis points in 2009 compared to the prior year. Excluding the impact of SAF income, our gross profit percentage improved 140 basis points in 2009 compared to the prior year.

•

The 140 basis point improvement is largely the result of increased prices and a favorable reduction in certain raw material costs, including phosphorous materials, caustic soda and chelates. These cost reductions were achieved mainly through various cost savings initiatives that we aggressively built in to our global sourcing activities, as we resolved to control the effects of rising raw material prices which we experienced in the first quarter of 2009. In conjunction with these initiatives, we further improved gross margins by rationalizing the number of product offerings and eliminating low margin products. In addition, we implemented internal processes to more effectively monitor customer profitability.

Operating Expenses:

	Fiscal Year Ended				Change
(dollars in millions)	December 31, 2009		December 31, 2008		Amount	Percentage
Selling, general and administrative expenses	$988.1		$1,068.9		$(80.8)	-7.6%
Research and development expenses	63.3		67.1		(3.8)	-5.6%
Restructuring expenses	32.9		57.3		(24.4)	-42.5%

	$1,084.3		$1,193.3		$(109.0)	-9.1%

As a percentage of net sales:
Selling, general and administrative expenses	31.8%		32.2%
Research and development expenses	2.0%		2.0%
Restructuring expenses	1.1%		1.7%

	34.9%		35.9%

As a percentage of net sales adjusted for SAF:
Selling, general and administrative expenses	32.0	% *	32.6	% *
Research and development expenses	2.1%		2.0%
Restructuring expenses	1.1%		1.7%

	35.2%		36.3%

* The percentages for 2008 and 2007 are 31.0% and 31.3%, respectively, when period costs associated with the November 2005 Plan are excluded from selling, general and administrative expenses.

The comparability of operating expenses between the two years is significantly affected by the impact of foreign exchange rate movements. As measured against the same period in the prior year, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $47.6 million reduction in operating expenses.

•

Selling, general and administrative expenses. Excluding period costs associated with the November 2005 Plan, selling, general and administrative expenses as a percentage of net sales adjusted for SAF were 31.0% for the year ended December 31, 2009 compared to 31.3% for the prior year. Excluding the impact of foreign currency, selling, general and administrative costs declined $33.8 million in 2009 compared to the prior year. This favorable decline is mainly due to cost savings under our November 2005 Plan and our aggressive expense control management in response to the current economic conditions. We achieved these savings while maintaining and improving our customer-facing capabilities.

•

Research and development expenses. Excluding the impact of foreign currency, research and development expenses decreased by $1.5 million during the year ended December 31, 2009 compared to the prior year. This cost reduction is largely due to globalization of the function and investments in technology, which have improved our efficiency.

•

Restructuring expenses. Excluding the impact of foreign currency, restructuring expenses decreased $26.1 million during the year ended December 31, 2009 compared to the prior year. This was mainly due to decreased employee severance and other expenses related to the November 2005 Plan, consisting primarily of involuntary termination costs associated with our European business segment.

Restructuring and Integration:

A summary of all costs associated with the November 2005 Plan during 2009 and 2008, and since its inception in November 2005, is outlined below:

(dollars in millions)	Fiscal Year Ended December 31, 2009	Fiscal Year Ended December 31, 2008	Total Project to Date December 31, 2009
Reserve balance at beginning of period	$60.1	$46.2	$—
Restructuring (net) costs charged to income	32.9	57.3	236.7
Liability adjustments	—	—	0.3	(1)
Payments of accrued costs	(44.6)	(43.4)	(188.6)

Reserve balance at end of period	$48.4	$60.1	$48.4

Period costs classified as selling, general and administrative expenses	$31.0	$42.2	$302.3
Period costs classified as cost of sales	1.8	0.6	6.2
Capital expenditures	23.8	20.8	85.6
(1) $0.4 million of this amount was reclassified from other liabilities and $0.1 million was recorded as a reduction of restructuring expense, resulting in a net liability adjustment of $0.3 million.

•

November 2005 Plan Restructuring Costs. During the years ended December 31, 2009 and December 31, 2008, we recorded $32.9 million and $57.3 million, respectively, of restructuring costs related to our November 2005 Plan. Costs for fiscal year 2009 consisted primarily of severance costs associated with our European and Americas business segments and the costs for fiscal year 2008 consisted primarily of severance costs associated with our European and Greater Asia Pacific business segments.

•

November 2005 Plan Period Costs. Period costs of $31.0 and $42.2 million for 2009 and 2008, respectively, included in selling, general and administrative expenses and $1.8 million and $0.6 million for 2009 and 2008, respectively, included in cost of sales pertained to: (a) $19.6 million in 2009 ($20.5 million in 2008) for personnel related costs of employees and consultative resources associated with restructuring initiatives, (b) $7.1 million in 2009 ($3.2 million in 2008) for value chain and cost savings projects, and (c) $6.1 million in 2009 ($19.1 million in 2008) related to facilities, asset impairment charges and various other costs. The overall decrease in these expenses over the prior year was mainly due to a reduction in restructuring activities within our European and Americas business segments as well as the Corporate Center.

•

Tax Valuation Allowances. Based on the continued tax losses in various jurisdictions, we continued to conclude that it was not more likely than not that certain deferred tax assets would be fully realized. Accordingly, we recorded a charge for an additional U.S. valuation allowance of $20.8 million and $22.7 million for continuing operations for the years ended December 31, 2009 and December 31, 2008, respectively, and we recorded a charge for additional valuation allowance for foreign subsidiaries of $8.8 million and $11.6 million for continuing operations for the years ended December 31, 2009 and December 31, 2008, respectively. We do not believe the valuation allowances recorded in fiscal years 2009 and 2008 are indicative of future cash tax expenditures.

Non-Operating Results:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Interest expense	$142.5	$153.2	$(10.7)	-7.0%
Interest income	(4.6)	(7.7)	3.1	-40.7%

Net interest expense	$137.9	$145.5	$(7.6)	-5.2%

Notes redemption and other costs	48.8	—	48.8	NM

Other expense (income), net	(4.7)	5.7	(10.4)	-182.9%

•

Net interest expense decreased during the year ended December 31, 2009 compared to the same period in the prior year primarily due to lower interest rates on borrowings, offset by decreased interest income on lower average cash balances and a lower yield on investments.

•

Notes redemption and other costs pertain to certain costs that were incurred pursuant to the Transactions and are explained in Note 12 to the consolidated financial statements. They include the write-off of $24.9 million of unamortized discount on the redeemed Diversey senior subordinated notes and Holdings senior discount notes, $20.3 million for the early redemption premium on such previously outstanding debt and $3.2 million for the termination of interest rate swaps related to our terminated Term Loan B.

•	Other expense (income) improved due to gains on foreign currency positions.

Income Taxes:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Income (loss) from continuing operations, before income taxes	$15.5	$(18.6)	$34.1	-183.3%
Provision for income taxes	62.2	51.3	10.9	21.2%

Effective income tax rate	400.7%	-275.2%

•

We reported an effective income tax rate of 400.7% on the pre-tax income from continuing operations for the fiscal year ended December 31, 2009, and an effective income tax rate of -275.2% on the pre-tax loss from continuing operations for the fiscal year ended December 31, 2008. The high effective income tax rates are primarily the result of increased valuation allowances against deferred tax assets for U.S. and international tax loss and credit carryforwards, increased valuation allowances against other net deferred tax assets, and increases in tax contingency reserves.

Discontinued Operations:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Income (loss) from discontinued operations	$(2.3)	$21.7	$(24.0)	-110.5%
(Benefit) provision for income taxes	(0.3)	11.3	(11.6)	-102.7%

Income (loss) from discontinued operations, net of taxes	$(2.0)	$10.4	$(12.4)	-118.9%

The loss from discontinued operations during the year ended December 31, 2009 includes $0.7 million related to after-tax income associated with the DuBois divestiture ($10.3 million after-tax income in 2008), and $1.3 million after-tax loss related to the Polymer divestiture ($0.1 million after-tax income in 2008).

Net Income:

Our net loss decreased by $10.9 million to $48.6 million for the year ended December 31, 2009 compared to the prior year. Excluding the negative impact of foreign currency exchange of $10.7 million, our net loss decreased by $21.6 million. This increase was primarily due to an increase of $25.2 million in gross profit, a decrease of $61.2 million in operating expenses, a favorable decrease in net interest expense and increase in other income, offset by the notes redemption and other costs of $48.8 million related to the Transactions and a decrease in income from discontinued operations. As previously discussed, the increase in gross profit is due to increased prices and a favorable reduction in certain raw material costs. The reduction in operating expenses is primarily due to savings from our November 2005 Plan.

EBITDA:

EBITDA is a non-U.S. GAAP financial measure, and you should not consider EBITDA as an alternative to U.S. GAAP financial measures such as (a) operating profit or net income (loss) as a measure of our operating performance or (b) cash flows provided by operating, investing and financing activities (as determined in accordance with U.S. GAAP) as a measure of our ability to meet cash needs.

We believe that, in addition to operating profit, net income (loss) and cash flows from operating activities, EBITDA is a useful financial measurement for assessing liquidity as it provides management, investors, lenders and financial analysts with an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. In addition, various covenants under our senior secured credit facilities are based on EBITDA, as adjusted pursuant to the provisions of those facilities.

In evaluating EBITDA, management considers, among other things, the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on outstanding debt for the period and how EBITDA compares to capital expenditures for the period. Management believes many investors, lenders and financial analysts evaluate EBITDA for similar purposes. To evaluate EBITDA, the components of EBITDA, such as net sales and operating expenses and the variability of such components over time, should also be considered.

Accordingly, we believe that the inclusion of EBITDA in this annual report on Form 10-K permits a more comprehensive analysis of our liquidity relative to other companies and our ability to service debt requirements. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this annual report on Form 10-K may not be comparable to similarly titled measures of other companies.

EBITDA should not be construed as a substitute for, and should be considered together with, net cash flows provided by operating activities as determined in accordance with U.S. GAAP.

EBITDA for fiscal year 2009 was $312.2 million. EBITDA for 2008, when stated on comparable 2009 foreign exchange rates, would have been $254.4 million. Net of a negative foreign currency impact of $21.4.million, EBITDA increased by $57.8 million. This was primarily due to increased gross profit arising from favorable increased prices and a favorable reduction in certain raw material costs, and decreases in our operating expenses, all as explained in the preceding paragraphs.

Credit Agreement EBITDA:

We also present the Diversey Credit Agreement EBITDA because it is a financial measure which is used in the credit agreement for our new senior secured credit facilities. Credit Agreement EBITDA is not a recognized measure under GAAP and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with GAAP, such as net income, operating income or operating cash flow. Credit Agreement EBITDA differs from the term EBITDA as it is commonly used. Credit Agreement EBITDA is calculated in accordance with the credit agreement for our new senior secured credit facilities and is set forth below under “Liquidity and Capital Resources – Financial Covenants under our New Senior Secured Credit Facility.”

Fiscal Year Ended December 31, 2008, Compared to Fiscal Year Ended December 28, 2007

Net Sales:

	Fiscal Year Ended		Change
(dollars in millions)	December 30, 2008	December 28, 2007	Amount	Percentage
Net product and service sales	$3,280.9	$2,949.8	$331.1	11.2%
Sales agency fee income	35.0	91.9	(56.9)	-61.9%

	$3,315.9	$3,041.7	$274.2	9.0%

•

Net product and service sales. As measured against prior year’s results, the weakening of the U.S. dollar against the euro and certain other foreign currencies contributed $130.2 million to the increase in net product and service sales. In addition, there were three more selling days in fiscal 2008 compared to fiscal 2007.

•

Excluding the impact of foreign currency exchange rates, acquisitions and divestitures, sales agency fee income, and sales under the License Agreement, our net product and service sales increased 3.5% compared to the same period in the prior year. All regions contributed to the increase, primarily due to price increases taking hold in all global geographic areas and business sectors and the expansion of developing markets in Latin America, Asia Pacific and Central and Eastern Europe, which contributed to increased sales volumes. The following is a review of the sales performance for each of our regions, which also excludes the impact of foreign currency exchange rates, acquisitions and divestitures, sales agency fee income, and sales under the License Agreement:

–	In Europe, net sales increased by 4.3% compared to the prior year. This increase was primarily driven by increased pricing, the expansion of certain markets in Western Europe as well as developing markets in Central and Eastern Europe and success with certain top customer accounts.

–	In the Americas, net sales increased 3.5% compared to the prior year with growth coming from most countries in the region. The increase was primarily due to price increases taking hold in many sectors, as well as volume growth driven by success with our indirect channel partners in certain countries, growth in the food and beverage sector and an expanding retail sector. This growth was partially offset by volume declines in some sectors due to customer consolidation and distributor inventory reduction in the United States and Canada.

–	In Greater Asia Pacific, net sales increased 1.2% compared to the prior year with growth coming from most countries in the region, except for Japan. The increase was primarily due to volume growth from key customers and certain key developing markets, primarily in the food and beverage and lodging sectors. Price increases also contributed to the increase in sales. These increases offset the sales decline in Japan which was primarily caused by choices made to exit certain non-core and/or underperforming accounts in both direct and indirect channels

•

Sales Agency Fee and License Agreement. In October 2007, we reached agreement with Unilever on a new Umbrella Agreement, to replace the Prior Agency Agreement, which includes; (i) a New Agency Agreement with terms similar to the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (ii) the License Agreement under which Unilever has agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. The entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and unless otherwise terminated or extended, will expire on December 31, 2017.

Sales under the License Agreement are recorded in the net product and service sales. We recorded net product and service sales of $151.3 million under the License Agreement during fiscal year 2008.

With respect to the sales agency arrangements, we recorded total sales agency fee income of $35.0 million, consisting of $30.1 million under the New Agency Agreement, $4.2 million under transitional arrangements, and $0.7 million of termination fees. Except for the countries mentioned above, substantially all sales under the previous agreement for other countries converted to the License Agreement in January 2008.

Gross Profit:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2008	December 28, 2007	Amount	Percentage
Gross Profit	$1,325.8	$1,277.5	$48.3	3.8%

Gross profit as a percentage of net sales:	40.0%	42.0%

Gross profit as a percentage of net sales adjusted for sales agency fee income:	39.3%	40.2%

•	As measured against prior year’s results, the weakening of the U.S. dollar against the euro and certain other foreign currencies increased gross profit by $57.3 million in 2008.

•

Our gross profit percentage, excluding the impact of sales agency fee income, declined 90 basis points in 2008 compared to 2007 as pricing actions taken during in the latter half of 2008 did not keep pace with unprecedented cost increases in key raw materials costs. Based on net sales as reported, our gross profit percentage declined by 200 basis points in 2008 compared to 2007. Volatile raw material costs are expected to continue to present significant challenges in 2009. In response, we continue to implement increases to recover increased costs, to the fullest extent possible, and pursue cost reduction initiatives.

Operating Expenses:

	Fiscal Year Ended				Change
(dollars in millions)	December 31, 2008		December 28, 2007		Amount	Percentage
Selling, general and administrative expenses	$1,068.9		$1,117.7		$(48.8)	-4.4%
Research and development expenses	67.1		65.5		1.6	2.3%
Restructuring expenses	57.3		27.2		30.1	110.9%

	$1,193.3		$1,210.4		$(17.1)	-1.4%

As a percentage of net sales:
Selling, general and administrative expenses	32.2	% *	36.7	% *
Research and development expenses	2.0%		2.2%
Restructuring expenses	1.7%		0.9%

	35.9%		39.8%

As a percentage of net sales adjusted for SAF:
Selling, general and administrative expenses	32.6	% *	37.9	% *
Research and development expenses	2.0%		2.2%
Restructuring expenses	1.7%		0.9%

	36.3%		41.0%

* The percentages for 2008 and 2007 are 31.3% and 34.8%, respectively, when period costs associated with the November 2005 Plan are excluded from selling, general and administrative expenses.

•

Operating expenses. As measured against prior year’s results, the weakening of the U.S. dollar against the euro and certain other foreign currencies increased operating expenses by $37.0 million in 2008.

•

Selling, general and administrative expenses. Excluding period costs associated with the November 2005 Plan, selling, general and administrative expenses as a percentage of net product and service sales (excludes sales agency fee income) were 31.3% in 2008 compared to 34.8% for the prior year. Excluding the impact of foreign currency and costs associated with the November 2005 Plan, selling, general and administrative costs declined $36.4 million in 2008 compared to the prior year. This was achieved primarily through savings from our November 2005 Plan and controlled spending in most of our regions.

•

Research and development expenses. Excluding the impact of foreign currency exchange rates, research and development expenses decreased $0.3 million in 2008 compared to the prior year primarily due to spending control initiatives.

•

Restructuring expenses. Excluding the impact of foreign currency exchange rates, restructuring expenses increased $31.3 million in 2008 compared to the prior year. This was primarily due to increased employee severance in European and Greater Asia Pacific business segments related to the November 2005 Plan.

Restructuring and Integration:

A summary of all costs associated with the November 2005 Plan during 2008 and 2007, and since its inception in November 2005, is outlined below:

	Fiscal Year Ended		Total Project to Date
(dollars in millions)	December 31, 2008	December 28, 2007
Reserve balance at beginning of period	$46.2	$70.2	$—
Restructuring costs charged to income	57.3	27.2	203.8
Liability adjustments	—	(0.1)	0.3
Payments of accrued costs	(43.4)	(51.1)	(144.0)

Reserve balance at end of period	$60.1	$46.2	$60.1

Period costs classified as selling, general and administrative expenses	$42.2	$91.6	$271.3
Period costs classified as cost of sales	0.6	(0.6)	4.4
Capital expenditures	20.8	22.1	61.8

•

November 2005 Plan restructuring costs. During the fiscal years 2008 and 2007, we recorded $57.3 million and $27.2 million, respectively, of restructuring costs related to our November 2005 Plan in our consolidated statements of operations. Costs in 2008 consisted primarily of involuntary termination costs associated with our European and Greater Asia Pacific business segments. Costs in 2007 consisted primarily of involuntary termination and other costs incurred in the Americas and Europe.

•

November 2005 Plan period costs. During fiscal years 2008 and 2007, we recorded period costs related to our November 2005 Plan consisting of $42.2 million and $91.6 million, respectively, of selling, general and administrative expenses as well as $0.6 million and a $0.6 million reduction (as an adjustment of previous inventory reserves), respectively, for cost of sales. These costs include $6.3 million and $12.8 million, respectively, for long-lived asset impairments, $2.6 million and $2.0 million, respectively for write-offs and adjustments of other assets (pensions, inventory, and accounts receivable) and $33.9 million and $76.2 million, respectively, for other period costs associated with restructuring activities. The overall decrease in restructuring-related period costs over the prior year was mainly due to reduced expenses at our Corporate Center and European business segment.

•

DiverseyLever acquisition. In connection with the acquisition of the DiverseyLever business, we recorded liabilities for the involuntary termination of former DiverseyLever employees and other exit costs associated with former DiverseyLever facilities. During the fiscal years 2008 and 2007, we paid cash of $0.4 million and $1.0 million, respectively, representing contractual obligations associated with involuntary terminations and lease payments on closed facilities. The restructuring reserve balances associated with the exit plans and our acquisition-related restructuring plans were $0.5 million and $1.6 million as of December 31, 2008 and December 28, 2007, respectively. We continue to make cash payments representing contractual obligations associated with involuntary terminations and lease payments on closed facilities.

•

Tax Valuation Allowances. Based on the continued historical tax losses and the anticipated additional expenses to be incurred as part of the November 2005 Plan in various jurisdictions, we continued to conclude that it was not more likely than not that certain deferred tax assets would be fully realized. Accordingly, we recorded a charge for an additional U.S. valuation allowance of $22.7 million and $42.5 million for continuing operations for the years ended December 31, 2008 and December 28, 2007, respectively, and we recorded a charge for additional valuation allowance for foreign subsidiaries of $11.6 million and $29.0 million for continuing operations for the years ended December 31, 2008 and December 28, 2007, respectively. We do not believe the valuation allowances recorded in fiscal years 2008 and 2007 are indicative of future cash tax expenditures.

Non-Operating Results:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2008	December 28, 2007	Amount	Percentage
Interest expense	$153.2	$153.1	$0.1	0.1%
Interest income	(7.7)	(10.0)	2.3	-23.5%

Net interest expense	$145.5	$143.1	$2.4	$1.7%

Other expense (income), net	5.7	(0.8)	6.5	-820.6%

•

Net interest expense increased during 2008 compared to 2007 primarily due to lower interest income resulting from lower average cash balances during the period as compared to the prior year, and a lower interest yield on investments due to lower interest rates. This was partially offset by lower interest expense, resulting from lower average interest rates during the year as compared to the prior year.

•	Other expense/(income), net, increased compared to the prior year, primarily due to net losses from foreign currency translation and transactions.

Income Taxes:

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2008	December 28, 2007	Amount	Percentage
Loss from continuing operations, before income taxes	$(18.6)	$(75.2)	$56.6	-75.2%
Provision for income taxes	51.3	64.5	(13.2)	-20.5%

Effective income tax rate	-275.2%	-85.8%

•

We reported an effective income tax rate of -275.2% on the pre-tax loss from continuing operations for the fiscal year ended December 31, 2008, and an effective income tax rate of -85.8% on the pre-tax loss from continuing operations for the fiscal year ended December 28, 2007. The high effective income tax rates for the fiscal years exceed the statutory tax rate primarily as a result of increased valuation allowances against net deferred tax assets and increases in reserves for uncertain tax positions.

Net Income:

Our net income increased by $72.3 million, to a net loss of $59.5 million in fiscal year 2008 compared to a net loss of $131.8 million in fiscal year 2007 primarily due to an increased operating profit of $65.5 million and a $13.2 million decrease in the income tax provision and a $2.5 million increase in income from discontinued operations, which was mainly due to the $6.2 million after-tax gain from the sale of DuBois. These gains were partially offset by a $6.5 million increase in other expense/ (income) driven by net losses from foreign currency translation and transactions. The increase in operating profit was primarily achieved through a $48.3 million increase in gross profit and an overall $18.1 million decrease in restructuring expenses and period costs included in selling, general and administrative expenses related to the November 2005 Plan.

EBITDA:

EBITDA for fiscal year 2008 was $276.9 million, which increased by $41.4 million in 2008 compared to the prior year. This increase was primarily due to: (1) a $15.7 million decrease in restructuring expenses and period costs (included in selling, general and administrative expenses and cost of sales) related to the November 2005 Plan, (2) a $14.8 million gain from the sale of DuBois and (3) cost savings generated from the November 2005 Plan, which contributed to the $65.5 million increase in operating profit over the prior year. This increase was partially offset by raw material costs increases not fully offset by pricing actions in the latter half of 2008.

Liquidity and Capital Resources

	Fiscal Year Ended		Change
(dollars in millions)	December 31, 2009	December 31, 2008	Amount	Percentage
Net cash provided by (used in) operating activities	$143.8	$4.8	$139.0	2898.6%
Net cash provided by (used in) investing activities	(89.2)	1.8	(91.0)	-5007.2%
Net cash provided by (used in) financing activities	81.5	(1.9)	83.4	-4372.1%
Capital expenditures (1)	(94.3)	(121.2)	26.9	-22.2%

			Change
	December 31, 2009	December 31, 2008	Amount	Percentage
Cash and cash equivalents	$249.7	$107.9	$141.8	131.4%
Working capital (2)	418.4	438.5	(20.1)	-4.6%
Total debt	1,631.2	1,470.8	160.4	10.9%
(1) Includes expenditures for capitalized computer software. (2) Working capital is defined as net accounts receivable, plus inventories less accounts payable.

•

The increase in cash and cash equivalents at December 31, 2009 compared to December 31, 2008 resulted primarily from cash generated by operating activities and net proceeds from recapitalization and refinancing in connection with the Transactions on November 24, 2009. This cash generation was partially offset by capital expenditures.

•

The increase in net cash provided by operating activities during the year ended December 31, 2009 compared to the prior year was primarily due to an increase in net income and a greater decrease in working capital as compared to the prior year.

•

The increase in net cash provided by (used in) investing activities during the year ended December 31, 2009 compared to the prior year was primarily due to a decrease in proceeds from divestitures, as the Company divested the Auto-Chlor business in February 2008 and the DuBois business in September 2008. This was partially offset by lower capital expenditures in 2009 compared to the prior year. Our capital investments tend to be in dosing and feeder equipment with new and existing customer accounts, as well as ongoing expenditures in information technology and manufacturing.

•

The increase in cash provided by (used in) financing activities during the year ended December 31, 2009 compared to the prior year was due to cash generated by net proceeds from recapitalization and refinancing in connection with the Transactions on November 24, 2009.

•

Working capital decreased by $20.1 million during the year ended December 31, 2009. This resulted from a $28.8 million increase in accounts payable, offset by an approximate $8.0 million increase in accounts receivable and about a $0.7 million increase in inventories. The decrease in working capital reflects our continuing management of our cash resources, which was particularly challenging given the global economic environment. In response to the ongoing economic pressures, we will continue to aggressively manage our collection programs and expect to benefit from the implementation of inventory rationalization projects.

Debt and Contractual Obligations

In connection with the Transactions, we refinanced our debt and entered into new debt agreements. Diversey repurchased its previously outstanding senior subordinated notes, we redeemed our previously outstanding senior discount notes and Diversey repaid all of its outstanding obligations under our previous senior secured credit facilities. We and Diversey entered into the following new debt agreements:

New Holdings Senior Notes. In connection with the Transactions, on November 24, 2009, Holdings issued $250.0 million initial aggregate principal amount of its 10.50% senior notes due 2020 (“Holdings Senior Notes”) in a private transaction exempt from the registration requirements of the Securities Act. The Holdings Senior Notes bear interest at a rate of 10.50% per annum, compounded semi-annually on each May 15 and November 15. Under the terms of the indenture governing the Holdings Senior Notes, prior to November 15, 2014, Holdings may elect to pay interest on the Holdings Senior Notes in cash or by increasing the principal amount of the Holdings Senior Notes. Thereafter, cash interest will be payable on the Holdings Senior Notes on May 15 and November 15 of each year, commencing on May 15, 2015; provided that cash interest will be payable only to the extent of funds actually available for distribution by the Company to Holdings under applicable law and under any agreement governing the Company’s indebtedness. The Holdings Senior Notes will mature on May 15, 2020. The Holdings Senior Notes are not guaranteed by the Company or any of its subsidiaries. The indenture governing the Holdings Senior Notes contains certain covenants and events of default that the Company believes are customary for indentures of this type.

Diversey and all of its subsidiaries that are restricted subsidiaries under the indenture governing Diversey’s new senior notes are restricted subsidiaries of Holdings under the indenture governing the new Holdings senior notes. The indenture governing the new Holdings senior notes generally contains the same covenants as contained in the indenture governing the notes, and none of the covenants in the indenture governing the new Holdings senior notes are more restrictive with respect to Diversey or any of Diversey’s restricted subsidiaries than the covenants in the indenture governing Diversey’s new senior notes. The new Holdings senior notes are direct obligations of Holdings. Neither Diversey nor any of its subsidiaries guarantee the new Holdings senior notes or have any other obligation to make funds available for payment on the new Holdings senior notes.

In connection with the issuance and sale of the new Holdings Senior Notes, Holdings entered into an exchange and registration rights agreement, dated as of November 24, 2009, with the purchasers party thereto, pursuant to which Holdings agreed to either offer to exchange the Holdings Senior Notes for substantially similar notes that are registered under the Securities Act or, in certain circumstances, register the resale of the Holdings Senior Notes.

Diversey New Senior Secured Credit Facility. Diversey, its Canadian subsidiary and one of its European subsidiaries, each as a borrower, entered into a new credit agreement, whereby the lenders provided an aggregate principal amount of up to $1.25 billion available in U.S. dollars, euros, Canadian dollars and British pounds.

The new facility (“New Senior Secured Credit Facility”) consists of (a) a revolving loan facility in an aggregate principal amount not to exceed $250.0 million, including a letter of credit sub-limit of $50.0 million and a swingline loan sub-limit of $30.0 million, that matures on November 24, 2014, and (b) term loan facilities in US dollars, euros and Canadian dollars maturing on November 24, 2015 (“New Term Loans”). The New Senior Secured Credit Facility also provides for an increase in the revolving credit facility of up to $50.0 million under specified circumstances.

The net proceeds of the New Term Loans, after deducting the original issue discount of $15.0 million, but before offering expenses and other debt issuance costs, were approximately $985.0 million. The New Term Loans will mature on November 24, 2015 and will amortize in quarterly installments of 1.0% per annum with the balance due at maturity.

At Diversey’s option, loans under Diversey’s new senior secured credit facilities bear interest at a rate equal to, (1) in the case of U.S. dollar-denominated loans, the Applicable Margin (as described below) plus the Base Rate (as defined in the credit agreement for Diversey’s new senior secured credit facilities), or the Applicable Margin plus the London interbank offered rate (defined in the credit agreement for Diversey’s new senior secured credit facilities as the “LIBO Rate”), (2) in the case of Canadian dollar-denominated loans, the Applicable Margin plus the BA Rate (as defined in the credit agreement for our new senior secured credit facilities), and (3) in the case of euro- or British pound-denominated loans, the Applicable Margin plus the current LIBO Rate or European interbank offered rate (defined in the credit agreement for Diversey’s new senior secured credit facilities as the “EURIBO Rate”) for euro or British pounds, as the case may be.

The “Applicable Margin” is initially equal to (i) with respect to revolving credit loans maintained as Base Rate loans, a rate equal to 2.50% per annum, (ii) with respect to (A) revolving credit loans maintained as LIBO Rate loans, (B) revolving credit loans maintained as EURIBO Rate loans and (C) revolving credit loans maintained as BA Rate loans, a rate equal to 3.50% per annum and (iii) with respect to the term facilities, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable leverage ratio:

LEVERAGE RATIO	BASE RATE LOANS	LIBO RATE LOANS	EURIBO RATE LOANS	BA RATE LOANS
Greater than 2.75 to 1	2.50%	3.50%	4.25%	3.50%
Less than or equal to 2.75 to 1	2.25%	3.25%	4.00%	3.25%

Interest for Base Rate loans is payable quarterly in arrears. Interest for LIBO Rate, BA Rate and EURIBO Rate loans is payable in arrears in the applicable currency for interest periods of one, two, three or six months at the end of the relevant interest period, subject to certain exceptions, but at least quarterly. The Base Rate is the highest of (1) Citibank’s base rate, (2) the three-month certificate of deposit rate plus 0.50%, (3) the federal funds effective rate plus 0.50% and (4) the sum of the one-month LIBO Rate and the difference between the Applicable Margin for LIBO Rate loans and the Applicable Margin for Base Rate loans. Interest payable in respect of the term facilities, excluding the Applicable Margin, includes minimum floors of: (i) 3.00% in respect of loans maintained as Base Rate loans, (ii) 2.00% in respect of loans maintained as LIBO Rate loans or BA Rate loans and (iii) 2.25% in respect of loans maintained as EURIBO Rate loans. A default rate applies on all loans in the event of payment- or insolvency-related defaults at a rate per annum of 2.0% above the applicable interest rate.

Diversey must pay a per annum fee equal to the Applicable Margin with respect to the LIBO Rate under the revolving facility on the aggregate face amount of outstanding letters of credit. In addition, Diversey must pay an issuance fee of 0.25% per annum on the aggregate face amount of outstanding letters of credit as well as other customary administration fees. Diversey must also pay a commitment fee on the unused portion of the revolving facility. The rate used to calculate the commitment fee is 0.75% per annum with reductions to 0.625% if our leverage ratio is below 3.0 to 1.0 and to 0.5% if our leverage ratio is equal to or below 2.5 to 1.0.

All obligations under the New Senior Secured Credit Facility are secured by substantially all the assets of Holdings, the Diversey and each subsidiary of Diversey (but limited to the extent necessary to avoid materially adverse tax consequences to Diversey and its subsidiaries, taken as a whole, and by restrictions imposed by applicable law).

The agreements and instruments governing the Diversey New Senior Secured Credit Facility contain restrictions and limitations that could significantly impact our ability to operate our business. These restrictions and limitations relate to:

•	adherence to specified financial ratios and financial tests;

•	Diversey’s capital expenditures limit;

•	Diversey’s ability to declare dividends and make other distributions;

•	Diversey’s ability issue, to redeem and repurchase capital stock;

•	Diversey’s ability to engage in intercompany and affiliate transactions;

•	Diversey’s ability to incur additional liens;

•	Diversey’s ability to engage in consolidations and mergers;

•	Diversey’s ability to make voluntary payments and modify existing indebtedness;

•	Diversey’s ability to engage in the purchase and sale of assets (including sale-leaseback transactions); and

•	Diversey’s ability to incur additional debt and make investments.

Diversey New Senior Notes. Diversey issued $400.0 million aggregate principal amount of 8.25% senior notes due 2019 (“New Senior Notes”). The net proceeds of the offering, after deducting the original issue discount of $3.3 million, but before estimated offering expenses and other debt issuance costs, were approximately $396.7 million.

Diversey will pay interest on Diversey’s New Senior Notes on May 15 and November 15 of each year, beginning on May 15, 2010. They will mature on November 15, 2019.

The Diversey New Senior Notes are unsecured and are effectively subordinated to the New Senior Secured Credit Facility to the extent of the value of Diversey assets and the assets of Diversey subsidiaries that secure such indebtedness.

The indenture governing the Diversey New Senior Notes contains restrictions and limitations that could also significantly impact the ability of Diversey and its restricted subsidiaries to conduct certain aspects of the business. These restrictions and limitations relate to:

•	incurring additional indebtedness;

•	paying dividends, redeeming stock or making other distributions;

•	making investments;

•	creating liens on assets and

•	disposing of assets.

As of December 31, 2009, we had total indebtedness of approximately $1.659 billion, consisting of $250.0 million of New Holdings Senior Notes, $400.0 million of Diversey’s New Senior Notes, $981.1 million of borrowings under the New Senior Secured Credit Facility and $27.7 million in other short-term credit lines. In addition, we had $178.1 million in operating lease commitments, $2.3 million in capital lease commitments and $4.8 million committed under letters of credit as of December 31, 2009.

In connection with the issuance and sale of the New Senior Notes, Diversey entered into an exchange and registration rights agreement, dated as of November 24, 2009, pursuant to which Diversey agreed to either offer to exchange the New Senior Notes for substantially similar notes that are registered under the Securities Act or, in certain circumstances, register the resale of the New Senior Notes.

Restricted Cash. In December 2009 and December 2008, we transferred $27.4 million and $49.5 million, respectively, to irrevocable trusts for the settlement of certain obligations associated with the November 2005 Plan. At December 31, 2009, we carried the balance of $39.7 million related to these accounts as restricted cash in our consolidated balance sheet.

As of December 31, 2009, our contractual obligations were as follows:

		Payments Due by Period:
Contractual Obligations	Total	2010	2011-2012	2013-2014	2015 and Thereafter
	(dollars in millions)
Long-term debt obligations:
New Term Loan Facilities	$981.1	$9.8	$19.6	$19.6	$932.1
New Senior Notes (1)	729.2	32.2	66.0	66.0	565.0
New Holdings Senior Notes (2)	656.2	—	—	—	656.2
Operating leases	178.1	54.9	62.2	29.1	31.9
Capital leases	2.3	1.0	1.2	0.1	—
Purchase commitments (3)	14.7	6.5	7.1	1.1	—

Total contractual obligations	$2,561.6	$104.4	$156.1	$115.9	$2,185.2

(1)	Includes scheduled annual interest payments at a rate of 8.25%, aggregating to $329.2 million
(2)	Includes scheduled annual interest payments at a rate of 10.5% and assuming interest accreted to the principal until November 14, 2014.
(3)	Represents maximum pentalties that would be contractually binding if we do not meet any portion of our volume commitments, primarily for the purchase of floor care related polymers.

Our financial position and liquidity are, and will be, influenced by a variety of factors, including:

•	our ability to generate cash flows from operations;

•	the level of our outstanding indebtedness and the interest we are obligated to pay on this indebtedness; and

•	our capital expenditure requirements, which consist primarily of purchases of equipment.

We intend to fund our principal liquidity and capital resource requirements through existing cash and cash equivalents, cash provided by operations, and available borrowings under our New Senior Secured Credit Facility, available borrowings and proceeds from our receivables securitization facility.

We believe that cash flows from continuing operations, together with available cash, borrowings available under our New Senior Secured Credit Facility, and the proceeds from our receivables securitization facility will generate sufficient cash flow to meet our liquidity needs for the foreseeable future. Please refer to “Forward-Looking Statements” and “Item 1A. Risk Factors” in this annual report on Form 10-K for certain risks associated with our substantial indebtedness and our restructuring programs.

We have obligations related to our pension and post-retirement plans that are discussed in detail in Notes 17 and 18 to our consolidated financial statements included in this anuual report on Form 10-K. As of the most recent actuarial estimate, we anticipate making $24.7 million of contributions to our defined benefit pension plans in fiscal year 2010. Post-retirement medical claims are paid as they are submitted and are anticipated to be $5.2 million in fiscal year 2010.

Securitization Arrangements. We account for our accounts receivable securitization arrangements as a sale under the provisions of FASB ASC Topic 860, Transfers and Servicing that was effective in 2009. With the adoption of a new standard made effective by the FASB in 2010, we expect to restore the securitized accounts receivable in our balance sheet and recognize short-term borrowings.

Diversey and certain of its subsidiaries entered into an agreement (the “Receivables Facility”) in March 2001, as amended, whereby Diversey and each participating subsidiary sell, on a continuous basis, certain trade receivables to JWPR Corporation (“JWPRC”), Diversey’s wholly owned, consolidated, special purpose, bankruptcy-remote subsidiary. JWPRC was formed for the sole purpose of buying and selling receivables generated by Diversey and certain of its subsidiaries party to the Receivables Facility. JWPRC, in turn, sells an undivided interest in the accounts receivable to nonconsolidated financial institutions (the “Conduits”) for an amount equal to the value of all eligible receivables (as defined under the receivables sale agreement between JWPRC and the Conduits) less the applicable reserve.

As of December 31, 2009, and December 31, 2008, our total potential for securitization of trade receivables under the Receivables Facility was $50.0 million and $75.0 million, respectively. In December 2008, the Receivables Facility was amended and restated to include our Canadian subsidiary and to extend the maturity of the agreement to December 2009. In July 2009, the Receivables Facility was amended to allow for the repurchase of receivables relating to our subsidiary in the United Kingdom and extend the maturity of the facility through July 14, 2010. This amendment reduced the total potential for securitization under the Receivables Facility from $75.0 million to $50.0 million. In December 2009, the Receivables Facility was amended to extend the maturity of the facility to December 19, 2011.

As of December 31, 2009 and December 31, 2008, the Conduits held $0 million and $43.7 million, respectively, of accounts receivable that are not included in the accounts receivable balance reflected in our consolidated balance sheets.

As of December 31, 2009 and December 31, 2008, we had a retained interest of $60.1 million and $74.7 million, respectively, in the receivables of JWPRC. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets.

For the year ended December 31, 2009, JWPRC’s cost of borrowing under the Receivables Facility was at a weighted average rate of 3.22% per annum.

On September 8, 2009, certain of Diversey’s subsidiaries entered into agreements (the “European Receivables Facility”) and, together with the Receivables Facility, the “Receivables Facilities” to sell, on a continuous basis, certain trade receivables originated in the United Kingdom, France and Spain to JDER Limited (“JDER”), Diversey’s wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary. JDER was formed for the sole purpose of buying and selling receivables originated by indirect subsidiaries subject to the European Receivables Facility. JDER sells an undivided interest in the accounts receivable to a nonconsolidated financial institution (the “European Conduit”) for an amount equal to the value of the eligible receivables less the applicable reserve. The total amount available for securitization of trade receivables under the European Receivables Facility is €50.0 million. The maturity date of the European Receivables Facility is September 8, 2012.

As of December 31, 2009, the European Conduit held $18.7 million of accounts receivable that are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheets.

As of December 31, 2009, we had a retained interest of $110.4 million in the receivables of JDER. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets.

For the year ended December 31, 2009, JDER’s cost of borrowing under the European Receivables Facility was at a weighted average rate of 2.64% per annum.

The net amount of trade receivables at any time outstanding under these and any other securitization facility that we may enter into may not exceed $200.0 million in the aggregate in accordance with restrictions under the credit agreement for our senior secured credit facilities.

Measurement of income tax reserve position impacting liquidity. During the fiscal year ended December 31, 2009, we increased income tax reserve liabilities by $4.8 million, resulting in total income tax reserve liabilities of $36.5 million. Total income tax reserve liabilities for which payments are expected in less than one year are $9.1 million. We are not able to provide a reasonably reliable estimate of the timing of future payments relating to non-current income tax reserve liabilities.

Financial Covenants under the Diversey New Senior Secured Credit Facility

Under the terms of the credit agreement for the Diversey New Senior Secured Credit Facility, Diversey is subject to certain financial covenants. The financial covenants under the New Senior Secured Credit Facility require Diversey to meet the following targets and ratios.

Maximum Leverage Ratio. Diversey is required to maintain a leverage ratio for each financial covenant period of no more than the maximum ratio specified in the credit agreement for Diversey’s New Senior Secured Credit Facility for that financial covenant period. The maximum leverage ratio is the ratio of (1) Diversey’s consolidated indebtedness (excluding up to $55 million of indebtedness incurred under Diversey’s Receivables Facilities less cash and cash equivalents as of the last day of the financial covenant period to (2) Diversey’s consolidated EBITDA (“Credit Agreement EBITDA”) as defined in the credit agreement for New Senior Secured Credit Facility for the same financial covenant period.

The maximum leverage ratio Diversey is required to maintain for each period is set forth below:

Period Ending	Maximum Leverage Ratio
December 31, 2009	4.75 to 1
March 31, 2010	4.75 to 1
June 30, 2010	4.75 to 1
September 30, 2010	4.75 to 1
December 31, 2010	4.75 to 1
March 31, 2011	4.75 to 1
June 30, 2011	4.75 to 1
September 30, 2011	4.50 to 1
December 31, 2011	4.50 to 1
March 31, 2012	4.50 to 1
June 30, 2012	4.50 to 1
September 30, 2012	4.00 to 1
December 31, 2012	4.00 to 1
March 31, 2013	4.00 to 1
June 30, 2013	4.00 to 1
September 30, 2013	3.75 to 1
December 31, 2013	3.75 to 1
March 31, 2014	3.75 to 1
June 30, 2014	3.75 to 1
September 30, 2014 and thereafter	3.50 to 1

Minimum Interest Coverage Ratio. Diversey is required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified in the credit agreement for Diversey’s New Senior Secured Credit Facility for that financial covenant period. The minimum interest coverage ratio is the ratio of (1) Diversey’s consolidated Credit Agreement EBITDA for a financial covenant period to (2) Diversey’s cash interest expense for that same financial covenant period calculated in accordance with the New Senior Secured Secured Facility.

The minimum interest coverage ratio Diversey is required to maintain for each period is set forth below:

Period Ending	Minimum Interest Coverage Ratio
March 31, 2010	2.75 to 1
June 30, 2010	2.75 to 1
September 30, 2010	2.75 to 1
December 31, 2010	2.75 to 1
March 31, 2011	2.75 to 1
June 30, 2011	2.75 to 1
September 30, 2011	3.00 to 1
December 31, 2011	3.00 to 1
March 31, 2012	3.00 to 1
June 30, 2012	3.00 to 1
September 30, 2012 and thereafter	3.25 to 1

Diversey Credit Agreement EBITDA. For the purpose of calculating compliance with these ratios, the credit agreement for Diversey’s New Senior Secured Credit Facility requires Diversey to use a financial measure called Credit Agreement EBITDA, which is calculated as follows:

(dollars in millions)
EBITDA	$312.2
Restructuring related costs	59.6
Acquisition and divestiture adjustment	2.2
Non-cash and other items, net	12.2
Compensation adjustment	17.0

Credit Agreement EBITDA	$403.2

We present the Diversey Credit Agreement EBITDA because it is a financial measure that is used in the calculation of compliance with our financial covenants under the credit agreement for our New Senior Secured Credit Facility. Credit Agreement EBITDA is not a measure under U.S, GAAP and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with U.S. GAAP, such as net income, operating income or operating cash flow.

Borrowings under Diversey’s New Senior Secured Credit Facility are a key source of our liquidity. Our ability to borrow under the New Senior Secured Credit Facility depends upon, among other things, compliance with certain representations, warranties and covenants under the credit agreement for the New Senior Secured Credit Facility. The financial covenants in the New Senior Secured Credit Facility include a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods.

Failure to comply with these financial ratio covenants would result in a default under the credit agreement for the New Senior Secured Credit Facility and, absent a waiver or amendment from Diversey’s lenders, would permit the acceleration of all of Diversey’s outstanding borrowings under the New Senior Secured Credit Facility.

Compliance with Maximum Leverage Ratio and Minimum Interest Coverage Ratio. For Diversey’s financial covenant period ended on December 31, 2009, Diversey was in compliance with the maximum leverage ratio and minimum interest coverage ratio covenants contained in the credit agreement for the New Senior Secured Credit Facility.

Capital Expenditures. Capital expenditures are limited under the New Senior Secured Credit Facility (with certain exceptions) to $150.0 million per fiscal year. To the extent that we make capital expenditures of less than the limit in any fiscal year, however, we may carry forward into the subsequent year the difference between the limit and the actual amount we expended, provided that the amounts we carry forward from the previous year will be allocated to capital expenditures in the current fiscal year only after the amount allocated to the current fiscal year is exhausted. As of December 31, 2009, we were in compliance with the limitation on capital expenditures for fiscal year 2009.

The credit agreement for the New Senior Secured Credit Facility contains additional covenants that restrict Diversey’s ability to declare dividends and to redeem and repurchase capital stock. The credit agreement for the New Senior Secured Credit Facility also limits Diversey’s ability to incur additional liens, engage in sale-leaseback transactions, incur additional indebtedness and make investments, among other restrictions.

Related Party Transactions

Until 1999, Diversey was part of SCJ. In connection with Diversey’s spin-off from SCJ in November 1999, Diversey entered into a number of agreements relating to the separation and Diversey’s ongoing relationship with SCJ after the spin-off. A number of these agreements relate to Diversey’s ordinary course of business, while others pertain to Diversey’s historical relationship with SCJ and Diversey’s former status as a wholly owned subsidiary of SCJ.

For further discussion of related party transactions, see Note 23 to our consolidated financial statements and “Item 13. Certain Relationships and Related Transactions, and Director Independence,” included elsewhere in this Form 10-K.

Acquisitions

In June 2008, Diversey purchased certain intangible assets relating to a cleaning technology for an aggregate purchase price of $8.0 million. The purchase price includes a $1.0 million non-refundable deposit made in July 2007; $5.0 million paid at closing; and $2.0 million of future payments that are contingent upon, among other things, achieving commercial production. Assets acquired include primarily intangible assets, consisting of trademarks, patents, technological know-how, customer relationships and a non-compete agreement. Diversey paid the sellers $1.0 million in both September 2008 and December 2008 having met certain contingent requirements.

In conjunction with the acquisition, Diversey and the sellers entered into a consulting agreement, under which Diversey is required to pay to the sellers $1.0 million in fiscal 2009 and $1.0 million in fiscal 2010, subject to certain conditions. We paid the sellers $1.0 in fiscal 2009 as the sellers met those contingent considerations.

In addition to the purchase price discussed above, we previously maintained an intangible asset in our consolidated balance sheets in the amount of $4.7 million, representing a payment from us to the sellers in a previous period in exchange for an exclusive distribution license agreement relating to this technology. This distribution agreement was terminated as a result of the acquisition and the value of this asset is considered in the final allocation of purchase price.

At December 31, 2009, Diversey’s completed allocation of the purchase price is as follows (in millions):

	Fair Value	Useful Life
Trademarks	$0.5	Indefinite
Patents	0.1	18 years
Technological know-how	11.8	20 years
Customer relationships	0.4	10 years
Non-compete	0.6	10 years

Divestitures

Auto-Chlor Master Franchise and Branch Operations

In December 2007, in conjunction with its November 2005 Plan, Diversey executed a sales agreement for its Auto-Chlor Master Franchise and substantially all of its remaining Auto-Chlor branch operations in North America, a business that marketed and sold low-energy dishwashing systems, kitchen chemicals, laundry and housekeeping products and services to food service, lodging, healthcare, and institutional customers, for $69.8 million.

The sales agreement was subject to the approval of our Board of Directors and Unilever consent, both of which we considered necessary in order to meet “held for sale” criteria under ASC Topic 360, Property, Plant and Equipment. Accordingly, these assets were classified as “held and used” as of December 28, 2007. We obtained approval from our Board of Directors and consent from Unilever in January 2008.

The transaction closed on February 29, 2008, resulting in a net book gain of approximately $1.3 million after taxes and related costs. The gain associated with these divestiture activities is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. In fiscal year 2009, the Company recorded adjustments related to closing costs and pension-related settlement charges, reducing the gain by $0.2 million. The gain is subject to additional post-closing adjustments including potential pension-related settlement changes.

As of the divestiture date, net assets were as follows (in millions):

Inventories	$8.3
Property, plant and equipment, net	11.4
Goodwill, allocated	12.8
Other intangibles, net	32.5

Net assets divested	$65.0

Net sales associated with these businesses were approximately $9.9 million and $63.0 million for the fiscal years ended December 31, 2008 and December 28, 2007, respectively.

Auto-Chlor Branch Operations

In August 2007, in conjunction with its November 2005 Plan, Diversey divested certain of its Auto-Chlor branch operations in the eastern United States for $2.5 million, resulting in a gain of $0.5 million after taxes and related costs. The gain is included within selling, general and administrative expenses in the accompanying consolidated statements of operations. Net sales associated with this business were approximately $3.4 million for the fiscal year ended December 28, 2007.

Discontinued Operations

DuBois

On September 26, 2008, Diversey and Diversey Canada, Inc., a wholly-owned subsidiary of DI, sold substantially all of the assets of DuBois to The Riverside Company (“Riverside”), for approximately $69.7 million, of which, $5.0 million was escrowed subject to meeting certain fiscal year 2009 performance measures and $1.0 million was escrowed subject to resolution of certain environmental representations by us. The purchase price is also subject to certain post-closing adjustments that are based on net working capital targets. Diversey and Riverside expect to finalize the performance related adjustments during the second quarter of 2010. The $1.0 million environmental escrow was released in 2009.

DuBois is a North American based manufacturer and marketer of specialty chemicals, control systems and related services primarily for use by industrial manufacturers. DuBois was a non-core asset of our Company and a component of the Americas business segment. The sale resulted in a gain of approximately $14.8 million ($6.2 million after tax) being recorded in the fiscal year ended December 31, 2008, net of related costs. During the fiscal year ended December 31, 2009, Diversey reduced the gain by approximately $0.9 million ($0.6 million after tax) as a result of additional one-time costs, pension-related settlement charges, partially offset by proceeds from the environmental escrow. The gain is subject to additional post-closing adjustments including additional potential pension-related settlement charges

The following summarizes the carrying amount of assets and liabilities of DuBois immediately preceding the divestiture (in millions):

ASSETS
Current assets:
Accounts receivable, less allowance of $0.1 million	$13.3
Inventories	7.2
Other current assets	0.1

Current assets	$20.6

Non current assets:
Property, plant and equipment, net	$11.0
Goodwill	9.8
Other intangibles, net	9.9

Non current assets	$30.7

LIABILITIES
Current liabilities:
Accounts payable	$2.5
Accrued expenses	2.7

Current liabilities	$5.2

Net sales from discontinued operations relating to DuBois were as follows (in millions):

	Fiscal Year Ended
	December 31, 2008	December 28, 2007
Net sales [1]	$72.1	$121.7

1	Includes intercompany sales of $7.2 million and $33.4 million for the fiscal years ended December 31, 2008 and December 28, 2007, respectively.

Income from discontinued operations relating to DuBois was comprised of the following (in millions):

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—	$6.6	$10.9
Taxes on discontinued operations	—	(2.5)	(4.2)
Gain on sale of discontinued operations before taxes	(0.9)	14.8	—
Taxes on gain from sale of discontinued operations	0.2	(8.5)	—

Income from discontinued operations	$(0.7)	$10.4	$6.7

The asset purchase agreement relating to the DuBois disposition refers to ancillary agreements governing certain relationships between the parties, including a distribution agreement and supply agreement, each of which is not considered material to our consolidated financial results.

Polymer Business

On June 30, 2006, Johnson Polymer, LLC (“Johnson Polymer”) and JohnsonDiversey Holdings II B.V. (“Holdings II”), an indirectly owned subsidiary of DI, completed the sale of substantially all of the assets of the Polymer Business to BASF for approximately $470.0 million plus an additional $8.1 million in connection with the parties' estimate of purchase price adjustments that are based upon the closing net asset value of the Polymer Business. Further, BASF paid us $1.5 million for the option to extend the tolling agreement (described below) by up to six months. In December 2006, we finalized purchase price adjustments with BASF related to the net asset value and we received an additional $4.1 million.

The Polymer Business developed, manufactured, and sold specialty polymers for use in the industrial print and packaging industry, industrial paint and coatings industry, and industrial plastics industry. The Polymer Business was a non-core asset of our Company and had been reported as a separate business segment. The sale resulted in a gain of approximately $352.9 million ($256.7 million after tax), net of related costs.

During the fiscal year ended December 28, 2007, we finalized and paid certain pension-related adjustments: adjusted net assets disposed and recorded additional closing costs, reducing the gain by $1.7 million ($0.3 million after-tax gain). We recorded additional closing costs, reducing the gain by $0.2 million ($0.2 million after-tax loss), during the fiscal year ended December 31, 2008. During the fiscal year ended December 31, 2009, the Company paid certain pension-related adjustments and recorded additional closing costs, reducing the gain by $0.2 million ($0.2 million after-tax loss).

The asset and equity purchase agreement relating to the disposition of the Polymer Business refers to ancillary agreements governing certain relationships between the parties, including a supply agreement and tolling agreement, each of which is not considered material to our consolidated financial results.

Supply Agreement

A ten-year global agreement provides for the supply of polymer products to us by BASF. Unless either party provides notice of its intent not to renew at least three years prior to the expiration of the ten-year term, the term of the agreement will extend for an additional five years. The agreement requires that Diversey purchase a specified percentage of related products from BASF during the term of agreement. Subject to certain adjustments, Diversey has a minimum volume commitment during each of the first five years of the agreement.

Tolling Agreement

A three-year agreement provides for the toll manufacture of polymer products by Diversey, at its manufacturing facility in Sturtevant, Wisconsin, for BASF. The agreement has been extended by nine months to March 2010. The agreement specifies product pricing and provides BASF the right to purchase certain equipment retained by DI.

In association with the tolling agreement, Diversey agreed to pay $11.4 million in compensation to SCJ, a related party, primarily related to pre-payments and the right to extend terms on the lease agreement at the Sturtevant, Wisconsin manufacturing location. We are amortizing $9.2 million of the payment into the results of the tolling operation over the term of the tolling agreement, with the remainder recorded as a reduction of the gain on discontinued operations.

We considered our continuing involvement with the Polymer Business, including the supply agreement and tolling agreement, concluding that neither the related cash inflows nor cash outflows were direct, due to the relative insignificance of the continuing operations to the disposed business.

Income from discontinued operations relating to the Polymer Business was comprised of the following (in millions):

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—	$—	$—
Taxes on income from discontinued operations	—	—	—
Gain (loss) on sale of discontinued operations before taxes	(0.2)	(0.2)	(1.7)
Taxes on gain (loss) from sale of discontinued operations	(0.0)	(0.0)	2.0
Income from tolling operations	(1.1)	0.5	1.9
Taxes on income from tolling operations	0.0	(0.2)	(0.7)

Income from discontinued operations	$(1.3)	$0.1	$1.5

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See the Index to Consolidated Financial Statements beginning on page F-1.

DIVERSEY HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended December 31, 2009, December 31, 2008 and December 28, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Diversey Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Diversey Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules listed in the Index at Item 15(c). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Diversey Holdings, Inc. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 2, the Company has restated its previously issued financial statements to correct an error in the disclosure of cash paid for interest on the consolidated statement of cash flows for the year ended December 31, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Diversey Holdings, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 18, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois

March 18, 2010

except for the disclosure of cash paid for interest on the consolidated statement of cash flows for the year ended December 31, 2009 as to which the date is March 31, 2010 and except for Notes 2, 14 and 27 as to which the date is May 27, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Diversey Holdings, Inc.

We have audited Diversey Holdings, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Diversey Holdings, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Diversey Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Diversey Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2009, and our report dated March 18, 2010, except for the disclosure of cash paid for interest on the consolidated statement of cash flows for the year ended December 31, 2009 as to which the date is March 31, 2010 and except for Notes 2, 14 and 27 as to which the date is May 27, 2010, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois

March 18, 2010

DIVERSEY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$249,713	$107,923
Restricted cash	39,654	49,463
Accounts receivable, less allowance of $20,645 and $20,487, respectively	556,720	553,170
Accounts receivable—related parties	21,943	17,484
Inventories	255,989	255,330
Deferred income taxes	30,288	29,114
Other current assets	171,232	136,062
Current assets of discontinued operations	60	1,746

Total current assets	1,325,599	1,150,292
Property, plant and equipment, net	415,645	412,022
Capitalized software, net	53,298	43,864
Goodwill	1,271,032	1,226,014
Other intangibles, net	220,769	231,590
Long-term receivables—related parties	—	79,808
Other assets	158,045	65,901
Non current assets of discontinued operations	3,919	5,681

Total assets	$3,448,307	$3,215,172

LIABILITIES, CLASS B COMMON STOCK SUBJECT TO PUT AND CALL OPTIONS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$27,661	$26,448
Current portion of long-term debt	9,811	19,805
Accounts payable	380,378	359,032
Accounts payable—related parties	35,900	28,492
Accrued expenses	472,735	460,367
Current liabilities of discontinued operations	6,174	3,746

Total current liabilities	932,659	897,890
Pension and other post-retirement benefits	248,414	294,086
Long-term borrowings	1,593,697	1,424,556
Long-term payables—related parties	—	29,920
Deferred income taxes	101,312	70,927
Other liabilities	144,392	130,966
Non current liabilities of discontinued operations	4,522	6,197

Total liabilities	3,024,996	2,854,542

Commitments and contingencies

Class B common stock subject to put and call options at December 31, 2008—$0.01 par value; 3,000 shares authorized; 1,960 shares issued and outstanding	—	456,875

Stockholders’ equity:
Class A common stock at December 31, 2009—$0.01 par value; 200,000,000 shares authorized; 99,764,706 shares issued and outstanding	998	—
Class B common stock at December 31, 2009—$0.01 par value; 20,000,000 shares authorized; 0 shares issued and outstanding	—	—
Capital in excess of par value	549,512	85,344
Retained deficit	(342,515)	(293,806)
Accumulated other comprehensive income	215,316	112,217

Total stockholders’ equity (deficit)	423,311	(96,245)

Total liabilities, class B common stock subject to put and call options and stockholders’ equity	$3,448,307	$3,215,172

The accompanying notes are an integral part of the consolidated financial statements.

DIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Net sales:
Net product and service sales	$3,083,711	$3,280,857	$2,949,812
Sales agency fee income	27,170	35,020	91,928

	3,110,881	3,315,877	3,041,740
Cost of sales	1,828,933	1,990,082	1,764,224

Gross profit	1,281,948	1,325,795	1,277,516
Selling, general and administrative expenses	988,131	1,068,851	1,117,734
Research and development expenses	63,328	67,077	65,539
Restructuring expenses	32,914	57,291	27,165

Operating profit	197,575	132,576	67,078
Other (income) expense:
Interest expense	142,523	153,224	153,112
Interest income	(4,555)	(7,680)	(10,043)
Notes redemption and other costs	48,789	—	—
Other (income) expense, net	(4,699)	5,671	(787)

Income (loss) from continuing operations before income taxes	15,517	(18,639)	(75,204)
Income tax provision	62,169	51,298	64,534

Loss from continuing operations	(46,652)	(69,937)	(139,738)
Income (loss) from discontinued operations, net of income taxes of ($260), $11,273 and $2,876	(1,973)	10,416	7,966

Net loss	$(48,625)	$(59,521)	$(131,772)

The accompanying notes are an integral part of the consolidated financial statements.

DIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands)

	Comprehensive Income/(Loss)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity/(Deficit)
Balance, December 29, 2006		$—	$—	$(129,443)	$178,325	$48,882
Comprehensive income (loss)—
Net loss	$(131,772)	—	—	(131,772)	—	(131,772)
Foreign currency translation adjustments, net of tax	132,248	—	—	—	132,248	132,248
Unrealized losses on derivatives, net of tax	(1,924)	—	—	—	(1,924)	(1,924)
Adjustment to minimum pension liability, net of tax	36,400	—	—	—	36,400	36,400

Total comprehensive income	$34,952

Capital contributions			515	—	—	515
Dividends declared		—	—	(77)	—	(77)
FIN 48 opening balance sheet adjustment		—	—	160	—	160
Fair value adjustment to class B common stock subject to put and call options			10,177	29,171	—	39,348
Adjustment to adopt ASC Topic 715, net of tax of ($1,270)		—	—	—	(46,100)	(46,100)

Balance, December 28, 2007		$—	$10,692	$(231,961)	$298,949	$77,680
Comprehensive loss—
Net loss	$(59,521)	—	—	(59,521)	—	(59,521)
Foreign currency translation adjustments, net of tax	(107,062)	—	—	—	(107,062)	(107,062)
Unrealized losses on derivatives, net of tax	(2,554)	—	—	—	(2,554)	(2,554)
Adjustment to reflect funded status of pension plans, net of tax	(75,172)	—	—	—	(75,172)	(75,172)

Total comprehensive loss	$(244,309)

Capital contributions			400	—	—	400
Dividends declared		—	—	(82)	—	(82)
Fair value adjustment to class B common stock subject to put and call options			74,252	—	—	74,252
Adjustment for ASC Topic 715—remeasurement date		—	—	(2,242)	(1,944)	(4,186)

Balance, December 31, 2008		$—	$85,344	$(293,806)	$112,217	$(96,245)
Comprehensive income—
Net Income	$(48,625)	—	—	(48,625)	—	(48,625)
Foreign currency translation adjustments, net of tax	69,860	—	—	—	69,860	69,860
Unrealized gains on derivatives, net of tax	3,268	—	—	—	3,268	3,268
Adjustment to reflect funded status of pension plans, net of tax	29,971	—	—	—	29,971	29,971

Total comprehensive income	$54,474

Capital contributions		—	215	—	—	215
Proceeds from the issuance of new class A common stock		998	485,902	—	—	486,900
Warrants for new class A common stock		—	39,600	—	—	39,600
Fair value adjustment to class B common stock subject to put and call options		—	(28,674)	—	—	(28,674)
Payment of costs for equity redemption and issuance		—	(32,875)	—	—	(32,875)
Dividends declared		—	—	(84)	—	(84)

Balance, December 31, 2009		$998	$549,512	$(342,515)	$215,316	$423,311

The accompanying notes are an integral part of the consolidated financial statements.

DIVERSEY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Cash flows from operating activities:
Net loss	$(48,625)	$(59,521)	$(131,772)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities—
Depreciation and amortization	93,030	104,277	128,981
Amortization of intangibles	19,067	23,959	27,765
Amortization of debt issuance costs	16,832	5,211	4,974
Interest accreted on notes payable	66	4,244	24,606
Interest accrued on long-term receivables-related parties	(2,551)	(2,749)	(2,583)
Deferred income taxes	2,765	(21,620)	41,618
(Gain) loss on disposal of discontinued operations	(176)	(10,471)	84
(Gain) loss from divestitures	208	(1,282)	454
(Gain) loss on property, plant and equipment disposals	726	736	(4,218)
Compensation costs associated with a former long-term incentive plan	215	400	515
Other	6,152	6,030	14,366
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses—
Restricted cash	(27,404)	(49,463)	—
Accounts receivable securitization	(24,997)	(10,200)	(10,400)
Accounts receivable	33,048	21,948	(38,654)
Inventories	13,952	(2,430)	(7,118)
Other current assets	(26,248)	(13,364)	(5,727)
Accounts payable and accrued expenses	58,353	(13,199)	(4,640)
Other assets	(29,358)	13,689	(18,540)
Long-term, acquisition-related receivables from Unilever	86,079	—	—
Other liabilities	3,281	8,600	(8,092)
Long-term, acquisition-related payables from Unilever	(30,630)	—	—

Net cash provided by (used in) operating activities	143,785	4,795	11,619
Cash flows from investing activities:
Capital expenditures	(68,689)	(98,015)	(103,075)
Expenditures for capitalized computer software	(25,605)	(23,196)	(8,084)
Proceeds from property, plant and equipment disposals	8,216	3,048	11,083
Acquisitions of businesses and other intangibles	(1,737)	(7,584)	(4,081)
Proceeds from (costs of) divestiture of businesses	(1,348)	127,564	1,795

Net cash provided by (used in) investing activities	(89,163)	1,817	(102,362)
Cash flows from financing activities:
Proceeds from (repayments of) short-term borrowings, net	(1,804)	10,985	(20,702)
Proceeds from long-term borrowings	1,603,396	1,050	—
Repayments of long-term borrowings	(1,444,361)	(13,820)	(13,016)
Repayment of related party long-term note	(1,050)	—	—
Payment of costs for equity redemption and issuance	(32,875)	—	—
Proceeds from the issuance of new class A common stock	486,900	—	—
Redemption of class B common stock	(445,948)	—	—
Payment of debt issuance costs	(82,377)	(123)	(500)
Dividends paid	(370)	—	(77)

Net cash (provided by) used in financing activities	81,511	(1,908)	(34,295)
Effect of exchange rate changes on cash and cash equivalents	5,657	6,043	13,796

Change in cash and cash equivalents	141,790	10,747	(111,242)
Beginning balance	107,923	97,176	208,418

Ending balance	$249,713	$107,923	$97,176

Supplemental cash flows information
Cash paid during the period:
Interest (restated for the year ended December 31, 2009)	$132,132	$136,264	$115,091
Income taxes	35,019	39,568	30,321

Non-cash financing activities:
Contribution from Holdco associated with a former long-term incentive plan	$215	$400	$515

The accompanying notes are an integral part of the consolidated financial statements.

DIVERSEY HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009

(currencies in thousands)

(1) Description of the Company

The accompanying consolidated financial statements include all of the operations, assets and liabilities of Diversey Holdings, Inc., formerly known as Johnson Professional Holdings, Inc., (“Holdings” or the “Company”). The Company wholly owns the shares of Diversey, Inc. (“Diversey”) (formerly S.C. Johnson Commercial Markets, Inc. and JohnsonDiversey, Inc), except for one share which is owned by S.C. Johnson & Son, Inc. (“SCJ”). The Company is a holding company and its sole business interest is the ownership and control of Diversey and its subsidiaries. Diversey is a leading global marketer and manufacturer of cleaning, hygiene, operational efficiency, appearance enhancing products and equipment and related services for the institutional and industrial cleaning and sanitation market.

Prior to November 5, 1999, Diversey was a wholly owned subsidiary of SCJ. On November 5, 1999, ownership of Diversey including all of its assets and liabilities, was spun-off in a tax-free reorganization. In connection with the spin-off, Commercial Markets Holdco, Inc. (“CMH”) obtained substantially all of the shares of Diversey from SCJ.

On November 19, 2001, the Company was formed and named Johnson Professional Holdings, Inc., at which time CMH contributed its shares in Diversey to the Company. At the time of such contribution, the Company was a wholly owned subsidiary of CMH.

On May 3, 2002, the Company, Diversey and various of its subsidiaries acquired the DiverseyLever business from Conopco, Inc., a subsidiary of Unilever N.V. and Unilever PLC (together, “Unilever”). At the closing of the acquisition, S.C. Johnson Commercial Markets, Inc. changed its name to JohnsonDiversey, Inc., and Johnson Professional Holdings, Inc. changed its name to JohnsonDiversey Holdings, Inc. In connection with the acquisition, Unilever acquired a 33 1/3% interest in the Company, with the remaining 66 2/3% continuing to be held by CMH.

On November 24, 2009, pursuant to a series of agreements signed on October 7, 2009, the Company issued new shares of common stock to a private investment fund managed by Clayton, Dubilier & Rice, Inc. (“CD&R”), and to SNW Co., Inc. (“SNW”), a wholly owned subsidiary of SCJ, and redeemed all the equity interests of Unilever in the Company through the payment of cash and the issuance of a warrant to purchase shares of stock in the Company (“Warrant”). At the closing of these transactions, the equity ownership of the Company, assuming the exercise of the Warrant, was as follows: CMH, 49.1%, CD&R, 45.9%, SNW, 1%, and Unilever, 4%. See Note 25. In connection with these transactions, SNW granted an irrevocable proxy to CMH to vote its common stock of the Company, which, subject to certain limitations, increased CMH’s voting ownership in the Company from approximately 49.1% to approximately 50.1% and decreased SNW’s voting ownership the Company from approximately 1.0% to 0.0%.

On March 1, 2010, the Company changed its name from “JohnsonDiversey Holdings, Inc.” to “Diversey Holdings, Inc.,” and our subsidiary, JohnsonDiversey, Inc., changed its name to “Diversey, Inc.”

Except where noted, the consolidated financial statements and related notes, excluding the consolidated statements of cash flows, reflect the results of continuing operations, which exclude the divestiture of DuBois Chemicals (“DuBois”) (see Note 6).

(2) Restatement and Summary of Significant Accounting Policies

Restatement

The Company has restated its previously issued financial statements to correct an error in the disclosure of cash paid for interest on the consolidated statement of cash flows for the year ended December 31, 2009 and to restate Note 27 and other references to segment information elsewhere in the notes, as a result of the Company’s change in segment reporting effective January 2010.

Segment Reporting

The Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting, defines operating segments as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

In June 2008, the Company announced plans to organize its operating structure to better position the Company to address consolidation and globalization trends among its customers and to enable the Company to more effectively deploy resources. These plans included a change in the organization of the Company’s operating segments from five to three regions. Effective January 2010, the Company completed its reorganization to the new three region model, having implemented the following:

•	Three regional presidents have been appointed to lead the operations of the three segments;

•	The three regional presidents report to the Company’s Chief Executive Officer (“CEO”), who is its chief operating decision maker;

•	Financial information is prepared separately and regularly for each of the three regions; and

•	The CEO regularly reviews the results of operations, manages the allocation of resources and assesses the performance of each of these regions.

The Company’s operations were previously organized in five regions: Europe/Middle East/Africa (“Europe”), North America, Latin America, Asia Pacific and Japan. The new three region model is composed of the following:

•	The existing Europe region;

•	A new Americas region combining the former North and Latin American regions; and

•	A new Greater Asia Pacific region combining the former Asia Pacific and Japan regions.

Note 27 (restated) reflects segment information in conformity with the new three region model.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its majority owned and controlled subsidiaries and are prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). All significant intercompany accounts and transactions have been eliminated.

Year-End

Beginning with fiscal year 2008, the Company changed its fiscal year-end date from the Friday nearest December 31 to December 31.

Operations included the calendar year ended December 31, 2009, 52 weeks and five days in the fiscal year ended December 31, 2008, and 52 weeks in the fiscal year ended December 28, 2007.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company uses estimates and assumptions in accounting for the following significant matters, among others:

•	Allowances for doubtful accounts

•	Inventory valuation and allowances

•	Valuation of acquired assets and liabilities

•	Useful lives of property and equipment and intangible assets

•	Goodwill and other long-lived asset impairment

•	Contingencies

•	Accounting for income taxes

Actual results may differ from previously estimated amounts, and such differences may be material to the consolidated financial statements. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. The Company periodically reviews estimates and assumptions, and the effects of revisions are reflected in the period in which the revision is made. No significant revisions to estimates or assumptions were made during the periods presented in the accompanying consolidated financial statements.

Unless otherwise indicated, all monetary amounts, except for share data, are stated in thousand dollars.

Revenue Recognition

Revenues are recognized when all the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or ownership has transferred to the customer; the price to the customer is fixed and determinable; and collectibility is reasonably assured. Revenues are reflected in the consolidated statements of operations net of taxes collected from customers and remitted to governmental authorities.

In arriving at net sales, we estimate the amounts of sales deductions likely to be earned by customers in conjunction with incentive programs such as volume rebates and other discounts. Such estimates are based on written agreements and historical trends and are reviewed periodically for possible revision based on changes in facts and circumstances.

On May 3, 2002, the Company acquired the DiverseyLever business. The Company did not acquire the Unilever consumer branded business of DiverseyLever. Prior to the acquisition, Unilever’s consumer brand products were sold, directly or indirectly, by DiverseyLever to institutional and industrial end users. In connection with the acquisition, the Company entered into a sales agency agreement with Unilever relating to these products. In October 2007, the Company and Unilever entered into certain new agreements, replacing the previous sales agency agreement (see Note 3).

Customer Rebates and Discounts

Rebates and discounts granted to customers are accounted for on an accrual basis as a reduction in net sales in the period in which the related sales are recognized.

Volume rebates are generally supported by customer contracts, which typically extend from one- to five-year periods. In the case where rebate rates are not contractually fixed, the rates used in the calculation of accruals are estimated based on forecasted annual volumes.

Accrued customer rebates and discounts, which are included within accrued expenses on the consolidated balance sheets, were $120,536 and $106,057 at December 31, 2009 and December 31, 2008, respectively.

Cost of Sales

Cost of sales includes material costs, packaging costs, production costs, distribution costs, including shipping and handling costs, and other factory overhead costs.

Selling, General and Administrative Expenses

Selling expenses include advertising and promotion costs, marketing and sales overhead costs. General and administrative expenses include other administrative and general overhead costs.

Advertising Costs

The Company expenses advertising costs as incurred. Total advertising expense was $1,467, $2,412 and $1,687 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments, with maturities of 90 days or less at the date of purchase, to be cash equivalents. The cost of cash equivalents approximates fair value due to the short-term nature of the investments.

Restricted Cash

Restricted cash represents cash transferred to separate irrevocable trusts for the settlement of certain obligations associated with the November 2005 Restructuring Program (see Note 14).

Accounts Receivable

The Company does not require collateral on sales and evaluates the collectibility of its accounts receivable based on a number of factors. For accounts substantially past due, an allowance for doubtful accounts is recorded based on a customer’s ability and likelihood to pay based on management’s review of the facts. In addition, the Company considers the need for allowance based on the length of time receivables are past due compared to its historical experience. The Company writes off accounts receivable when the Company determines that the accounts receivable are uncollectible, typically upon customer bankruptcy or the customer’s non-response to continuous collection efforts.

Inventories

Inventories are carried at the lower of cost or market. As of December 31, 2009 and December 31, 2008, the cost of certain domestic inventories determined by the last-in, first-out (“LIFO”) method was $14,106 and

$23,861, respectively. This represented 5.4% and 9.2% of total inventories, respectively. For the balance of the Company’s inventories, cost is determined using the first-in, first-out (“FIFO”) method. If the FIFO method of accounting had been used for all inventories, they would have been $3,289 and $3,681 higher than reported at December 31, 2009 and December 31, 2008, respectively.

The components of inventory are as follows:

	December 31, 2009	December 31, 2008
Raw materials and containers	$53,198	$57,832
Finished goods	202,791	197,498

Total inventories	$255,989	$255,330

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Major replacements and improvements are capitalized, while maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets, which typically range from 20-40 years for buildings, 5-10 years for machinery and equipment, and 5-20 years for improvements.

When properties are disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gain or loss on disposition is typically reflected in selling, general and administrative expense.

Capitalized Software

The Company capitalizes certain internal and external costs to acquire or create computer software for internal use. These costs are accounted for under the provisions of Financial Accounting Statement Board (“FASB”) Accounting Standards CodificationTM (“ASC”) Topic 350-040, Internal-Use Software. ASC Topic 350-040 permits the capitalization of certain costs, including internal payroll costs, incurred in connection with the development or acquisition of software for internal use. Accordingly, certain costs of this internal-use software are capitalized beginning at the software application development phase.

Capitalized software costs are amortized using the straight-line method over the expected useful life of the software, which is generally three to five years.

Goodwill

Goodwill represents the excess of the purchase price over fair value of identifiable net assets acquired from business acquisitions. In accordance with ASC Topic 350-020, Goodwill, goodwill is not amortized, but is reviewed for impairment on an annual basis and between annual tests in certain circumstances. The Company conducts its annual impairment test for goodwill at the beginning of the fourth quarter. Goodwill is evaluated for impairment at the reporting unit level. Goodwill balances are typically recorded at the reporting unit level; however, where applicable, balances may be allocated in proportion to the goodwill balances recorded at the reporting unit level.

The Company uses a two-step process to test goodwill for impairment. First, the reporting unit’s fair value is compared to its carrying value. Fair value is estimated using a combination of a discounted cash flow approach and a market approach. If a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the second step of the impairment test would be performed. The second step of the goodwill impairment test is used to measure the amount of the potential impairment loss. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge would be recorded for the difference if the carrying value exceeds the implied fair value of the goodwill.

The Company performed the required annual impairment test for fiscal years 2009 and 2008 and found no impairment of goodwill. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Other Intangibles

ASC Topic 350-030, General Intangibles Other than Goodwill, requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which primarily include customer lists, contractual arrangements, trademarks, patents and licenses, have been assigned an estimated finite life and are amortized on a straight-line basis over periods ranging from 1 to 37 years. Indefinite-lived intangible assets, which primarily include trademarks, are evaluated annually for impairment and between annual tests in certain circumstances.

The Company tests the carrying value of other intangible assets with indefinite lives by comparing the fair value of the intangible assets to the carrying value. Fair value is estimated using a relief of royalty approach, a discounted cash flow methodology using market-based royalty rates.

The Company conducts its annual impairment test for indefinite-lived intangible assets at the beginning of the fourth quarter. The Company performed required impairment tests for fiscal years 2009, 2008 and 2007, recording charges of $0, $0 and $179, respectively, to selling, general and administrative expenses in the consolidated statements of operations. None of the charges related to restructuring activities. There can be no assurance that future indefinite-lived intangible asset impairment tests will not result in a charge to earnings.

Impairment of Long-Lived Assets

Property, plant and equipment and other long-lived assets, including amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Such analyses necessarily involve significant judgment. In fiscal years 2009, 2008 and 2007, the Company recorded impairment charges of $1,198, $6,347 and $12,774, respectively, which are recorded as part of selling, general and administrative expenses in the consolidated statements of operations. Except for $396 related to impairment of customer lists, contracts, licenses, and other intangibles in 2009, impairment charges for 2009, 2008 and 2007 were associated with the Company’s restructuring activities. The impairment charges are summarized as follows:

Impaired Asset Type	Amount of loss	Business segment	Method for determining fair value
Fiscal Year 2009

Buildings and Leasehold improvements	$700	Greater Asia Pacific	Market price
Customer lists, contracts, licenses and other intangibles	396	Americas	Market price
Other long-lived assets	102

	$1,198

Fiscal Year 2008

Land and building	$2,617	Greater Asia Pacific	Market price
Land, building and fixed assets	2,521	Europe	Market price
Other long-lived assets	1,209

	$6,347

Fiscal Year 2007

Manufacturing facility and equipment	$3,454	Europe	Market price
Capitalized software	2,745	Corporate	Market price
Fixed assets	1,603	Corporate	Market price
Manufacturing facility and equipment	1,462	Greater Asia Pacific	Market price
Customer list and non-compete intangible	1,308	Americas	Market price
Land and building	1,128	Americas	Market price
Other long-lived assets	1,074

	$12,774

Accrued Employee-Related Expenses

The Company accrues employee costs relating to payroll, payroll taxes, vacation, bonuses and incentives when earned. Such accruals were $161,132 and $157,487 as of December 31, 2009 and December 31, 2008, respectively.

Environmental Remediation Costs

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. The accruals are adjusted as further information becomes available or circumstances change.

Foreign Currency Translations and Transactions

The functional currency of the Company’s foreign subsidiaries is generally the local currency. Accordingly, balance sheet accounts are translated to U.S. Dollars using the exchange rates in effect at the respective balance sheet dates and income statement amounts are translated to U.S. Dollars using the monthly weighted-average exchange rates for the periods presented. The aggregate effects of the resulting translation adjustments are included in accumulated other comprehensive income (see Note 24).

Gains and losses resulting from foreign currency transactions are generally recorded as a component of other (income) expense, net (see Note 15).

Stock-Based Compensation

The Company measures and recognizes the compensation expense for all share-based awards made to employees and directors based on estimated fair values. The fair value of stock options granted under the current long-term incentive plan, which was cancelled in December 2005, is calculated using a lattice-binomial option-pricing model, and compensation expense is recognized over a four-year vesting period. As described in Note 21, the Company adopted a new management incentive plan in January 2010.

Derivative Financial Instruments

The Company utilizes certain derivative financial instruments to enhance its ability to manage foreign currency exposures. Derivative financial instruments are entered into for periods consistent with the related underlying exposures and do not represent positions independent of those exposures. The Company does not enter into forward foreign currency exchange contracts for speculative purposes. The contracts are entered into with major financial institutions with no credit loss anticipated for the failure of counterparties to perform.

The Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in the consolidated statements of operations or in stockholders’ equity as a component of comprehensive income or loss depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in the consolidated statements of operations along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks. Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income or loss, net of deferred taxes. Hedge ineffectiveness to the extent that elements of the hedges are ineffective will be reported in the consolidated statement of operations. Hedge ineffectiveness was insignificant for all periods reported. Changes in fair value of derivatives not qualifying as hedges are reported in the consolidated statements of operations.

New Accounting Pronouncements

FASB Accounting Standards CodificationTM

The FASB established the ASC on July 1, 2009, as the single source of authoritative non-governmental U.S. GAAP, superseding various existing authoritative accounting pronouncements. The ASC eliminates the U.S. GAAP hierarchy contained in pre-codification standards and establishes one level of authoritative U.S. GAAP. All other literature is considered non-authoritative. With the establishment of the ASC, future accounting guidance will come in the form of updates to the Codification (“ASU”); the FASB will no longer be issuing new

FASB Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. The ASC does not change U.S. GAAP; it reorganized the numbering system applied to the way we reference U.S. GAAP. This use of the ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the ASC in the third quarter of this fiscal year. There was no change to our consolidated financial statements due to the implementation of the ASC other than in the way we reference U.S. GAAP in our notes to the financial statements. The accounting standards described below conform to the new codification.

Revenue Recognition (ASC Topic 605)

In October 2009, the FASB issued an update on its standard on Multiple-Deliverable Revenue Arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, specifically: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. It also eliminates the residual method of allocation and requires that consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This ASC update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the effect that this standard may have on its financial statements.

Fair Value Measurements (ASC Topic 820)

General: In September 2006, the FASB issued a new standard on fair value measurements which clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures of fair value measurements. We adopted this new guidance for financial assets and liabilities at the beginning of fiscal year 2008 and for non-financial assets and liabilities at the beginning of fiscal year 2009, and it did not have a material impact on our consolidated financial statements. See Note 20 to our consolidated financial statements for additional information.

In January 2010, the FASB issued additional guidance to improve fair value disclosures and increase the transparency in financial reporting. These enhancements include: (1) a reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements. This new guidance is effective for interim and annual reporting periods beginning after December 15, 2009. Early application is permitted. The Company expects that the adoption of this standard will not significantly impact our consolidated financial statements.

Determination of fair values in inactive markets: In April 2009, the FASB issued additional guidance on the determination of fair values when there is no active market or where the price inputs represent distressed sales. It reaffirms that the objective of fair value measurement is to reflect an asset’s sale price in an orderly transaction at the date of the financial statements. We adopted the new guidance at the beginning of the second quarter of 2009, and it did not have a material impact on our consolidated financial statements. See Note 20 to our consolidated financial statements for additional information.

Interim disclosures about fair value of financial instruments: Also in April 2009, the FASB required an entity to provide disclosures about fair value of financial instruments in interim financial information. The guidance enhances consistency in financial reporting by increasing the frequency of fair value disclosures. We adopted this new guidance in the second quarter of 2009. See Note 15 to our consolidated financial statements for additional information.

Measuring Liabilities at Fair Value: In August 2009, the FASB clarified that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value of such liability using one or more of the techniques prescribed by the update. We adopted this standard during the fourth quarter of 2009, and it had no impact to our consolidated financial statements.

Transfers of Financial Assets (ASC Topic 860)

In June 2009, the FASB eliminated the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. As a result of this amendment to U.S. GAAP, many types of transferred financial assets that previously qualified for de-recognition in the balance sheet will no longer qualify. This standard is effective on the first day of our fiscal year 2010. As a result of the adoption of this standard, we expect to restore the securitized accounts receivable in our balance sheet and recognize short-term borrowings. See Notes 7 and 30 for additional information.

Consolidation (ASC Topic 810)

Variable Interest Entities (“VIEs”): In June 2009, the FASB amended the evaluation criteria used to identify the primary beneficiary of a VIE, potentially changing significantly the decision on whether or not a VIE should be consolidated. This statement requires companies to qualitatively assess the determination of the primary beneficiary of a VIE based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Additionally, the new standard requires ongoing reassessments of whether an enterprise is the primary beneficiary. We expect to adopt this standard effective the first day of our fiscal year 2010, and do not expect it to have a material impact to our consolidated financial statements.

Non-controlling Interests: In December 2007, the FASB issued a new standard that requires the recognition of non-controlling interests in the equity of a consolidated subsidiary within the equity section of the balance sheet, but separate from the parent’s equity. It also provides revised guidance on the treatment of net income and losses attributable to the non-controlling interest and changes in ownership interests in a subsidiary, and requires additional disclosures that identify and distinguish between the interests of the controlling and non-controlling owners. This guidance, which we adopted in fiscal year 2009, did not have any impact on our consolidated financial statements.

Subsequent Events (ASC Topic 855)

In May 2009, the FASB established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. As a result of this new standard, and as a public reporting company, we evaluate subsequent events through the date the financial statements are issued and/or reissued.

Employers’ Disclosures about Postretirement Benefit Plan Assets (ASC Topic 715-020)

In December 2008, the FASB issued new guidance to require additional disclosures about assets held in an employer’s pension and other postretirement benefit plans. This guidance is effective for fiscal years ending after December 15, 2009. The Company adopted the disclosure standards beginning with these financial statements.

Determination of the Useful Life of Intangible Assets (ASC Topic 350)

In April 2008, the FASB issued new guidance on the determination of the useful life of intangible assets to amend the factors to be considered in determining the useful life of intangible assets. Its intent is to improve the consistency between the useful life of an intangible asset and the period of expected cash flows used to measure its fair value by allowing an entity to consider its own historical experience in renewing or extending the useful life of a recognized intangible asset. The adoption of this new standard, which was effective for us at the beginning of 2009, did not have any impact on the Company’s financial statements.

Disclosures about Derivative Instruments and Hedging Activities (ASC Topic 815)

In March 2008, the FASB required companies to provide enhanced disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. This statement also requires companies to disclose more information about the location and amounts of derivative instruments in financial statements, how derivatives and related hedges are accounted for under the previous accounting standard and how the hedges affect the entity’s financial condition, results of operations and cash flows. We adopted this new standard at the beginning of fiscal year 2009 and the disclosure requirements are presented in Note 13 to the consolidated financial statements.

Business Combinations (ASC Topic 805)

General: In December 2007, the FASB issued a new accounting statement on Business Combinations which retains the underlying concepts of the previous standard in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but the new standard changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; non-controlling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. This new standard is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, which for us is the fiscal year 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. The adoption of this new standard in 2009 did not have any impact on our consolidated financial statements.

Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies: In April 2009, the FASB issued an amendment to (1) require that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated; (2) eliminate the requirement to disclose an estimate of the range of outcomes of recognized contingencies at the acquisition date, and instead, for unrecognized contingencies, require that entities include appropriate disclosures in the business combination footnote; and (3) require that contingent consideration arrangements of an acquiree assumed by the acquirer in a business combination be treated as contingent consideration of the acquirer and should be initially and subsequently measured at fair value. This guidance is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the first annual reporting period beginning after December 15, 2008, which for the Company is fiscal year 2009. The adoption of this guidance did not have any impact on our consolidated financial statements.

International Financial Reporting Standards (“IFRS”)

In November 2008, the SEC issued a proposed roadmap regarding the potential use of IFRS for the preparation of financial statements by U.S. registrants. IFRS are standards and interpretations adopted by the International Accounting Standards Board. Under the proposed roadmap, the Company would be required to prepare financial statements in accordance with IFRS in fiscal 2016, including comparative information also prepared under IFRS for fiscal 2014 and fiscal 2015. The SEC is expected to make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the potential impact of IFRS on its financial statements, including early adoption of IFRS, and will continue to review developments with respect to the proposed roadmap.

(3) Master Sales Agency Terminations and Umbrella Agreement

In connection with the May 2002 acquisition of the DiverseyLever business, the Company entered into a master sales agency agreement (the “Prior Agency Agreement”) with Unilever, whereby the Company acts as an exclusive sales agent in the sale of Unilever’s consumer brand products to various institutional and industrial end-users. At acquisition, the Company assigned an intangible value to the Prior Agency Agreement of $13,000, which was fully amortized at May 2007.

An agency fee is paid by Unilever to the Company in exchange for its sales agency services. An additional fee was payable by Unilever to the Company in the event that conditions for full or partial termination of the Prior Agency Agreement were met. At various times during the life of the Prior Agency Agreement, the Company elected, and Unilever agreed, to partially terminate the Prior Agency Agreement in several territories resulting in payment by Unilever to the Company of additional fees, which were recognized in the consolidated statement of operations over the life of the Prior Agency Agreement. In association with the partial terminations, the Company recognized sales agency fee income of $637, $743 and $3,239 during fiscal years 2009, 2008 and 2007, respectively.

In October 2007, the Company and Unilever entered into the Umbrella Agreement (the “Umbrella Agreement”), to replace the Prior Agency Agreement, which includes; (i) a new agency agreement with terms similar to the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (ii) a Master Sub-License Agreement (the “License Agreement”) under which Unilever has agreed to grant 31 of the Company’s subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. The entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017.

Under the License Agreement, the Company recorded net product and service sales of $133,368 and $151,335 during fiscal years 2009 and 2008, respectively.

(4) Acquisitions

In June 2008, Diversey purchased certain intangible assets relating to a cleaning technology for an aggregate purchase price of $8,020. The purchase price includes a $1,000 non-refundable deposit made in July 2007; $5,020 paid at closing; and $2,000 of future payments that are contingent upon, among other things, achieving commercial production. Assets acquired include primarily intangible assets, consisting of trademarks, patents, technological know-how, customer relationships and a non-compete agreement. Diversey paid the sellers $1,000 in both September 2008 and December 2008 having met certain contingent requirements.

In conjunction with the acquisition, Diversey and the sellers entered into a consulting agreement, under which Diversey is required to pay to the sellers $1,000 in fiscal 2009 and $1,000 in fiscal 2010, subject to certain conditions. Diversey paid the sellers $500 in both January 2009 and July 2009 as the sellers met the contingent requirements.

In addition to the purchase price discussed above, the Company previously maintained an intangible asset in its consolidated balance sheets in the amount of $4,700, representing a payment from Diversey to the sellers in a previous period in exchange for an exclusive distribution license agreement relating to this technology. This distribution agreement was terminated as a result of the acquisition and the value of this asset is considered in the final allocation of purchase price.

At December 31, 2009, after consideration of the contingent payments described above, Diversey’s allocation of purchase price is as follows:

	Fair Value	Useful Life
Trademarks	$540	Indefinite
Patents	40	18 years
Technological know-how	11,830	20 years
Customer relationships	420	10 years
Non-compete	600	10 years

(5) Divestitures

Auto-Chlor Master Franchise and Branch Operations

In December 2007, in conjunction with its November 2005 Plan (see Note 14), Diversey executed a sales agreement for its Auto-Chlor Master Franchise and substantially all of its remaining Auto-Chlor branch operations in North America, a business that marketed and sold low-energy dishwashing systems, kitchen chemicals, laundry and housekeeping products and services to foodservice, lodging, healthcare, and institutional customers, for $69,800.

The sales agreement was subject to the approval of the Company’s Board of Directors and Unilever consent, both of which the Company considered necessary in order to meet “held for sale” criteria under ASC Topic 360, Property, Plant and Equipment. Accordingly, these assets were classified as “held and used” as of December 28, 2007. The Company obtained approval from its Board of Directors and consent from Unilever in January 2008.

The transaction closed on February 29, 2008, resulting in a net book gain of approximately $1,292 after taxes and related costs. The gain associated with these divestiture activities is included as a component of selling, general and administrative expenses in the consolidated statements of operations. In fiscal year 2009, Diversey recorded adjustments related to closing costs and pension-related settlement charges, reducing the gain by $208. The gain is subject to additional post-closing adjustments including potential pension-related settlement changes.

As of the divestiture date, net assets were as follows:

Inventories	$8,343
Property, plant and equipment, net	11,439
Goodwill, allocated	12,745
Other intangibles, net	32,517

Net assets divested	$65,044

Net sales associated with these businesses were approximately $9,882 and $62,977 for the fiscal years ended December 31, 2008 and December 28, 2007, respectively.

Auto-Chlor Branch Operations

In August 2007, in conjunction with its November 2005 Plan, Diversey divested certain of its Auto-Chlor branch operations in the eastern United States for $2,450, resulting in a gain of $549 after taxes and related costs. The gain is included within selling, general and administrative expenses in the consolidated statements of operations. Net sales associated with this business were approximately $3,370 for the fiscal year ended December 28, 2007.

(6) Discontinued Operations

DuBois Chemicals

On September 26, 2008, Diversey and JohnsonDiversey Canada, Inc., a wholly-owned subsidiary of Diversey, sold substantially all of the assets of DuBois Chemicals (“DuBois”) to DuBois Chemicals, Inc. and DuBois Chemicals Canada, Inc., subsidiaries of The Riverside Company (collectively, “Riverside”), for approximately $69,700, of which, $5,000 was escrowed subject to meeting certain fiscal year 2009 performance measures and $1,000 was escrowed subject to resolution of certain environmental representations by Diversey. The purchase price is also subject to certain post-closing adjustments that are based on net working capital targets. Diversey and Riverside are expected to finalize the performance related adjustments during the second quarter of 2010.

DuBois is a North American-based manufacturer and marketer of specialty chemicals, control systems and related services primarily for use by industrial manufacturers. DuBois was a non-core asset of Diversey and a component of the Americas operating segment. The sale resulted in a gain of approximately $14,774 ($6,211 after tax) being recorded in the fiscal year ended December 31, 2008, net of related costs. During the fiscal year ended December 31, 2009, Diversey reduced the gain by $900 ($641 after tax) as a result of additional one-time costs and pension-related settlement charges, partially offset by proceeds from the environmental escrow. The gain is subject to additional post-closing adjustments including additional pension-related settlement changes.

The following summarizes the carrying amount of assets and liabilities of DuBois immediately preceding divestiture:

September 26, 2008
ASSETS
Current assets:
Accounts receivable, less allowance of $72	$13,232
Inventories	7,204
Other current assets	139

Current assets	$20,575

Non current assets:
Property, plant and equipment, net	$11,014
Goodwill	9,749
Other intangibles, net	9,906

Non current assets	$30,669

LIABILITIES
Current liabilities:
Accounts payable	$2,464
Accrued expenses	2,716

Current liabilities	$5,180

Net sales from discontinued operations relating to DuBois were as follows:

	Fiscal Year Ended
	December 31, 2008	December 28, 2007
Net sales [1]	$72,134	$121,729

[1]	Includes intercompany sales of $7,193 and $33,421 for the fiscal years ended December 31, 2008 and December 28, 2007, respectively.

Income from discontinued operations relating to DuBois was comprised of the following:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—	$6,630	$10,943
Taxes on discontinued operations	—	(2,476)	(4,191)
Gain (loss) on sale of discontinued operations before taxes	(900)	14,774	—
Taxes on sale of discontinued operations	259	(8,563)	—

Income from discontinued operations	$(641)	$10,365	$6,752

The asset purchase agreement relating to the DuBois disposition refers to ancillary agreements governing certain relationships between the parties, including a distribution agreement and supply agreement, each of which is not considered material to Diversey’s consolidated financial results.

Chemical Methods Associates

On September 30, 2006, in connection with the November 2005 Plan (see Note 14), Diversey sold its equity interest in Chemical Methods Associates (“CMA”) to Ali SpA, an Italy-based manufacturer of equipment for the food service industry, for $17,000. The purchase price was subject to various post-closing adjustments, principally with regard to changes in working capital. In December 2006, Diversey recorded additional purchase price of approximately $300 based on its preliminary assessment of closing working capital. The sale resulted in a gain of $2,322 ($497 after tax), net of related costs. CMA was a non-core asset of the Company and a component of the Americas operating segment.

During the fiscal year ended December 28, 2007, Diversey finalized and collected the closing working capital adjustment and recorded additional closing costs, resulting in a reduction to the gain of $262 ($300 after tax).

Income from discontinued operations relating to CMA was comprised of the following:

Fiscal Year Ended
December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—
Taxes on income from discontinued operations	—
Loss on sale of discontinued operations before taxes	(262)
Taxes on loss from sale of discontinued operations	(38)

Loss from discontinued operations	$(300)

Polymer Business

On June 30, 2006, Johnson Polymer, LLC (“Johnson Polymer”) and JohnsonDiversey Holdings II B.V. (“Holdings II”), an indirectly owned subsidiary of Diversey, completed the sale of substantially all of the assets of Johnson Polymer, certain of the equity interests in, or assets of, certain Johnson Polymer subsidiaries and all of the equity interests owned by Holdings II in Johnson Polymer B.V. (collectively, the “Polymer Business”) to BASF Aktiengesellschaft (“BASF”) for approximately $470,000 plus an additional $8,119 in connection with the parties’ estimate of purchase price adjustments that are based upon the closing net asset value of the Polymer Business. Further, BASF paid Diversey $1,500 for the option to extend the tolling agreement (described below) by up to six months. In December 2006, the Company and BASF finalized purchase price adjustments related to the net asset value and Diversey received an additional $4,062.

The Polymer Business developed, manufactured, and sold specialty polymers for use in the industrial print and packaging industry, industrial paint and coatings industry, and industrial plastics industry. The Polymer Business was a non-core asset of Diversey and had been reported as a separate operating segment. The sale resulted in a gain of approximately $352,907 ($256,693 after tax), net of related costs.

During the fiscal year ended December 28, 2007, Diversey recorded and paid certain pension-related adjustments, adjusted net assets disposed and recorded additional closing costs, reducing the gain by $1,742 ($305 after tax gain). Diversey recorded additional closing costs, reducing the gain by $192 ($226 after tax loss), during the fiscal year ended December 31, 2008. During the fiscal year ended December 31, 2009, Diversey recorded certain pension-related adjustments and additional closing costs, reducing the gain by $239 ($246 after tax loss).

The asset and equity purchase agreement relating to the disposition of the Polymer Business refers to ancillary agreements governing certain relationships between the parties, including a supply agreement and tolling agreement, each of which is not considered material to the Company’s consolidated financial results.

Supply Agreement

A ten-year global agreement provides for the supply of polymer products to Diversey by BASF. Unless either party provides notice of its intent not to renew at least three years prior to the expiration of the ten-year term, the term of the agreement will extend for an additional five years. The agreement requires that Diversey purchase a specified percentage of related products from BASF during the term of agreement. Subject to certain adjustments, Diversey has a minimum volume commitment during each of the first five years of the agreement.

Tolling Agreement

A three-year agreement provides for the toll manufacture of polymer products by the Company, at its manufacturing facility in Sturtevant, Wisconsin, for BASF. The agreement was extended by nine months to March 2010. The agreement specifies product pricing and provides BASF the right to purchase certain equipment retained by the Company.

In association with the tolling agreement, Diversey agreed to pay $11,400 in compensation to SCJ, a related party, primarily related to pre-payments and the right to extend terms on the lease agreement at the Sturtevant, Wisconsin manufacturing location. The Company is amortizing $9,200 of the payment into the results of the tolling operation over the term of the tolling agreement, with the remainder recorded as a reduction of the gain on discontinued operations.

The Company considered its continuing involvement with the Polymer Business, including the supply agreement and tolling agreement, concluding that neither the related cash inflows nor cash outflows were direct, due to the relative insignificance of the continuing operations to the disposed business.

Income from discontinued operations relating to the Polymer Business was comprised of the following:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Income from discontinued operations before taxes and gain from sale	$—	$—	$—
Taxes on income from discontinued operations	—	—	—
Loss on sale of discontinued operations before taxes	(239)	(192)	(1,742)
Taxes on loss from sale of discontinued operations	(7)	(34)	2,047
Income (loss) from tolling operations	(1,094)	477	1,903
Taxes on income (loss) from tolling operations	8	(200)	(694)

Income (loss) from discontinued operations	$(1,332)	$51	$1,514

(7) Accounts Receivable Securitization

JWPR Corporation

Diversey and certain of its subsidiaries entered into an agreement (the “Receivables Facility”) in March 2001, as amended, whereby they sell, on a continuous basis, certain trade receivables to JWPR Corporation (“JWPRC”), a wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary of the Company. JWPRC was formed for the sole purpose of buying and selling receivables generated by Diversey and certain of its subsidiaries party to the Receivables Facility. JWPRC, in turn, sells an undivided interest in the accounts receivable to nonconsolidated financial institutions (the “Conduits”) for an amount equal to the value of all eligible receivables (as defined under the receivables sale agreement between JWPRC and the Conduits) less the applicable reserve.

In July 2009, Diversey amended the Receivables Facility to allow for the repurchase of receivables relating to Diversey’s subsidiary in the United Kingdom and extend the maturity of the program through July 14, 2010. The total potential for securitization of trade receivables under the Receivables Facility was $50,000 and $75,000 at December 31, 2009 and December 31, 2008, respectively. The July 2009 amendment reduced the total potential for securitization under the Receivables Facility from $75,000 to $50,000. In December 2009, the receivables facility was amended to extend the maturity of the program to December 19, 2011.

As of December 31, 2009 and December 31, 2008, the Conduit held $0 and $43,700, respectively, of accounts receivable that are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheets.

As of December 31, 2009 and December 31, 2008, Diversey had a retained interest of $60,048 and $74,712, respectively, in the receivables of JWPRC. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets.

Costs associated with the sale of beneficial interests in the receivables vary on a monthly basis and are generally related to the commercial paper rate and administrative fees associated with the overall program facility. Such costs were $1,201, $2,195 and $3,546 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively, and are included in interest expense in the consolidated statements of operations.

JDER Limited

On September 8, 2009, certain subsidiaries of Diversey entered into agreements (the “European Receivables Facility” and together with the Receivables Facility, the “Receivables Facilities”) to sell, on a continuous basis, certain trade receivables originated in the United Kingdom, France and Spain to JDER Limited (“JDER”), a wholly-owned, consolidated, special purpose, bankruptcy-remote indirect subsidiary of Diversey. JDER was formed for the sole purpose of buying and selling receivables originated by subsidiaries subject to the European Receivables Facility. JDER will sell an undivided interest in the accounts receivable to a nonconsolidated financial institution (the “European Conduit”) for an amount equal to the value of the eligible receivables less the applicable reserve. The total amount available for securitization of trade receivables under the European Receivables Facility is €50 million. The maturity date of the European Receivables Facility is September 8, 2012.

As of December 31, 2009, the European Conduit held $18,703 accounts receivable that are not included in the accounts receivable balance reflected in the Company’s consolidated balance sheets.

As of December 31, 2009, Diversey had a retained interest of $110,445 in the receivables of JDER. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets.

Costs associated with the sale of beneficial interests in the receivables vary on a monthly basis and are generally related to the commercial paper rate and administrative fees associated with the overall program facility. Such costs were $479 for the fiscal year ended December 31, 2009 and are included in interest expense in the consolidated statements of operations.

(8) Property, Plant and Equipment

Property, plant and equipment, net, consisted of the following:

	December 31, 2009	December 31, 2008
Land and improvements	$57,456	$57,260
Buildings and leasehold improvements	214,758	203,340
Equipment	681,930	620,739
Capital leases	4,090	3,611
Construction in progress	28,955	28,382

	987,189	913,332
Less—Accumulated depreciation	(571,544)	(501,310)

Property, plant and equipment, net	$415,645	$412,022

(9) Capitalized Software

Capitalized software, net, consisted of the following:

	December 31, 2009	December 31, 2008
Capitalized software	$257,296	$231,442
Less—Accumulated amortization	(203,998)	(187,578)

	$53,298	$43,864

Amortization expense related to capitalized software was $16,428, $15,736 and $32,868 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. Included in these amounts are impairment charges of $0, $0 and $2,745 (which relates to the November 2005 Plan—see Notes 2 and 14) for the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, respectively.

During the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, the Company capitalized $0, $70 and $115, respectively, of interest in connection with its ongoing software projects.

(10) Goodwill

Changes in the balance of the goodwill account were as follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Balance at beginning of year	$1,226,014	$1,287,158
Divestitures	—	(12,745)
Impact of foreign currency fluctuations	45,018	(48,399)

Balance at end of year	$1,271,032	$1,226,014

(11) Other Intangibles

Other intangibles consisted of the following:

	Weighted-Average Useful Lives	December 31, 2009	December 31, 2008
Definite-lived intangible assets:
Trademarks and patents	10 years	$49,813	$51,766
Customer lists, contracts, licenses and other intangibles	14 years	202,311	192,663
Indefinite-lived intangible assets:
Trademarks and patents	—	134,950	131,438
Licenses and other intangibles	—	2,441	2,441

		389,515	378,308
Less—Accumulated amortization		(168,746)	(146,718)

Other intangibles, net		$220,769	$231,590

Amortization expense for other intangibles was $19,067, $22,901 and $26,355 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. Included in these amounts are impairment charges of $396, $0 and $1,308, respectively (see Note 2).

The aggregate amounts of anticipated amortization of intangible assets for each of the next five fiscal years and thereafter are as follows:

Year
2010	$18,469
2011	13,118
2012	7,121
2013	5,707
2014	4,734
Thereafter	34,229

$83,378

(12) Indebtedness and Credit Arrangements

In connection with the recapitalization and refinancing transactions (see Note 25), the Company and Diversey entered into new debt arrangements, the proceeds of which were primarily used to repurchase or redeem the Diversey’s previously outstanding senior subordinated notes, the senior discount notes and to repay borrowings under the Diversey’s previous senior secured credit facilities, and to settle the obligations relating to the Redemption Agreement. The following is a summary of the terms of the Company’s new debt and the retirement of the previous indebtedness.

The Company’s indebtedness and credit arrangements consisted of the following:

	December 31, 2009	December 31, 2008
Short-term borrowings:
Revolving facility [1]	$—	$—
Other lines of credit	27,661	26,448

Long-term borrowings:
Diversey, Inc.:
New Term Loans [1]	$981,092	$—
New Senior Notes [2]	400,000	—
Term loan B [3]	—	429,750
Japan loan [4]	—	11,055
Senior subordinated notes [5]	—	614,573
Diversey Holdings, Inc.:
New Holdings Senior Notes [6]	250,000	—
Senior discount notes [7]	—	406,303

	1,631,092	1,461,681
Less: Unamortized discount	27,584	17,320
Less: Current maturities of long-term debt	9,811	19,805

	$1,593,697	$1,424,556

[1]	New Term Loans and New Revolving Facility

On November 24, 2009, Diversey entered into new senior secured credit facilities (“New Senior Secured Credit Facility”). The New Senior Secured Credit Facility includes three term loan facilities, one in U.S. dollars, one in Canadian dollars, and one in euros, in an aggregate principal amount of $1,000,000 (“New Term Loans”). The New Senior Secured Credit Facility also includes a $250,000 multicurrency, revolving credit facility available in U.S. dollars, euros, Canadian dollars and/or British pounds, and includes a letter of credit sub-limit of $50,000 and a swing-line loan sub-limit of $30,000 (“Revolving Facility”).

The net proceeds of the Term Loans due 2015, after deducting the original issue discount of $15,000, but before offering expenses and other debt issuance costs, were $985,000. The New Term Loans will mature on November 24, 2015, and will amortize in quarterly installments of 1.0% per annum with the balance due at maturity.

Borrowings under the New Senior Secured Credit Facility bear interest based on LIBOR, EURIBOR, the BA rate or Base Rate (all as defined in the credit agreement to the New Senior Secured Facility), plus an agreed upon margin that adjusts based on the Company’s leverage ratio, and subject to a floor rate. At December 31, 2009, the U.S. dollar denominated borrowings bear interest at 5.5%, which is LIBOR plus 350 basis points, subject to a minimum LIBOR floor of 2.00%. The Canadian dollar denominated borrowings bear interest at 5.5%, which is the BA rate plus 350 basis points, subject to a minimum BA floor of 2.00%. The euro denominated borrowings bear interest at 6.5%, which is EURIBOR plus 425 basis points, subject to a EURIBOR floor of 2.25%. Interest is generally payable quarterly in arrears.

The Revolving Facility will mature on November 24, 2014. At December 31, 2009, there were no outstanding borrowings under the Revolving Facility.

At December 31, 2008, there were no outstanding borrowings under the previously outstanding revolving credit facility.

All obligations under the New Senior Secured Credit Facility are secured by substantially all the assets of the Company, Diversey and each subsidiary of Diversey (but limited to the extent necessary to avoid materially adverse tax consequences to the Company and its subsidiaries, taken as a whole and by restrictions imposed by applicable law).

[2]	New Senior Notes

On November 24, 2009, Diversey issued $400,000 of 8.25% senior notes due 2019 (“New Senior Notes”). The net proceeds of the issuance of the New Senior Notes, after deducting the original issue discount of $3,320, but before offering expenses and other debt issuance costs, were $396,680.

Diversey will pay interest on the New Senior Notes May 15 and November 15 of each year, beginning on May 15, 2010. The New Senior Notes will mature on November 15, 2019.

The New Senior Notes are unsecured and are effectively subordinated to the New Senior Secured Credit Facility to the extent of the value of Diversey’s assets of Diversey’s subsidiaries that secure such indebtedness. The indenture governing the New Senior Notes contains certain covenants and events of default that the Company believes are customary for indentures of this type.

In connection with the issuance and sale of the New Senior Notes, Diversey entered into an exchange and registration rights agreement, pursuant to which Diversey agreed to either offer to exchange the New Senior Notes for substantially similar notes that are registered under the Securities Act of 1933, as amended, or, in certain circumstances, register the resale of the New Senior Notes.

[3]	Term Loan B

The previously outstanding term loan B was repaid on November 24, 2009 in connection with the recapitalization and refinancing of the Company and this term loan was replaced by Diversey’s New Term Loans. In 2008, the term loan B and the delayed draw term loan bore interest at a rate of LIBOR plus 200 basis points (5.19% at December 31, 2008).

[4]	Japan Loan

In December 2005, the Company’s Japanese subsidiary entered into a ¥2,500,000 term loan. The interest rate on the loan was based on TIBOR plus 102.5 basis points (1.83% at December 31, 2008). The loan matured and was repaid on December 29, 2009.

[5]	Senior Subordinated Notes

In May 2002, Diversey issued $300,000 and €225,000 of 9.625% senior subordinated notes due 2012 to finance a portion of the cash purchase price of the DiverseyLever business. In January 2003, the series A senior subordinated notes were exchanged for series B senior subordinated notes with the same interest rates and maturity dates. These notes were repaid in full in connection with the recapitalization and refinancing of the Company in the fourth quarter of 2009.

[6]	New Holdings Senior Notes

Also in connection with the recapitalization and refinancing of the Company, the Company issued $250,000 of 10.50% senior notes that mature on May 15, 2020 (“New Holdings Senior Notes”). The Company used the net proceeds from the offering of the new senior notes to provide funds necessary to consummate a portion of the Transactions, including, to fund the repurchase of its common equity ownership interests previously held by an affiliate of Unilever. Prior to November 15, 2014, the Company may elect to pay interest on the notes in cash or by increasing the principal amount of the notes. From and after November 15, 2014 cash interest will accrue on the notes and be payable semi-annually in arrears. The Company has the option, at various dates, to redeem portions of the notes prior to maturity. The Company may be required to make an offer on all or part of the notes, at the discretion of the holder, if certain conditions are met, including change in control of the Company and certain asset sales. The notes are not guaranteed by Diversey or any of its subsidiaries.

The net proceeds of the offering, after deducting original issue discount of $10,000, but before estimated offering expenses and other debt issuance costs, were approximately $240,000.

The New Holdings Senior Notes are unsecured and are not guaranteed by any of Company’s subsidiaries. The indenture agreement underlying the New Senior notes contains certain covenants and events of default that the Company believes are customary for indentures of this type.

In connection with the issuance and sale of these notes, the Company entered into the Holdings Exchange and Registration Rights Agreement, pursuant to which, the Company agreed to either offer to exchange the notes for substantially similar notes that are registered under the Securities Act of 1933, as amended, or, in certain circumstances, register the resale of the notes.

[7]	Senior Discount Notes

In connection with the acquisition of DiverseyLever, the Company had issued senior discount notes to Unilever with a principal amount of $240,790 due May 15, 2013. The notes were recorded at a fair value of $201,900 and accreted at a rate of 10.67% per annum, compounded semi-annually on May 15 and November 15 through May 14, 2007. Beginning May 15, 2007, the Company paid interest semi-annually in arrears with the first payment due November 15, 2007. In connection with the Closing, the Company by virtue of its option, at various dates, to redeem portions of this notes prior to maturity, repaid this notes in its entirety.

Senior subordinated notes redemption and other costs

In connection with the redemption of the previously outstanding senior subordinated notes and senior discount notes and the termination of the previously outstanding term loan B, the Company incurred the following expenses:

Write-off of balance of discount of redeemed senior discount notes	$13,953
Redemption premium on senior subordinated notes	11,748
Write-off of balance of unamortized debt issuance costs of redeemed notes	10,867
Redemption premium on senior discount notes	8,640
Termination of interest rate swaps	3,188
Other transaction related fees	393

$48,789

Capitalized debt issuance costs

In connection with the refinancing of the Company, the Company capitalized approximately $75,922 of debt issuance costs. These costs are being amortized under the effective interest method over the life of the related debt instruments. As of December 31, 2009, the unamortized balance of debt issuance costs of $63,894 is included in other assets and $10,740 is included in other current assets.

In 2009, the amortization of these costs approximated $1,143 and is included in interest expense.

Unamortized discount

The unamortized discount at December 31, 2009 is summarized as follows:

	New Term Loans	New Senior Notes	New Holdings Senior Notes	Total
Original issue discount	$15,000	$3,320	$10,000	$28,320
Amortizations during the year	(256)	(34)	(66)	(356)
Effects of foreign exchange translation	(380)	—	—	(380)

Unamortized discount, December 31, 2009	$14,364	$3,286	$9,934	$27,584

Effective interest rate	5.70% - 6.91%	8.37%	10.96%

These discounts are being amortized under the effective interest method over the terms of the related debt instruments.

Scheduled Maturities of Long-term Borrowings

The schedule of principal payments for indebtedness and credit arrangements at December 31, 2009, is as follows:

Year
2010	$9,811
2011	9,811
2012	9,811
2013	9,811
2014	9,811
Thereafter	1,582,037

$1,631,092

Financial Covenants

Under the terms of its New Senior Secured Credit Facility, the Company is subject to specified financial covenants and other limitations that require the Company to meet the following targets and ratios:

Maximum Leverage Ratio. The Company is required to maintain a leverage ratio for each financial covenant period of no more than the maximum ratio specified for that financial covenant period. The maximum leverage ratio is the ratio of: (i) the Company’s consolidated indebtedness (excluding up to $55,000 of indebtedness incurred under the Company’s Receivables Facilities (see Note 7)) less cash and cash equivalents as of the last day of a financial covenant period to (ii) the Company’s consolidated EBITDA (“Credit Agreement EBITDA” as defined in Item 7 of the accompanying Form 10-K) for the same financial covenant period. EBITDA is generally defined as earnings before interest, taxes, depreciation and amortization, plus the addback of specified expenses. The New Senior Secured Credit Facility requires that the Company’s maximum leverage ratio not exceed a declining range from 4.75 to 1 for the financial covenant period ending nearest December 31, 2009, to 3.50 to 1 for the financial covenant periods ending nearest September 30, 2014 and thereafter.

Minimum Interest Coverage Ratio. The Company is required to maintain an interest coverage ratio for each financial covenant period of no less than the minimum ratio specified for that financial covenant period. The minimum interest coverage ratio is the ratio of: (i) the Company’s consolidated Credit Agreement EBITDA for a financial covenant period to (ii) the Company’s cash interest expense for that same financial covenant period calculated in accordance with the New Senior Secured Credit Facility. The New Senior Secured Credit Facility requires that the Company’s minimum interest coverage ratio not exceed an increasing range from 2.75 to 1 for the financial covenant period ending nearest December 31, 2009, to 3.25 to 1 for the financial covenant period ending nearest September 30, 2012 and thereafter.

Capital Expenditures. Capital expenditures are generally limited to $150,000 per fiscal year (with certain exceptions). To the extent that the Company makes capital expenditures of less than the limit in any fiscal year, however, it may carry forward into the subsequent year the difference between the limit and the actual amount expended, provided that the amounts carried forward from the previous year will be allocated to capital expenditures in the current fiscal year only after the amount allocated to the current fiscal year is exhausted. As of December 31, 2009, the Company was in compliance with the limitation on capital expenditures for fiscal year 2009.

The New Senior Secured Credit Facility contains additional covenants that restrict the Company’s ability to declare dividends and to redeem and repurchase capital stock. It also limits the Company’s ability to incur additional liens, engage in sale-leaseback transactions, incur additional indebtedness and make investments, among other restrictions.

As of December 31, 2009, the Company was in compliance with all covenants under the New Senior Secured Credit Facility.

Indenture for the New Senior Notes

The indenture for the New Senior Notes of the Company restricts the Company’s ability and the ability of its restricted subsidiaries to, among other things, incur additional indebtedness; pay dividends on, redeem or repurchase capital stock; issue or allow any person to own preferred stock of restricted subsidiaries; in the case of non-guarantor subsidiaries, guarantee indebtedness without also guaranteeing the New Senior Subordinated Notes; in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to the Company; make investments; incur or permit to exist liens; enter into transactions with affiliates; merge, consolidate or amalgamate with another company; and transfer or sell assets.

As of December 31, 2009, the Company was in compliance with all covenants under the indenture for the New Senior Subordinated Notes.

Cross Defaults

The Company’s failure to comply with the terms of the New Senior Secured Credit Facility or the indenture for the New Senior Notes or the Company’s inability to comply with financial ratio tests or other restrictions could result in an event of default under the indenture for the New Senior Notes or the New Senior Secured Credit Facility. Additionally, a payment default or default that permits or results in the acceleration of indebtedness aggregating $45,000 or more, including, without limitation, indebtedness under the New Senior Secured Credit Facility, the indenture for the New Senior Notes and indebtedness under the Company’s Receivables Facility, European Receivables Facility, and foreign lines of credit, is also an event of default under the New Senior Secured Credit Facility, the indenture for the New Senior Notes and the indenture for Holdings’ senior notes (see Note 25). Further, specified defaults under the New Senior Secured Credit Facility and the indenture for the New Senior Notes constitute defaults under the Company’s Receivables Facility, European Receivables Facility, some of the Company’s foreign lines of credit and the Company’s license agreements with SCJ. A default, if not cured or waived, may permit acceleration of the Company’s indebtedness or result in a termination of its license agreements.

(13) Financial Instruments

The Company sells its products in more than 175 countries and approximately 83% of the Company’s revenues are generated outside the United States. The Company’s activities expose it to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. These financial risks are monitored and managed by the Company as an integral part of its overall risk management program.

The Company maintains a foreign currency risk management strategy that uses derivative instruments (foreign currency forward contracts) to protect its interests from fluctuations in earnings and cash flows caused by the volatility in currency exchange rates. Movements in foreign currency exchange rates pose a risk to the Company’s operations and competitive position, since exchange rate changes may affect the profitability and cash flow of the Company, and business and/or pricing strategies of competitors.

Certain of the Company’s foreign business unit sales and purchases are denominated in the customers’ or vendors’ local currency. The Company purchases foreign currency forward contracts as hedges of foreign currency denominated receivables and payables and as hedges of forecasted foreign currency denominated sales and purchases. These contracts are entered into to protect against the risk that the future dollar-net-cash inflows and outflows resulting from such sales, purchases, firm commitments or settlements will be adversely affected by changes in exchange rates.

At December 31, 2009 and December 31, 2008, Diversey held 26 and 37 foreign currency forward contracts as hedges of foreign currency denominated receivables and payables with aggregate notional amounts of $236,934 and $226,021, respectively. Because the terms of such contracts are primarily less than three months, the Company did not elect hedge accounting treatment for these contracts. Diversey records the changes in the fair value of those contracts within other (income) expense, net, in the consolidated statements of operations. Total net realized and unrealized (gains) losses recognized on these contracts were $14,219, $(12,521) and $9,230 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

As of December 31, 2009 and December 31, 2008, Diversey held 100 and 85 foreign currency forward contracts as hedges of forecasted foreign currency denominated sales and purchases with aggregate notional amounts of $38,817 and $31,561, respectively. The maximum length of time over which Diversey typically hedges cash flow exposures is twelve months. To the extent that these contracts are designated and qualify as cash flow hedging instruments, the effective portion of the gain or loss on the derivative instrument is recorded in other comprehensive income and reclassified as a component to net income (loss) in the same period or periods during which the hedged transaction affects earnings. Net unrealized gains (losses) on cash flow hedging instruments of ($196) and $1,627 were included in accumulated other comprehensive income, net of tax, at December 31, 2009 and December 31, 2008, respectively. There was no ineffectiveness related to cash flow hedging instruments during the fiscal years ended December 31, 2009 or December 31, 2008. Unrealized gains and losses existing at December 31, 2009, which are expected to be reclassified into the consolidated statements of operations from other comprehensive income during fiscal year 2010, are not expected to be significant.

Diversey was party to three euro denominated interest rate swaps. All of these swaps were entered into in May 2002, with an expiration date in May 2007. These swaps were purchased to hedge the Company’s floating interest rate exposure on term loan B (see Note 12) with a final maturity of December 2011. Under the terms of these swaps, Diversey paid a fixed rate of 4.8% and received three-month EURIBOR on the notional amount of the euro swaps for the life of the swaps. In connection with the April 2005 amendment to the Company’s previously outstanding senior secured credit facilities, all euro denominated term debt was paid in full. As a result, the three euro swaps were caused to be ineffective, requiring all previously unrealized losses to be recorded as a component of interest expense in the consolidated statements of operations at the repayment date. In April 2005, the Company recognized $8,692 of accumulated losses in interest expense in the consolidated statement of operations. Subsequent to April 2005, a gain resulting from changes in the fair value of the euro swaps in the amount of $1,329 was recognized in interest expense in the consolidated statement of operations for the fiscal year ended December 28, 2007.

Diversey was party to three interest rate swaps with expiration dates in May 2010. These swaps were purchased to hedge the Company’s floating interest rate exposure on term loan B (see Note 12) with a final maturity of December 2011. Under the terms of these swaps, Diversey paid fixed rates of 4.825%, 4.845% and 4.9% and received three-month LIBOR on the notional amount for the life of the swaps. There was no ineffectiveness related to these swaps during the fiscal year ended December 31, 2008.

All interest rate swaps were designated and qualified as cash flow hedging instruments and, therefore, the effective portion of the gain or loss on the derivative instrument was recorded in accumulated other comprehensive income and reclassified as a component to net income (loss) in the same period or periods during which the hedged exposure (interest) affected earnings. The net unrealized loss included in accumulated other comprehensive income, net of tax, was $6,496 for the year ended December 31, 2008. In conjunction with the Refinancing (see Note 25), which included the repayment of term loan B, the Company terminated these swaps and paid $3,188 to various counterparties. The payments were recognized as interest expense in the consolidated statements of operations for the fiscal year ended December 31, 2009.

(14) Restructuring Liabilities

November 2005 Restructuring Program

On November 7, 2005, the Company announced a restructuring program (“November 2005 Plan”), the execution of which is expected to be completed in the first half of 2010, with the associated reserves expected to be substantially paid out by the end of the fiscal year, mostly through our restricted cash balance. The November 2005 Plan has included redesigning the Company’s organizational structure, the closure of a number of manufacturing and other facilities, outsourcing the majority of information technology support worldwide, outsourcing certain financial services in Western Europe and a workforce reduction of approximately 15%. In addition to the divestitures that the Company has completed, which most notably included the divestiture of the Polymer Business and DuBois (see Note 6), the Company is also considering the potential divestiture of, or exit from, certain other non-core or underperforming businesses.

In connection with the November 2005 Plan, the Company recognized liabilities of $32,663, $57,484 and $25,686 in the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively, for the involuntary termination of 370, 631 and 354 employees of which 482, 370 and 594 were actually terminated as of December 31, 2009, December 31, 2008 and December 28, 2007, respectively. In fiscal year 2009, most of the involuntary terminations were associated with the European and Americas operating segments. In fiscal year 2008, most of the involuntary terminations were associated with the European and Greater Asia Pacific operating segments. In fiscal year 2007, most of the involuntary terminations were associated with the European operating segment. The Company also recorded $251, ($193), and $1,553 for other restructuring related costs during the twelve months ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

The activities associated with the November 2005 Plan for each of the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007 were as follows:

	Employee- Related	Other	Total
Liability balances as of December 29, 2006	$68,973	$1,252	$70,225
Liability recorded as restructuring expense [1]	25,686	1,553	27,239
Liability adjustments [2]	—	(70)	(70)
Cash paid [3]	(50,591)	(577)	(51,168)

Liability balances as of December 28, 2007	44,068	2,158	46,226
Liability recorded as restructuring expense [4]	57,484	(193)	57,291
Cash paid 5, [6]	(42,817)	(630)	(43,447)

Liability balances as of December 31, 2008	58,735	1,335	60,070
Liability recorded as restructuring expense	32,663	251	32,914
Cash paid [7]	(44,499)	(117)	(44,616)

Liability balances as of December 31, 2009	$46,899	$1,469	$48,368

[1]	Liability recorded as restructuring expense includes a $999 reclassification between Employee-Related and Other not affecting the total.
[2]	Liability adjustments include reductions based on clarification of original assumptions, of which $74 resulted in reduction of restructuring expense and $4 was reclassified to other liabilities.
[3]	Cash paid is reduced by $681 due to the effects of foreign exchange.
[4]	Liability recorded as restructuring expense includes a $265 reclassification between Employee-Related and Other not affecting the total.
[5]	Cash paid is reduced by $259 due to the effects of foreign exchange.
[6]	Cash paid includes a $350 reclassification between Employee-Related and Other not affecting the total.
[7]	Cash paid is reduced by $357 due to the effects of foreign exchange.

In connection with the November 2005 Plan, the Company recorded long-lived asset impairment charges of $802, $6,347 and $12,774 in the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. The impairment charges are included in selling, general and administrative costs.

Total plan-to-date expense associated with the November 2005 Plan, by reporting segment, is summarized as follows:

	Total Plan To-Date	Fiscal Year Ended
		December 31, 2009	December 31, 2008	December 28, 2007
Europe	$149,373	$25,354	$32,071	$21,922
Americas	38,918	(805)	11,135	5,719
Greater Asia Pacific	18,649	5,226	10,388	1,065
Other	29,726	3,139	3,697	(1,541)

	$236,666	$32,914	$57,291	$27,165

In December 2009 and December 2008, the Company transferred $27,404 and $49,463, respectively, to irrevocable trusts for the settlement of certain obligations associated with the November 2005 Restructuring Plan. The Company utilized a majority of the December 2008 funds during fiscal year 2009, and it expects to utilize the remaining December 2008 and the December 2009 funds in fiscal year 2010. The Company classified the trust balances as restricted cash on its consolidated balance sheets.

Exit and Acquisition-Related Restructuring Programs

During fiscal years 2004, 2003, and 2002, in connection with the acquisition of the DiverseyLever business, the Company recorded liabilities for the involuntary termination of former DiverseyLever employees and other exit costs associated with former DiverseyLever facilities. As of December 30, 2005, the Company had terminated 717 employees in completion of programs. The Company continues to make cash payments representing contractual obligations associated with involuntary terminations and lease payments on closed facilities.

	Exit Plans			Acquisition Related Restructuring Plans
	Employee- Related	Other	Total	Employee- Related	Other	Total
Liability balances as of December 29, 2006	$262	$17	$279	$2,626	$(131)	$2,495
Liability recorded as restructuring expense	99	—	99	(276)	17	(259)
Liability Adjustments [1]	—	—	—	—	(7)	(7)
Cash Paid [2]	(149)	(15)	(164)	(665)	(155)	(820)

Liability balances as of December 28, 2007	212	2	214	1,685	(276)	1,409
Liability recorded as restructuring expense	(194)	—	(194)	(838)	393	(445)
Liability Adjustments [3]	—	—	—	(35)	—	(35)
Cash Paid [2]	(18)	(2)	(20)	(405)	12	(393)

Liability balances as of December 31, 2008	—	—	—	407	129	536
Liability recorded as restructuring expense			—	—	—	—
Cash Paid [2]			—	(196)	(129)	(325)

Liability balances as of December 31, 2009	$—	$—	$—	$211	$—	$211

[1]	Liability adjustments reflect the reclassification of amounts previously recorded in other liabilities.
[2]	Cash paid includes the effects of foreign exchange.
[3]	Liability adjustments reflect the reclassification of amounts recorded in other income.

(15) Other (Income) Expense, Net

The components of other (income) expense, net in the consolidated statements of operations, include the following:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Foreign currency (gain) loss	$(18,835)	$18,127	$(11,308)
Forward contracts (gain) loss	14,219	(12,521)	9,230
Other, net	(83)	65	1,291

	$(4,699)	$5,671	$(787)

(16) Income Taxes

The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods and adjustments related to our consideration of uncertain tax positions, including interest and penalties. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating loss carryforwards, tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

Income Tax Expense

The provision for income taxes for continuing operations was comprised of:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Current tax expense (benefit):
Federal	$10,120	$6,822	$3,820
State	(538)	29	1,993
Foreign	39,535	30,631	35,421
Deferred tax expense (benefit):
Federal	(12,156)	(4,513)	(15,147)
Foreign	25,208	18,329	38,447

	$62,169	$51,298	$64,534

A reconciliation of the difference between the statutory U.S. federal income tax expense (benefit) to the Company’s income tax expense for continuing operations is as follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Statutory U.S. federal income tax expense (benefit)	$5,431	$(6,523)	$(26,321)
State income tax expense (benefit), net of federal taxes	191	(588)	(291)
Effect of foreign operations	1,363	(587)	(1,390)
Nondeductible goodwill	—	4,990	—
Nondeductible expenses	10,562	3,979	12,043
Increase in valuation allowance	29,664	34,331	71,589
Increase in foreign earnings deemed remitted	7,853	3,750	294
Increase in unrecognized tax benefits	8,977	11,884	9,374
Other	(1,872)	62	(764)

Income tax expense	$62,169	$51,298	$64,534

Deferred Income Tax Assets and Liabilities

The differences between the tax bases of assets and liabilities and their financial statement carrying value that give rise to significant portions of deferred income tax assets or liabilities include the following:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Deferred tax assets:
Employee benefits	$87,918	$100,296
Inventories	5,812	6,141
Accrued expenses	49,000	47,678
Net operating loss carryforwards	166,407	178,906
Other, net	6,720	9,845
Foreign tax credits	144,328	118,271
Senior discounted notes	884	—
Valuation allowance	(350,217)	(335,452)

	$110,852	$125,685

Deferred tax liabilities:
Tangible assets	$2,293	$636
Intangible assets	117,023	127,741
Senior Discounted Notes	—	6,053
Foreign earnings deemed remitted	62,560	33,068

	$181,876	$167,498

The valuation allowance at December 31, 2008 and December 31, 2009 was determined in accordance with the provisions of ASC Topic 740, Income Taxes. Based on the continued historical U.S. tax losses, the Company continued to conclude that it was not more likely than not that U.S. deferred tax assets would be fully realized. Accordingly, the Company recorded a charge for an additional U.S. valuation allowance of $22,685 and $20,834 for continuing operations for the years ended December 31, 2008 and December 31, 2009, respectively. The Company does not believe the valuation allowances recorded in fiscal years 2005 through 2009 are indicative of future cash tax expenditures.

The Company has foreign net operating loss carryforwards, as per the tax returns, totaling $370,981 that expire as follows: fiscal 2010—$5,960; fiscal 2011—$9,127; fiscal 2012 –$38,633; fiscal 2013 –$53,874; fiscal 2014 –$5,466; fiscal 2015 and beyond—$125,001; and no expiration—$132,920.

The Company also has foreign tax credit carryforwards, as per the tax returns, totaling $97,721 that expire as follows: fiscal 2010—$151; fiscal 2011—$270; fiscal 2012—$4,900; fiscal 2013—$8,259; fiscal 2014 —$13,304; fiscal 2015 and beyond—$67,645; and no expiration—$3,192. The Company also has U.S. federal and state net operating loss carryforwards as per the tax returns, totaling $165,933 and $748,404, respectively. The federal net operating loss carryforward expires as follows: 2025—$44,136; 2027—$53,635; 2028—$24,409; and 2029—$43,753. The state net operating loss carryforwards expire in various amounts over one to twenty years. Valuation allowances of $350,217 and $335,452 as of December 31, 2009 and December 31, 2008, respectively, have been provided for deferred income tax benefits related to the foreign, federal and state loss carryforwards, tax credits, and other net deferred tax assets where it is not more likely than not that amounts would be fully realized.

Adoption of ASC Topic 740-10—Unrecognized Tax Benefits (formerly FIN No. 48)

The Company adopted the provisions of ASC Topic 740-10 at the beginning of the 2007 fiscal year. ASC Topic 740-10 clarifies the accounting for uncertainty in income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. As a result of adoption of ASC Topic 740-10, an adjustment of approximately $200 was recognized as an increase to beginning retained earnings. As of the adoption date, the Company had gross unrecognized tax benefits for uncertain tax positions of $83,300, including interest and penalties and positions impacting only the timing of tax benefits, of which $32,700, if recognized, would favorably affect the effective income tax rate in future periods (after considering the impact of valuation allowances). The Company recognizes interest and penalties related to the underpayment of income taxes as a component of income tax expense. As of the beginning of the 2007 fiscal year, the Company had accrued interest and penalties of $7,100 related to unrecognized tax benefits.

As of December 31, 2009, the Company had gross unrecognized tax benefits for uncertain tax positions of $135,764, including positions impacting the timing of tax benefits, of which $44,720 if recognized, would favorably affect the effective income tax rate in future periods (after considering the impact of valuation allowances). As of the end of the 2009 fiscal year, the Company had accrued interest and penalties of $17,316 related to unrecognized tax benefits, of which $2,934 was recorded as income tax expense during the fiscal year ended December 31, 2009.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and international jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. The Company has substantially completed tax audits for all U.S. federal income tax matters for years through 2005, although the U.S. income tax authorities could challenge the U.S. income tax losses carried forward to subsequent periods. The Company has generally concluded all other income tax matters globally for years through 2003.

The Company is currently under audit by various state and international tax authorities. The statute of limitations for tax assessments will expire in many jurisdictions during 2010. Based on the anticipated outcomes of these tax audits and the potential lapse of the statute of limitations in these jurisdictions, it is reasonably possible there could be a reduction of $21,087 in unrecognized tax benefits during 2010.

The following table represents a tabular reconciliation of total gross unrecognized tax benefits for the fiscal years ended December 31, 2008 and December 31, 2009:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Unrecognized tax benefits—beginning of year	$121,707	$108,724
Gross increases—tax positions in prior period	2,525	14,632
Gross decreases—tax positions in prior period	(1,763)	(10,182)
Gross increases—current-period tax positions	14,071	13,454
Lapse of statute of limitations	(3,383)	(1,111)
Currency translation adjustment	2,607	(3,810)

Unrecognized tax benefits—end of year	$135,764	$121,707

Other Income Tax Information

Pretax income from foreign continuing operations was $150,575, $89,479 and $89,538, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. Federal and state income taxes are provided on international subsidiary income distributed to or taxable in the U.S. during the year. As of December 31, 2009, federal and state taxes have not been provided for the repatriation of unremitted earnings of certain foreign subsidiaries, which are considered to be permanently reinvested. A determination of the unrecognized deferred tax liability associated with permanently reinvested foreign subsidiary earnings is not practicable.

(17) Defined Benefit Plans

Employees around the world participate in various local pension and other defined benefit plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation, either earned throughout that service or during the final years of employment. Some smaller plans also provide long-service payments.

Global Defined Benefit Pension Plans

The following table provides a summary of the changes in the Company’s plans’ benefit obligations, assets and funded status during fiscal years 2009 and 2008, and the amounts recognized in the consolidated balance sheets, in respect of those countries where the pension liabilities exceeded a certain threshold (approximately $5,000).

	Fiscal Year Ended
	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Change in benefit obligations:
Benefit obligation at beginning of period	$198,939	$78,445	$446,443	$230,841	$72,320	$494,247
Measurement date adjustment	—	—	—	263	—	—
Service cost	1,589	1,288	11,266	9,378	1,240	14,798
Interest cost	11,797	1,278	21,712	13,743	1,457	24,237
Plan participant contributions	356	—	3,674	451	—	3,711
Actuarial (gain) loss	8,555	1,165	26,624	(21,526)	(1,877)	(41,228)
Benefits paid	(18,740)	(7,653)	(16,199)	(23,494)	(10,971)	(15,312)
(Gain) loss due to exchange rate movements	6,793	(1,710)	20,694	(9,996)	16,427	(34,458)
Plan amendments	(11,046)	(45)	(1,668)	—	—	(905)
Curtailments, settlements and special termination benefits	—	(82)	(21,494)	(721)	(151)	1,353

Benefit obligation at end of period	$198,243	$72,686	$491,052	$198,939	$78,445	$446,443

	Fiscal Year Ended
	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Change in plan assets:
Fair value of plan assets at beginning of period	$157,978	$28,745	$319,232	$226,291	$33,142	$401,462
Measurement date adjustment	—	—	—	(4,271)	—	—
Actual return on plan assets	27,354	1,267	36,175	(39,119)	(6,428)	(72,557)
Employer contribution	2,559	5,470	36,590	6,436	6,374	31,713
Plan participant contributions	356	—	3,674	451	—	3,711
Benefits paid	(18,740)	(7,653)	(16,199)	(23,494)	(10,971)	(15,312)
Gain (loss) due to exchange rate movements	5,519	(620)	18,236	(8,316)	6,628	(30,173)
Settlements	—	—	—	—	—	388

Fair value of plan assets at end of period	$175,026	$27,209	$397,708	$157,978	$28,745	$319,232

Net amount recognized:

Funded status	$(23,216)	$(45,477)	$(93,344)	$(40,960)	$(49,700)	$(127,211)

Net amount recognized in consolidated balance sheets consists of:
Noncurrent asset	$—	$—	$21,832	$—	$—	$7,283
Current liability	(420)	—	(2,925)	(235)	(132)	(2,985)
Noncurrent liability	(22,796)	(45,477)	(112,251)	(40,725)	(49,568)	(131,509)

Net amount recognized	$(23,216)	$(45,477)	$(93,344)	$(40,960)	$(49,700)	$(127,211)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial (gain) loss	$71,081	$29,331	$44,869	$83,615	$33,580	$55,787
Prior service (credit) cost	(11,046)	(37)	(10,901)	—	14	(12,720)
Transition obligation	—	159	1,261	—	207	1,715

Total	$60,035	$29,453	$35,229	$83,615	$33,801	$44,782

Adoption of ASC Topic 715

The Company adopted measurement date provisions of ASC Topic 715 at the beginning of fiscal year 2008, resulting in an increase in pension liabilities of $4,534, of which, $973 was recorded as part of retained earnings and $3,561 was recorded as part of accumulated other comprehensive income.

The Company adopted the funded status provisions of ASC Topic 715 at December 28, 2007 resulting in an increase in net pension liabilities of $33,609, which was substantially recorded as part of accumulated other comprehensive income.

Curtailments, Settlements and Special Termination Benefits

During fiscal year 2009, the Company recognized a settlement of defined benefits to former U.S. employees resulting in a related loss of $4,236. The Company recorded $1,863 of this loss as a component of discontinued operations, and $2,373 in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2009, in association with restructuring activities, the Company recognized special termination losses of $1,020 related to SERA pension benefits in the United Kingdom. The Company recorded this loss in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2009, the Company recognized a curtailment and settlement of defined benefits to former Japan employees, resulting in a related loss of $1,825. The Company recorded this loss in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2009, in connection with restructuring activities and changes in defined benefit plans in Austria, Germany, Ireland, Italy and Turkey, the Company recognized net curtailment and settlement gains of $4,199. The Company recorded the gain in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, the Company recognized a special termination loss of $223 related to the partial plan termination of the Cash Balance Pension Plan in the United States. The Company recorded the loss as a component of discontinued operations in the consolidated statement of operations.

During fiscal year 2008, the Company recognized curtailment and special termination losses of $445 in defined pension benefits related to the divestiture of the Dubois business in the United States and Canada. The DuBois related losses were recorded as a component of discontinued operations in the consolidated statement of operations.

During fiscal year 2008, the Company recognized a curtailment gain of $200 relating to the announced freeze of the Cash Balance Pension Plan in the United States. The Company recorded the gain in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, the Company recognized a curtailment loss of $13 in defined pension benefits related to the divestiture of the Auto-Chlor business in the United States. The Auto-Chlor related loss was recorded in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, in association with restructuring activities and changes in defined benefit plans in France, Italy and Turkey, the Company recognized net curtailment and settlement gains of $335. The Company recorded the gain in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, in association with restructuring activities, the Company recognized special termination losses of $982 related to SERA pension benefits provided to certain former employees of the United Kingdom. The Company recorded the losses in selling, general and administrative expenses in the consolidated statement of operations.

During fiscal year 2008, the Company recognized a settlement of defined benefits to former Japan employees, resulting in a related loss of $3,010. The Company recorded the loss in selling, general and administrative expenses in the consolidated statement of operations.

The projected benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets at December 31, 2009 were as follows:

	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Projected benefit obligation	$198,243	$72,686	$376,723	$198,939	$78,445	$361,052
Fair value of plan assets	175,026	27,209	261,547	157,978	28,745	226,557

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2009 and December 31, 2008 were as follows:

	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Projected benefit obligation	$198,243	$72,686	$282,854	$162,894	$78,445	$283,209
Accumulated benefit obligation	189,201	72,576	263,126	162,894	78,445	247,382
Fair value of plan assets	175,026	27,209	180,400	127,720	28,745	153,609

Weighted average assumptions used to determine net periodic costs were as follows:

	Fiscal Year Ended
	December 31, 2009			December 31, 2008
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Weighted-average discount rate	6.18%	1.75%	4.76%	6.01%	2.05%	4.95%
Weighted-average rate of increase in future compensation levels	4.32%	N/A	2.54%	4.25%	2.05%	2.84%
Weighted-average expected long-term rate of return on plan assets	7.90%	3.19%	6.39%	7.90%	3.62%	6.45%

The components of net periodic benefit cost for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively, were as follows:

	Fiscal Year Ended
	December 31, 2009			December 31, 2008			December 28, 2007
	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans	North America Plans	Japan Plans	Rest of World Plans
Service cost	$1,589	$1,288	$11,266	$9,378	$1,240	$14,798	$10,714	$1,256	$18,681
Interest cost	11,797	1,278	21,712	13,743	1,457	24,237	13,983	1,565	22,274
Expected return on plan assets	(12,271)	(915)	(21,243)	(16,326)	(1,035)	(26,056)	(16,562)	(793)	(23,518)
Amortization of net loss	3,447	2,412	2,962	2,795	1,878	(1,034)	3,182	1,803	1,633
Amortization of transition obligation	—	31	202	—	30	213	—	120	199
Amortization of prior service (credit) cost	—	5	(962)	(14)	5	(967)	(18)	5	(739)
Curtailments, settlements and special termination benefits	4,236	1,825	(3,179)	481	3,010	648	8,067	—	1,444

Net periodic pension cost	$8,798	$5,924	$10,758	$10,057	$6,585	$11,839	$19,366	$3,956	$19,974

The amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

The amounts in accumulated other comprehensive income as of December 31, 2009, that are expected to be recognized as components of net periodic benefit cost during the next fiscal year, are as follows:

	North America Plans	Japan Plans	Rest of World Plans
Actuarial loss	$2,961	$2,235	$1,462
Prior service credit	(882)	(3)	(682)
Transition obligation	—	30	209

Expected pension benefit disbursements for each of the next five years and the five succeeding years are as follows:

	North America Plans	Japan Plans	Rest of World Plans
Year
2010	$19,710	$4,859	$15,781
2011	14,305	4,991	15,884
2012	12,815	4,539	16,717
2013	13,912	5,174	17,985
2014	14,932	4,088	21,356
Next five years thereafter	83,826	20,969	106,205

Defined Benefit Pension Plans

Overall Investment Strategy

The Company’s overall investment strategy is to hold 1-2% of plan assets in cash to maintain liquidity to meet near-term benefit payments and invest the remaining 98% in a wide diversification of asset types, fund strategies and fund managers. The target allocations for invested plan assets are 40% equity securities, 50% fixed income securities, 7% real estate, and 3% to other types of investments. Equity securities are diversified across investment manager styles and objectives (i.e. value, growth) including investments in companies with both small to large capitalizations primarily located in the United States, Canada and Europe. Fixed income securities include readily marketable government issues and agency obligations, marketable corporate bonds and mortgage, asset, and government backed securities and guaranteed insurance contracts of companies from diversified industries primarily located in the United States, Canada, Japan and Europe. Other types of investments include investments in hedge funds, joint ventures and swaps that follow several different strategies.

Narrative—Fair Value Measurements

Effective for fiscal years ending after December 15, 2009, the Company adopted ASC Topic 715-020, Employer’s Disclosures about Postretirement Benefit Plan Assets. ASC Topic 715-020 establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC Topic 715-020 are described as follows:

Level 1 - inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the plan has the ability to access.

Level 2 - inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Description of the valuation methods used for assets measured at fair value

Corporate bonds, government bonds and municipal bonds are valued using a bid evaluation, an estimated price at which a dealer would pay for a security (typically in an institutional round lot). These evaluations are based on quoted prices, if available, or proprietary models which pricing vendors establish for these purposes.

Guaranteed investment contracts and mortgage, asset or government backed securities are valued using a bid evaluation or a mid evaluation. A bid evaluation is an estimated price at which a dealer would pay for a security (typically in an institutional round lot). A mid evaluation is the average of the estimated price at which a dealer would sell a security and the estimated price at which a dealer would pay for a security (typically in an institutional round lot). Often times these evaluations are based on proprietary models which pricing vendors establish for these purposes.

Equities are valued at the closing price reported on the active market on which the individual securities are traded.

Hedge funds and joint venture interests are valued at the net asset value using information from investment managers.

Swaps are valued using a mid evaluation, or the average of the estimated price at which a dealer would sell a security and the estimated price at which a dealer would pay for a security (typically in an institutional round lot). Often times these evaluations are based on proprietary models which pricing vendors establish for these purposes.

Real estate is valued at the net asset value using information from investment managers.

Real estate investment trusts are valued at the closing price reported on the active market on which the investments are traded.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the investments of the pension assets at fair value, as of December 31, 2009:

	North America				Japan				Rest of the World
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Fixed Income

Government & Municipal Bonds	$—	$24,229	$—	$24,229	$—	$3,215	$—	$3,215	$—	$99,009	$—	$99,009
US Corporate Bonds	—	23,554	—	23,554	—	—	—	—	—	6,381	—	6,381
Canadian Corporate Bonds	—	14,690	—	14,690	—	—	—	—	—	256	—	256
Eurozone Corporate Bonds	—	2,646	655	3,301	—	—	—	—	—	33,503	—	33,503
UK Corporate Bonds	—	2,624	—	2,624	—	—	—	—	—	8,351	—	8,351
Swiss Corporate Bonds	—	—	—	—	—	—	—	—	—	27,425	—	27,425
Other Corporate Bonds	—	2,443	—	2,443	—	317	—	317	—	3,854	—	3,854
GICs / Mortgage, Asset or Govt
Backed Securities	—	6,549	—	6,549	—	14,117	—	14,117	—	501	—	501

Equities
US Equities	26,771	19,116	—	45,887	2,118	—	—	2,118	52,901	—	—	52,901
Canadian Equities	491	14,616	—	15,107	211	—	—	211	2,532	—	—	2,532
Eurozone Equities	663	—	—	663	772	—	—	772	26,539	—	—	26,539
UK Equities	585	—	—	585	438	—	—	438	20,912	—	—	20,912
Swiss Equities	457	—	—	457	158	—	—	158	17,775	—	—	17,775
Other Equities	17,170	6,594	—	23,764	5,399	—	—	5,399	31,387	—	—	31,387

Other
Hedge Funds/Joint Venture
Interests/Swaps	—	609	650	1,259	—	—	—	—	57	7,459	13,554	21,070

Real Estate				—				—				—
Real Estate Interests	—	—	5,853	5,853	—	—	—	—	—	436	17,177	17,613
Real Estate Investment Trusts	—	—	—	—	—	64	—	64	17,687	3,734	—	21,421

Cash				—				—				—
Cash/Cash Equivalents	4,057	4	—	4,061	400	—	—	400	6,278	—	—	6,278

Total Investments	$50,194	$117,674	$7,158	$175,026	$9,496	$17,713	$—	$27,209	$176,068	$190,909	$30,731	$397,708

The following table sets forth a summary of changes in the fair value of the Level 3 pension assets for the year ending December 31, 2009:

	North America				Japan				Rest of World
	Corporate Bonds	Hedge /Joint Venture	Real Estate /Other	Total	Corporate Bonds	Hedge /Joint Venture	Real Estate /Other	Total	Corporate Bonds	Hedge /Joint Venture	Real Estate /Other	Total
Balance, beginning of year	$241	$816	$3,151	$4,208	$—	$—	$—	$—	$—	$969	$21,056	$22,025
Gains/(Losses) on assets sold	—	—	—	—	—	—	—	—	—	—	—	—
Gains/(Losses) on assets still held at end of year	16	(146)	628	498	—	—	—	—	—	(573)	(4,306)	(4,879)
Purchases, sales, issuance, and settlements	639	(20)	2,074	2,693	—	—	—	—	—	13,158	427	13,585
Transfers in and/or out of Level 3	(241)	—	—	(241)	—	—	—	—	—	—	—	—

Balance, end of year	$655	$650	$5,853	$7,158	$—	$—	$—	$—	$—	$13,554	$17,177	$30,731

Long-Term Rate of Return Assumptions

The expected long-term rate of return assumptions were chosen from the range of likely results of compound average annual returns over a long-term time horizon. Historical returns and volatilities are modeled to determine the final asset allocations that best meet the objectives of asset/liability studies. These asset allocations, when viewed over a long-term historical view of the capital markets, yield an expected return on assets as follows:

North America	Expected Return
Canada	7.50%
United States	8.00%

Japan
Japan	3.19%

Rest of World
Austria	5.00%
Belgium	7.25%
Germany	5.50%
Ireland	7.00%
Netherlands	6.75%
Switzerland	5.75%
United Kingdom	7.00%

(18) Other Post-Employment Benefits

In addition to providing pension benefits, the Company provides for a portion of healthcare, dental, vision and life insurance benefits for certain retired employees, primarily at its North American locations. Covered employees retiring from the Company on or after attaining age 50 and who have rendered at least ten years of service to the Company are entitled to post-retirement healthcare, dental and life insurance benefits. These benefits are subject to deductibles, co-payment provisions and other limitations. Contributions made by the Company are equivalent to benefits paid. The Company may change or terminate the benefits at any time. The Company has elected to amortize the transition obligation over a 20-year period. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008
Change in benefit obligations:
Benefit obligation at beginning of period	$82,881	$83,758
Measurement date adjustment	—	(444)
Service cost	1,723	1,940
Interest cost	5,051	5,230
Plan participants’ contributions	1,979	1,928
Actuarial gain	(5,044)	(2,203)
Benefits paid	(6,486)	(6,685)
(Gain) loss due to exchange rate movements	317	(521)
Curtailments, settlements and special termination benefits	—	(122)

Benefit obligation at end of period	$80,421	$82,881

Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—
Employer contribution	4,507	5,102
Plan participants’ contribution	1,979	1,928
Benefits paid	(6,486)	(7,030)

Fair value of plan assets at end of period	$—	$—

Net amount recognized:

Funded status	$(80,421)	$(82,881)

Net amount recognized in consolidated balance sheets consists of:
Current liability	$(4,818)	$(4,420)
Noncurrent liability	(75,603)	(78,461)

Net amount recognized	$(80,421)	$(82,881)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$4,783	$10,101
Prior service credit	(2,128)	(2,310)

Total	$2,655	$7,791

The accumulated post-retirement benefit obligations were determined using a weighted-average discount rate of 5.84% and 6.10% at December 31, 2009 and December 28, 2008, respectively. The components of net periodic benefit cost for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007 were as follows:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	December 28, 2007
Service cost	$1,723	$1,940	$2,394
Interest cost	5,051	5,230	5,660
Amortization of net loss	76	189	1,401
Amortization of prior service credit	(201)	(185)	(187)
Curtailments, settlements and special termination benefits	—	150	(129)

Net periodic benefit cost	$6,649	$7,324	$9,139

The amounts in accumulated other comprehensive income as of December 31, 2009, that are expected to be recognized as components of net periodic benefit cost during the next fiscal year, are as follows:

Actuarial (gain) loss	$(89)
Prior service (credit) cost	(203)
Transition (asset) obligation	—

Adoption of ASC Topic 715

The Company adopted the measurement date provisions of ASC Topic 715 at the beginning of fiscal year 2008, resulting in a decrease in post-employment liabilities of $444, of which, $1,173 decreased retained earnings and $1,617 increased accumulated other comprehensive income.

Curtailments, Settlements and Special Termination Benefits

In September 2008, the Company recognized a curtailment loss of $106 in other post-employment benefits related to the divestiture of the DuBois business in the United States and Canada. The Company recorded the loss as a component of discontinued operations in the consolidated statement of operations.

In February 2008, the Company recognized a curtailment loss of $44 in other post-employment benefits related to the divestiture of the Auto-Chlor business in the United States. The Auto-Chlor related loss was recorded in selling, general and administrative expense in the consolidated statement of operations.

For the fiscal year ended December 31, 2009, healthcare cost trend rates were assumed to be 4% for international plans, and for U.S. plans 8% for 2009 then downgrading to 5% by 2013. In Canada, we used 9.0% in 2009, downgraded to 5% by 2018. For the fiscal year ended December 31, 2008, healthcare cost trend rates were assumed to be 4% for international plans, and for U.S. plans 8% for 2008, then downgrading to 5% in 2013. For Canada, we assumed 9% in 2008 and downgraded to 5% by 2018. The assumed healthcare cost trend rate has a significant effect on the amounts reported for the healthcare plans. A one percentage point change on assumed healthcare cost trend rates would have the following effect for the fiscal year ended December 31, 2009:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost components	$607	$(554)
Effect on post-retirement benefit obligation	6,230	(5,626)

The amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

Expected post-retirement benefits for each of the next five years and succeeding five years are as follows:

Year
2010	$4,818
2011	5,077
2012	5,312
2013	5,460
2014	5,801
Next five years thereafter	29,880

(19) Other Employee Benefit Plans

Discretionary Profit-Sharing Plan

The Company has a discretionary profit-sharing plan covering certain employees. Under the plan, the Company expensed $6,611, $5,117 and $8,116 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Defined Contribution Plans

The Company has various defined contribution benefit plans which cover certain employees. The Company has expanded use of such plans in select countries where they have been used to supplement or replace defined benefit plans.

In the Company’s U.S. operations, participants can make voluntary contributions in accordance with the provisions of their respective plan, which includes a 40l(k) tax-deferred option. The Company provides matching contributions for these plans. In addition, during fiscal year 2009, the Company began contributing a defined amount based on a percentage of each employee’s earnings in the U.S. This defined contribution plan replaced the previous Cash Balance Pension Plan in the United States. In association with these plans, the Company paid $10,703 and $4,271 during the fiscal years ended December 31, 2009 and December 31, 2008, respectively. The Company’s other operations contributed $8,185 and $8,502 to defined contribution plans during the fiscal years ended December 31, 2009 and December 31, 2008, respectively.

(20) Fair Value of Financial Instruments

The Company adopted ASC Topic 820 at the beginning of fiscal year 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are measured at least annually. To increase the consistency and comparability in fair value measurements and related disclosures, ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels:

Level 1—	Quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2—	Observable prices that are based on inputs not quoted in active markets, but corroborated by market data.

Level 3—	Unobservable inputs for which there is little or no market data available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The following fair value hierarchy table presents information regarding assets and liabilities that are measured at fair value on a recurring basis:

	Balance at December 31, 2009	Level 1	Level 2	Level 3
Assets:
Foreign currency forward contracts	$874	$—	$874	$—

Liabilities:
Foreign currency forward contracts	$2,666	$—	$2,666	$—
Interest rate swap contracts	—	—	—	—

	$2,666	$—	$2,666	$—

The book values and estimated fair values of financial instruments that are not carried at fair value are reflected below:

	December 31, 2009		December 31, 2008
	Book Value	Fair Value	Book Value	Fair Value
Short-term borrowings and current portion of long term debt	$37,472	$37,546	$46,253	$45,028
Long-term borrowings	1,593,697	1,637,838	1,424,556	1,139,082

The fair values of long-term borrowings, including current portion, were estimated using quoted market prices. The book values of short-term borrowings approximate fair value due to the short-term nature of the lines of credit (see Note 12).

The fair values of the Company’s financial instruments, including cash and cash equivalents, trade receivables and trade payables, approximate their respective book values.

(21) Stock-Based Compensation

The Company previously had a long-term incentive plan (the “Plan”) that provided for the right to purchase stock of CMH, the parent of Holdings, for certain members of senior management of the Company.

In December 2005, the Company and CMH approved the cancellation of the Plan. In connection with this decision, CMH commenced an offer to purchase all of its outstanding class C common stock, options to purchase its class C common stock and class B common stock held by senior management of the Company and current or former employees of SCJ. The offer expired in March 2006. Pursuant to the offer, holders of CMH class C common stock who tendered shares in the offer received $139.25 in cash, without interest, for each share of class C common stock tendered. Holders of options received a cash payment as follows: (a) for options with an exercise price less than $139.25 per share, an amount equal to the difference between $139.25 and the exercise price for each share of class C common stock issuable upon exercise of the options and (b) for options with an exercise price equal to or greater than $139.25 per share, $8.00 for each share of class C common stock issuable upon exercise of the options. Holders of class B common stock received $83.30 for each share of class B common stock tendered. Those participants who chose not to accept the tender offer continued to participate under the existing Plan terms; however, the Company did not grant further awards under the Plan.

Compensation expense recorded by the Company related to restricted stock, net of forfeitures, was $92, $146, and $155 for the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, respectively.

A summary of stock option activity and average exercise price is as follows:

	Number of Shares	Weighted- Average Exercise Price
Shares under option at December 30, 2005	501,138	$126.20
Options tendered	(375,588)	129.45
Options lapsed or surrendered	(1,809)	135.94
Options exercised	(230)	111.53

Shares under option at December 29, 2006	123,511	116.12
Options lapsed or surrendered	(260)	140.09

Shares under option at December 28, 2007	123,251	116.07
Options lapsed or surrendered	(10,000)	136.16

Shares under option at December 31, 2008	113,251	114.30
Options exercised	(26,316)	82.63
Options tendered	(86,935)	123.89

Shares under option at December 31, 2009	—	$—

In connection with the recapitalization of the Company in November 2009 (see Note 25), CMH commenced an offer to purchase the remaining class C common stock, along with the options to purchase its class C common stock. Holders of CMH class C common stock received $103.33 for each share of class C common stock tendered. Because all remaining options had an exercise price greater than $103.33 per share, holders of options received a payment of $8.00 for each share of class C common stock issuable upon tender of the options. The Company recorded $695 in selling, general and administrative expenses in the fiscal year ended December 31, 2009, in recognition of the costs associated with the option tender offer.

As of December 31, 2009, there were no nonvested options outstanding or unrecognized compensation cost related to nonvested share-based compensation arrangements. The Company recorded related compensation expense of $215, $398 and $515 in the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Cash-Based Long-Term Incentive Program

In December 2005, the Company approved a long-term incentive program, which became effective at the beginning of fiscal year 2006. The program is not stock-based; rather, it provides for the accumulation of long-term cash awards based on three-year financial performance periods. The awards are earned through service. The compensation expense related to the services rendered were $22,956, $17,996 and $16,805 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively. Payments to be made to employees under this long-term incentive program in 2010 are recorded as a current obligation, while payments expected in future periods are recorded as a long-term obligation in the Company’s consolidated balance sheet.

Adoption of a New Stock-Based Long-Term Incentive Plan

In January 2010, the Company approved a New Stock Incentive Plan (“SIP”), which will replace the cash-based long-term incentive program for the officers and most senior managers of the Company. The SIP, which became effective in January 2010, provides for the purchase or award of new class B common stock of Holdings (“Shares”) and options to purchase new Shares representing in the aggregate representing up to 12% of the outstanding common stock of the Company.

In February 2010, pursuant to the SIP, the Company completed an equity offering of 1.4 million Shares, $0.01 par value per share, at $10 per share to certain key employees. Also pursuant to the SIP, these and other employees were granted 3 million Deferred Share Units (“DSUs” as defined in the SIP), which represent rights to

Shares in the future subject to the satisfaction of certain conditions at an acquisition price of $10 per share, and 10.7 million options (“Matching Options” as defined in the SIP) to purchase Shares pursuant to a matching formula, at an exercise price of $10 per share. The Matching Options are subject to a vesting period of generally four years.

Also in February 2010, the Company adopted a Director Stock Incentive Plan, which provides for the sale of Shares to certain non-employee directors of the Company, as well as the grant to these individuals of DSUs in lieu of receiving cash compensation for their services as a member of the Company’s Board of Directors.

(22) Lease Commitments

The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment under long-term, noncancelable operating leases. Certain of the leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Generally, all rental payments are fixed. At December 31, 2009, the future payments for all operating leases with remaining lease terms in excess of one year in each of the next five fiscal years and thereafter were as follows:

Year
2010	$54,919
2011	37,766
2012	24,400
2013	16,937
2014	12,158
Thereafter	31,902

$178,082

Total rent expense under all leases was $70,566, $75,386 and $72,081 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

(23) Related-Party Transactions

Diversey purchases certain raw materials and products from SCJ, which, like Diversey, is majority-owned by the descendants of Samuel Curtis Johnson. Total inventory purchased from SCJ was $25,238, $27,743 and $25,277 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

SCJ also provides certain administrative, business support and general services, including shared facility services to Diversey. In addition, Diversey leases certain facilities from SCJ. Charges for these services and leases totaled $14,032, $13,013 and $15,392 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Diversey licenses the use of certain trade names, housemarks and brand names from SCJ. Payments to SCJ under the license agreements governing the names and marks totaled $6,316, $7,441 and $6,109 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

After Diversey’s 1999 separation from SCJ, SCJ continued to operate institutional and industrial businesses in various countries in which Diversey did not have operations. Under a territorial license agreement, Diversey licenses the intellectual property rights to SCJ to allow it to manufacture and sell Diversey’s products in those countries. Under this agreement, SCJ pays a royalty fee based on its and its sub licensees’ net sales of products bearing Diversey’s brand names. Amounts paid by SCJ to Diversey under the territorial license agreement totaled $82 and $271 during the fiscal years ended December 31, 2009 and December 31, 2008, respectively and were not material during the fiscal year ended December 28, 2007.

SCJ purchases certain raw materials and products from Diversey. Total inventory purchased by SCJ from the Company was $2,952, $1,875 and $2,183 for the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, respectively.

In June 2006, in connection with the divestiture of the Polymer Business, Diversey entered into a toll manufacturing agreement with SCJ. In addition, Diversey and SCJ entered a toll manufacturing agreement covering its North American business. Under both agreements, SCJ supports and performs certain manufacturing functions at its Waxdale operation in the United States. In association with these tolling agreements, the Company paid SCJ $6,523, $6,135 and $5,884 during the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Diversey has a banking relationship with the Johnson Financial Group, which is majority-owned by the descendants of Samuel Curtis Johnson. Service fees paid to the Johnson Financial Group totaled $69, $103 and $118, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Diversey previously leased an office building used in its Americas segment from Willow Holdings, Inc., which is controlled by the descendants of Samuel Curtis Johnson. Diversey’s operating lease costs were $700 for the fiscal year ended December 28, 2007.

On December 20, 2007, Diversey purchased the land and building from Willow Holdings, LLC for $5,788. As part of the purchase, the parties terminated the lease arrangements. Diversey and Willow Holdings, LLC also entered into a Right of First Offer Purchase Agreement which provides Willow Holdings, LLC the opportunity to purchase the property in the event Diversey desires to sell the property.

In connection with the acquisition of the DiverseyLever business, Diversey and various of their subsidiaries entered into a sales agency agreement with Unilever whereby Diversey and various of their subsidiaries act as Unilever’s sales agents in the sale of certain of Unilever’s consumer brand cleaning products to institutional and industrial end-users. The original term of the sales agency agreement was extended until December 31, 2007. On October 11, 2007, the Company and Unilever executed the Umbrella Agreement pursuant to which the parties agreed to the terms of (i) the New Agency Agreement that is substantially similar to the Prior Agency Agreement and that applies to Ireland, the United Kingdom, Portugal and Brazil and (ii) the License Agreement under which Unilever agreed to grant us and our affiliates a license to produce and sell professional packs of Unilever’s consumer brand cleaning products in 31 other countries that were subject to the Prior Agency Agreement. Under the Umbrella Agreement, the Company and its affiliates also entered into agreements with Unilever to distribute consumer packs of Unilever’s consumer brand cleaning products in the same 31 countries as the License Agreement. The New Agency Agreement, the License Agreement and the consumer pack distribution arrangements took effect on January 1, 2008.

Amounts earned under the New Agency Agreement were $27,170 and $35,020 during the fiscal year ended December 31, 2009 and December 31, 2008, respectively. Amounts earned under the Prior Agency Agreement totaled $91,928 for the fiscal year ended December 28, 2007.

Royalties paid under the License Agreement were $5,010 and $5,120 during the fiscal year ended December 31, 2009 and December 31, 2008, respectively.

Under the dispensed products license agreement, Unilever has granted Diversey a license to use certain intellectual property relating to the products Diversey sells for use in certain personal care dispensing systems. Either party may terminate the dispensed products license agreement or the licenses granted under the agreement by providing six months’ written notice prior to any anniversary of the dispensed products license agreement. The dispensed products license agreement has been extended to May 2, 2010. Payments to Unilever under the dispensed products license agreement totaled $725, $818 and $924 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Under the transitional services agreement, Unilever provided Diversey with a wide range of support services that were intended to ensure the smooth transition of the DiverseyLever business from Unilever to Diversey. Unilever provided most services for no more than 24 months, and, accordingly, services under the transitional services agreement have been terminated.

In association with the continuation of various support services and reimbursement of benefit-related costs not covered by the transitional service agreement, Diversey paid Unilever $0, $108 and $4 for the fiscal years ended December 31, 2009, December 31, 2008, and December 28, 2007, respectively.

Diversey purchases certain raw materials and products from Unilever, acts as a co-packer for Unilever and also sells certain finished goods to Unilever as a customer. Total purchases of inventory by Diversey from Unilever, excluding inventories associated with the sales agency agreement, were $64,140, $65,011 and $20,495, respectively, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007. Total sales of finished product by Diversey to Unilever were $18,516, $26,208 and $46,890, for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively.

Diversey recognized interest income of $2,551, $2,749 and $2,583 for the fiscal years ended December 31, 2009, December 31, 2008 and December 28, 2007, respectively, related to certain long-term acquisition related receivables from Unilever.

In 2009, in connection with the Transactions (See Note 25), Diversey paid CD&R a transaction fee of $25,000 and $300 in transaction-related expenses.

Related-party receivables and payables at December 31, 2009 and December 31, 2008 consisted of the following:

	December 31, 2009	December 31, 2008
Included in accounts receivable—related parties:
Receivable from CMH	$701	$—
Receivable from SCJ	190	61
Receivable from Unilever	21,052	17,423
Long-term acquisition-related receivable from Unilever	—	79,808
Included in accounts payable—related parties:
Payable to CMH	683	65
Payable to SCJ	6,635	6,231
Payable to Unilever	28,057	22,177
Payable to other related parties	525	19
Long-term acquisition-related payables to Unilever	—	28,870
Long-term payable to CMH	—	1,050

(24) Other Comprehensive Income

Components of other comprehensive income are disclosed, net of tax, in the consolidated statements of stockholders’ equity. The following table reflects the gross other comprehensive income and related income tax (expense) benefit:

	Fiscal Year Ended
	December 31, 2009			December 31, 2008
	Gross	Tax	Net	Gross	Tax	Net
Foreign currency translation adjustments:
Balance at beginning of year	$272,503	$(10,287)	$262,216	$380,602	$(11,324)	$369,278
Foreign currency translation adjustments	76,096	(6,236)	69,860	(108,099)	1,037	(107,062)

Balance at end of year	348,599	(16,523)	332,076	272,503	(10,287)	262,216

Adjustments to minimum pension liability:
Balance at beginning of year	(123,442)	26,355	(97,087)	(32,852)	10,937	(21,915)
Adjustments to minimum pension liability excluding adoption of ASC Topic 715	42,844	(12,873)	29,971	(90,590)	15,418	(75,172)

Balance at end of year	(80,598)	13,482	(67,116)	(123,442)	26,355	(97,087)

Unrealized losses on derivatives:
Balance at beginning of year	(5,680)	812	(4,868)	(3,604)	1,290	(2,314)
Losses in fair value of derivatives	(229)	(1,371)	(1,600)	(5,680)	812	(4,868)
Reclassification of prior unrealized losses in net income	5,680	(812)	4,868	3,604	(1,290)	2,314

Balance at end of year	(229)	(1,371)	(1,600)	(5,680)	812	(4,868)

Total accumulated other comprehensive income, net before adjustments to adopt ASC Topic 715	267,772	(4,412)	263,360	143,381	16,880	160,261

Adjustments to adopt ASC Topic 715
Balance at beginning of year	(46,774)	(1,270)	(48,044)	(44,830)	(1,270)	(46,100)
Impact of adoption	—	—	—	(1,944)	—	(1,944)

Balance at end of year	(46,774)	(1,270)	(48,044)	(46,774)	(1,270)	(48,044)

Total accumulated other comprehensive income, net after adjustments to adopt ASC Topic 715	$220,998	$(5,682)	$215,316	$96,607	$15,610	$112,217

(25) Recapitalization and Refinancing Transactions

On October 7, 2009, the Company and Diversey entered into a series of agreements, which we collectively refer to as the “Transactions”, consisting of the following, and which closed on November 24, 2009:

(1)	an Investment and Recapitalization Agreement (the “Investment Agreement”), by and among Holdings, CDR Jaguar Investor Company, LLC (“CD&R Investor”), a Delaware limited liability company, owned by a private investment fund managed by CD&R, CMH, and SNW, pursuant to which:

(a)	the common equity ownership interests of the Company held by CMH were reclassified into 51.1 million new shares of class A common stock of Holdings; and

(b)	the Company issued 47.7 million shares of its new class A common stock to CD&R Investor and CD&R F&F Jaguar Investor, LLC, an affiliate of CD&R Investor (together with CD&R Investor, the “CD&R Investor Parties”), and 990,000 shares of its new class A common stock to SNW for cash consideration of $477 million and $9.9 million, respectively.

(2)	a Redemption Agreement (as amended, the “Redemption Agreement”), by and among the Company, Diversey, CMH, Unilever, N.V., a company organized under the laws of the Netherlands (“Unilever”), Marga B.V., a company organized under the laws of the Netherlands and an indirect, wholly owned subsidiary of Unilever (“Marga”), and Conopco, Inc., a New York corporation and an indirect, wholly owned subsidiary of Unilever (“Conopco”), pursuant to which Holdings purchased all of the common equity ownership interests of Holdings held by parties affiliated with Unilever in exchange for (a) $390.5 million in cash, (b) the settlement of certain amounts owing by Unilever to the Company and Holdings and owing to Unilever by Holdings and CMH, and (c) a warrant (the “Warrant”) to purchase 4,156,863 shares of Holdings’ new class A common stock, representing 4% of the outstanding common stock of Holdings at the closing of the Transactions assuming exercise of the Warrant.

At the closing of the Transactions, Holdings’ ownership, assuming the exercise of the Warrant, but excluding any impact of the New Stock Incentive Plan (see Note 21), is as follows: CMH, 49.1%; CD&R Investor Parties, 45.9%; SNW, 1.0%; and Unilever, 4.0%. SNW granted an irrevocable proxy to CMH to vote its common stock of Holdings, which, subject to certain limitations, increased CMH’s voting ownership in Holdings from approximately 49.1% to approximately 50.1% and decreased SNW’s voting ownership in Holdings from approximately 1.0% to 0.0%.

In addition to the agreements described above, the Company and Diversey also entered into the following agreements: (1) a consulting agreement between the Company, Diversey and CD&R, pursuant to which CD&R will provide certain management, consulting, advisory, monitoring and financial services to the Company and its subsidiaries (“Consulting Agreement”); and (2) amended commercial agreements between Diversey and SCJ, relating to, among other things, a facility lease, brand licensing, supply arrangements and administrative services.

The Company also entered into the following agreements: (1) a stockholders agreement, by and among the Company, CMH, SNW, CD&R Investor Parties, relating to certain governance rights and (2) a registration rights agreement by and among the Company, CD&R Investor Parties, CMH, SNW and Marga (“Holdings Registration Rights Agreement”).

The Company issued the Warrant to Marga (and subsequently assigned to another Unilever affiliate) for the purchase of 4,156,863 shares of the Company’s class A common stock at an initial exercise price of $0.01 per share. The Warrant is exercisable upon the occurrence of a liquidity event, or upon the exercise of drag-along rights or tag-along rights as described in the Holdings Registration Rights Agreement. The fair value of this Warrant is carried by the Company in its financial statements at $39.6 million.

In connection with the Transactions, the Company and Diversey refinanced their debt and entered into new debt agreements, as more fully described in Note 12, as follows:

•	the repurchase or redemption by Diversey of its previously outstanding senior subordinated notes and by Diversey of its previously outstanding senior discount notes;

•	the repayment of all outstanding obligations under Diversey’s previously outstanding senior secured credit facilities and the termination thereof;

•	the entry by Diversey into a new $1.25 billion senior secured credit facility, which we refer to as the New Senior Secured Credit Facility;

•	the issuance by Diversey of $400 million aggregate principal amount of 8.25% senior notes due 2019 (which we refer to as the New Senior Notes); and

•	the issuance by the Company of $250 million aggregate initial principal amount of 10.5% senior notes due 2020.

(26) Commitments and Contingencies

The Company is subject to various legal actions and proceedings in the normal course of business. Although litigation is subject to many uncertainties and the ultimate exposure with respect to these matters cannot be ascertained, the Company does not believe the final outcome of any current litigation will have a material effect on the Company’s financial position, results of operations or cash flows.

The Company has purchase commitments for materials, supplies, and property, plant and equipment incidental to the ordinary conduct of business. In the aggregate, such commitments are not in excess of current market prices. Additionally, the Company normally commits to some level of marketing related expenditures that extend beyond the fiscal year. These marketing expenses are necessary in order to maintain a normal course of business and the risk associated with them is limited. It is not expected that these commitments will have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company maintains environmental reserves for remediation, monitoring, assessment and other expenses at one of its domestic facilities. While the ultimate exposure at this site continues to be evaluated, the Company does not anticipate a material effect on its consolidated financial position or results of operations.

In connection with the acquisition of the DiverseyLever business, the Company conducted environmental assessments and investigations at DiverseyLever facilities in various countries. These investigations disclosed the likelihood of soil and/or groundwater contamination, or potential environmental regulatory matters. The Company continues to evaluate the nature and extent of the identified contamination and is preparing and executing plans to address the contamination, including the potential to recover some of these costs from Unilever under the terms of the DiverseyLever purchase agreement. As of December 31, 2009, the Company maintained related reserves of $7,700 on a discounted basis (using country specific rates ranging from 8.3% to 13.7%) and $10,300 on an undiscounted basis. The Company intends to seek recovery from Unilever under indemnification clauses contained in the purchase agreement.

During fiscal 2008, the Company was a licensee of certain chemical production technology used globally. The license agreement provided for guaranteed minimum royalty payments during a term ending on December 31, 2014. Under the terms of agreement and based on current financial projections, the Company did not expect to meet the minimum guaranteed payments. In accordance with the requirements of ASC Topic 450, Contingencies, the Company estimated its possible range of loss as $2,879 to $4,397 and maintained a loss reserve of $2,879 at December 31, 2008. In December 2009, the Company and licensee amended the terms of the license agreement resulting in a $700 payment to the licensee and elimination of future guaranteed minimum royalty payments. The resulting $2,179 reduction in related reserves was recorded as a credit to selling, general and administrative expenses in the consolidated statement of operations.

(27) Segment Information (Restated)

As discussed in Note 2, information regarding the Company’s new operating segments is shown below. Each segment is individually managed with separate operating results that are reviewed regularly by the segment manager and the chief executive officer of the Company. Each segment’s accounting policies are consistent with those used by the Company.

The following table presents operating segment information. Statements of operations, except depreciation and amortization, include results from continuing operations only.

	Fiscal Year Ended December 31, 2009
	Europe	Americas	Greater Asia Pacific	Eliminations/ Other [1]	Total Company
Net sales	$1,678,883	$892,713	$542,284	$(2,999)	$3,110,881
Operating profit	123,592	86,962	19,824	(32,803)	197,575
Depreciation and amortization	46,675	21,708	15,234	28,480	112,097
Interest expense	55,401	16,169	2,243	68,710	142,523
Interest income	4,562	1,704	367	(2,078)	4,555
Total assets	1,990,476	599,607	504,959	353,265	3,448,307
Goodwill	805,725	207,819	190,671	66,817	1,271,032
Capital expenditures, including capitalized computer software	31,052	20,675	11,749	30,818	94,294
Long-lived assets [2]	1,079,388	303,410	267,236	325,722	1,975,756

	Fiscal Year Ended December 31, 2008
	Europe	Americas	Greater Asia Pacific	Eliminations/ Other [1]	Total Company
Net sales	$1,831,458	$934,286	$563,121	$(12,988)	$3,315,877
Operating profit	90,126	58,921	8,891	(25,362)	132,576
Depreciation and amortization	57,393	25,941	17,533	27,369	128,236
Interest expense	69,025	13,952	2,998	67,249	153,224
Interest income	8,654	3,385	670	(5,029)	7,680
Total assets	1,886,057	557,141	511,189	260,785	3,215,172
Goodwill	779,653	193,607	186,360	66,394	1,226,014
Capital expenditures, including capitalized computer software	46,929	27,482	14,310	32,490	121,211
Long-lived assets [2]	1,061,338	280,294	268,097	319,667	1,929,396

	Fiscal Year Ended December 28, 2007
	Europe	Americas	Greater Asia Pacific	Eliminations/ Other [1]	Total Company
Net sales	$1,616,973	$930,237	$503,054	$(8,524)	$3,041,740
Operating profit	65,922	43,236	22,228	(64,308)	67,078
Depreciation and amortization	56,028	39,838	18,529	42,351	156,746
Interest expense	69,746	13,982	4,089	65,295	153,112
Interest income	11,039	6,246	752	(7,994)	10,043
Total assets	2,011,604	670,780	477,246	295,179	3,454,809
Goodwill	826,265	245,462	170,159	45,272	1,287,158
Capital expenditures, including capitalized computer software	44,529	29,907	13,558	23,165	111,159
Long-lived assets [2]	1,143,854	387,009	249,225	293,527	2,073,615

[1]	Eliminations/Other includes the Company’s corporate operating and holding entities, discontinued operations and corporate level eliminations and consolidating entries.
[2]	Long-lived assets includes property, plant and equipment, capital software, intangible items and investments in unconsolidated affiliates.

(28) Quarterly Financial Data (unaudited)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	April 4, 2009	March 28, 2008	July 3, 2009	June 27, 2008	October 2, 2009	September 26, 2008	December 31, 2009	December 31, 2008
Net sales [1]	$704,612	$779,837	$792,554	$887,074	$815,437	$856,500	$798,278	$792,466
Gross profit [1]	269,347	319,413	325,929	364,979	352,422	342,740	334,250	298,663
Net income (loss) [2]	(28,672)	(21,736)	6,874	(263)	31,089	(211)	(57,916)	(37,311)

[1]	Amounts include results from continuing operations.

[2]	During the third quarter of fiscal year 2008, the Company divested of DuBois (see Note 6) resulting in an after tax gain of approximately $6,211.

(29) Subsequent Event

Effective January 11, 2010, the Venezuelan government devalued its currency (bolivar) and moved to a two tier exchange structure. The official exchange rate moved from 2.15 to 2.60 for essential goods and 4.30 for non-essential goods and services. The Company’s goods meet the non-essential classification. This change does not impact the Company’s 2009 financial results.

Beginning with fiscal year 2010, the Company will account for its Venezuelan subsidiary as hyperinflationary and will use the exchange rate at which it expects to be able to remit dividends to translate its earnings and month end balance sheet. This exchange rate is currently 4.30, the official rate currently applied to non-essential goods and services. In association with the conversion, the Company is expected to record a pretax loss of $3,000 to $4,000 during the first quarter of 2010.

As of December 31, 2009, the Company had approximately $7,200 of net monetary assets in Venezuela, which will generate income or expense for the change in value associated with exchange rate movements versus the U.S. dollar.